    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 9, 2000


                                                      REGISTRATION NO. 333-92433
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                AMENDMENT NO. 2

                                       TO

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                                 PETS.COM, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

              DELAWARE                               5999                              95-4730753
  (STATE OR OTHER JURISDICTION OF        (PRIMARY STANDARD INDUSTRIAL               (I.R.S. EMPLOYER
   INCORPORATION OR ORGANIZATION)        CLASSIFICATION CODE NUMBER)             IDENTIFICATION NUMBER)

                               435 BRANNAN STREET
                                   SUITE 100
                            SAN FRANCISCO, CA 94107
                                 (415) 222-9999

  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------
                              JULIA L. WAINWRIGHT
                            CHIEF EXECUTIVE OFFICER
                                 PETS.COM, INC.
                               435 BRANNAN STREET
                                   SUITE 100
                            SAN FRANCISCO, CA 94107
                                 (415) 222-9999
(NAME, ADDRESS INCLUDING ZIP CODE, AND TELEPHONE NUMBER INCLUDING AREA CODE, OF
                               AGENT FOR SERVICE)
                            ------------------------

                                   COPIES TO:

                JOHN V. BAUTISTA, ESQ.                                 KEVIN P. KENNEDY, ESQ.
                FRANCES JOHNSTON, ESQ.                                  SHEARMAN & STERLING
                   JOHN DUGAN, ESQ.                                     1550 EL CAMINO REAL
                  VENTURE LAW GROUP                                     MENLO PARK, CA 94025
              A PROFESSIONAL CORPORATION                                   (650) 330-2200
                 2800 SAND HILL ROAD
                 MENLO PARK, CA 94025
                    (650) 854-4488

                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.
                            ------------------------

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ______

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ______

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ______

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

       THE INFORMATION IN THIS PRELIMINARY PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PRELIMINARY PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

[greenpaw.eps]

                             SUBJECT TO COMPLETION,


                 PRELIMINARY PROSPECTUS DATED FEBRUARY 9, 2000


PROSPECTUS

                                7,500,000 SHARES

                                      LOGO

                                  COMMON STOCK
                            ------------------------

         This is Pets.com's initial public offering of common stock. The U.S. underwriters are offering 6,000,000 shares in the U.S. and Canada and the international managers are offering 1,500,000 shares outside the U.S. and Canada.

         We expect the public offering price to be between $9.00 and $11.00 per share. After pricing this offering, we expect that the common stock will be quoted on the Nasdaq National Market under the symbol "IPET."

         INVESTING IN THE COMMON STOCK INVOLVES MATERIAL RISKS WHICH ARE DESCRIBED IN THE "RISK FACTORS" SECTION BEGINNING ON PAGE 5 OF THIS PROSPECTUS.
                            ------------------------

                                                                       PER SHARE            TOTAL
                                                                       ---------            -----
         Public offering price.......................................     $                   $
         Underwriting discount.......................................     $                   $
         Proceeds, before expenses, to Pets.com, Inc.................     $                   $

         The U.S. underwriters may also purchase up to an additional 900,000 shares from Pets.com at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus to cover over-allotments. The international managers may similarly purchase up to an additional 225,000 shares from Pets.com.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

         The shares will be ready for delivery on or about             , 2000.
                            ------------------------

MERRILL LYNCH & CO.
                 BEAR, STEARNS & CO. INC.
                                   THOMAS WEISEL PARTNERS LLC

                                                 WARBURG DILLON READ

                            ------------------------


               The date of this prospectus is February   , 2000.

                               TABLE OF CONTENTS


                                                              PAGE
                                                              ----
Prospectus Summary..........................................    1
Risk Factors................................................    5
Forward-Looking Statements..................................   20
Use of Proceeds.............................................   20
Dividend Policy.............................................   20
Capitalization..............................................   21
Dilution....................................................   22
Selected Financial and Operating Data.......................   23
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................   24
Business....................................................   28
Management..................................................   45
Related Party Transactions..................................   57
Principal Stockholders......................................   60
Description of Capital Stock................................   62
Shares Eligible for Future Sale.............................   64
Underwriting................................................   66
Legal Matters...............................................   70
Experts.....................................................   70
Additional Information......................................   70
Index to Financial Statements...............................  F-1


                            ------------------------

     You should rely only on the information contained in this prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operation and prospects may have changed since that date.

     Pets.com(TM), the Pets.com logo, Because Pets Can't Drive(TM), Keep It Comin'(TM), More Products Than A Superstore Delivers(TM), People Helping Animals, Animals Helping People(TM), and Pets.commitment(TM) are trademarks of Pets.com and Pets.com has the right to use Pets.complete(TM). All other brand names or trademarks appearing in this prospectus are the property of their respective holders. Use or display by Pets.com of other parties' trademarks, trade dress or products is not intended to and does not imply a relationship with, or endorsement or sponsorship of, Pets.com by the trademark or trade dress owners.

                               PROSPECTUS SUMMARY

     You should read the following summary together with the more detailed information regarding our company and financial statements appearing elsewhere in this prospectus.

                                 PETS.COM, INC.

     We are a leading online retailer of pet products, integrating product sales with expert information on pets and their care. We are committed to serving pets and their owners with the best care possible through a broad product selection, expert information and superior service. We seek to address the entire pet products market, transcending the limited product selection of superstores, specialty stores and grocery stores. Our broad selection of approximately 12,000 SKUs is integrated with extensive pet-related information and resources designed to help consumers make informed purchasing decisions. We designed our Web store to provide our customers with a convenient, one-stop shopping experience that is organized to reflect how consumers think about shopping for their pets. Our Web store addresses the needs of many of the most popular pets, including dogs, cats, birds, fish, reptiles, ferrets, and other small pets. We provide quality customer service through our in-house distribution, fulfillment, customer service, and technology operations. Furthermore, we encourage participation in the pet community both through our Web store and through Pets.commitment, our charitable foundation that supports the role that pets and people play in each others' lives.

     The pet products industry in the United States is a large and growing market characterized by a loyal and emotion-driven customer base. According to the Pet Industry Joint Advisory Council, U.S. consumer spending on pet products and services grew at an annual rate of approximately 9% per year between 1993 and 1997, totaling approximately $23 billion at the end of 1997. More than 60% of U.S. households owned a pet and 40% of those households owned more than one pet in 1998, according to a recent American Pet Products Manufacturers Association study. The pet products market has traditionally been served by a combination of traditional store-based retailers, including superstores, independent specialty stores and grocery stores. This market is highly fragmented, and generally requires consumers to expend considerable time and effort shopping for pet products in multiple stores to meet all their needs.

     We provide consumers with one-stop shopping for their pet care needs. We seek to attract and retain consumers by emphasizing the following key attributes:

     Extensive Product Selection. With only one distribution center at this time, our SKU count is currently equivalent to the number available at the largest pet superstores, and by the middle of 2000 we expect our SKU count will increase to approximately two times the SKUs available at these stores.

     Expert Information and Professional Resources. We provide consumers extensive pet and pet care information integrated throughout our Web store through our in-house staff of pet experts and strategic relationships.

     Superior Shopping Experience. We believe that we provide an intuitive, easy-to-use Web store, categorized and organized the way people think about shopping for their pets. We also offer our customers a highly streamlined checkout experience and direct delivery to their doors.

     Quality Customer Service. We have invested significant resources to create our own fulfillment, distribution, and both online and in-person help service functions to enable us to better control all aspects of the customers' shopping experience.

     Community. Visitors to our Web store can participate online in 60 different pet discussion forums, sign up for our online newsletter and get information on our Pets.commitment charitable foundation.

     Our objective is to become one of the world's leading retailers of pet products. Key elements of our strategy include:

     - Building enduring brand equity through an advertising strategy which includes our Pets.com sock puppet brand icon, relationships with select online companies, and support for national events and pet-related local market activities;

     - Offering the broadest possible pet product selection available to our customers at competitive prices;

     - Establishing our private label brands for pet products marketed under the Pets.complete and Pets.com brand names;

     - Providing increasingly comprehensive and relevant content in conjunction with a range of consumer and veterinary care partners;

     - Delivering superior customer service and promoting repeat purchases through investments in people, technology and distribution facilities;

     - Continuing to maintain and expand our relationships with Amazon.com, which is currently our largest stockholder, and GO.com; and

     - Expanding internationally in order to capitalize on the global market.

                               OTHER INFORMATION

     Unless otherwise noted, this prospectus assumes:

     - the automatic conversion of our outstanding convertible preferred stock into common stock on a one-for-one basis upon the closing of this offering;

     - the split of our common stock on the basis of 0.8 shares for each share of common stock;

     - our reincorporation in Delaware and the filing of our amended and restated certificate of incorporation authorizing 150,000,000 shares of common stock and a class of 5,000,000 shares of undesignated preferred stock upon the closing of the offering; and

     - no exercise by the underwriters of their options to purchase additional shares of our common stock in the offering.

     Our net sales were $5.8 million for the period from February 1999 (inception) through December 31, 1999. Our net losses were $61.8 million for the same period.

     We were formed in February 1999. Our principal executive offices are located at 435 Brannan Street, Suite 100, San Francisco, California 94107. Our telephone number is (415) 222-9999. Our Web store address is www.pets.com. Information contained in our Web store does not constitute part of this prospectus.

                                 THE OFFERINGS

Shares offered by Pets.com
  U.S. offering........................  6,000,000 shares
  International offering...............  1,500,000 shares
                                         -----------------
          Total........................  7,500,000 shares


Shares outstanding after the
  offering, excluding
  unvested shares............  26,392,410 shares, excluding 3,152,327 shares issued pursuant to the exercise of unvested stock options which are subject to our right of repurchase as of December 31, 1999.



Shares outstanding after the
  offering, including
  unvested shares............  29,544,737 shares, including 3,152,327 shares issued pursuant to the exercise of unvested stock options which are subject to our right of repurchase as of December 31, 1999.


Use of proceeds..............  We estimate that our net proceeds from this offering without exercise of the over-allotment options will be approximately $68.8 million. We intend to use these net proceeds for general corporate purposes, including expansion of our marketing and brand building efforts, expansion and building of distribution centers, and working capital. See "Use of Proceeds."

Risk factors.................  See "Risk Factors" and other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in shares of the common stock.

Proposed Nasdaq National
Market symbol................  "IPET"

     In addition, the information above excludes, as of December 31, 1999, 983,400 shares issuable upon exercise of options granted under our stock plans at a weighted average exercise price of $1.86 per share, and 2,068,000 shares available for grant under our stock plans. This number assumes that the underwriters' over-allotment options are not exercised. If the over-allotment options are exercised in full, we will issue and sell an additional 1,125,000 shares.

                             SUMMARY FINANCIAL DATA
                                 (IN THOUSANDS)

     The following table sets forth a summary of our statement of operations data for the periods presented. The pro forma net loss per share for the period from February 17, 1999 (inception) through December 31, 1999 reflects the conversion of our convertible preferred stock upon completion of this offering.

                                                                                           PERIOD FROM
                                                                                        FEBRUARY 17, 1999
                                                                                           (INCEPTION)
                                                      QUARTER ENDED    QUARTER ENDED         THROUGH
                                     QUARTER ENDED    SEPTEMBER 30,    DECEMBER 31,       DECEMBER 31,
                                     JUNE 30, 1999        1999             1999               1999
                                     -------------    -------------    -------------    -----------------
STATEMENT OF OPERATIONS DATA:
Net sales..........................   $       39       $      568        $  5,168          $     5,787
Gross margin.......................          (37)          (1,198)         (6,402)              (7,625)
Total operating expenses...........        3,584           15,231          36,512               55,344
                                      ----------       ----------        --------          -----------
Operating loss.....................       (3,621)         (16,429)        (42,914)             (62,969)
Net loss...........................   $   (3,498)      $  (15,852)        (42,423)         $   (61,778)
                                      ==========       ==========        ========          ===========
Basic and diluted net loss per
  share............................   $    (2.41)      $   (10.91)       $ (28.92)         $    (42.42)
Weighted average shares outstanding
  used to compute basic and diluted
  net loss per share...............    1,453,470        1,453,470       1,466,803            1,456,489
Pro forma basic and diluted net
  loss per share...................                                                        $     (3.48)
Weighted average shares outstanding
  used to compute pro forma basic
  and diluted net loss per share...                                                         17,757,028

     The following data sets forth a summary of our balance sheet data as of December 31, 1999

     - On an actual basis;

     - On a pro forma basis to give effect to the automatic conversion of all of the outstanding shares of our convertible preferred stock into shares of common stock upon the closing of this offering; and

     - On a pro forma as adjusted basis to reflect the automatic conversion of all of the outstanding shares of our convertible preferred stock and our receipt of the estimated net proceeds from the sale of 7,500,000 shares of common stock in this offering at an estimated price of $10.00 per share.

                                                                      DECEMBER 31, 1999
                                                             ------------------------------------
                                                                                       PRO FORMA
                                                              ACTUAL     PRO FORMA    AS ADJUSTED
                                                             --------    ---------    -----------
BALANCE SHEET DATA:
Cash and cash equivalents..................................  $ 30,196     $30,196      $ 98,946
Working capital............................................    36,088      36,088       104,838
Total assets...............................................    60,310      60,310       129,060
Convertible preferred stock and related paid-in capital....   109,637          --            --
Total stockholders' equity, including convertible preferred
  stock....................................................    51,120      51,120       119,870

                                  RISK FACTORS

     You should carefully consider the following risks before making an investment in our company. You should also refer to the other information set forth in this prospectus, including the discussions set forth in "Special Note Regarding Forward-Looking Statements," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," as well as our financial statements and the related notes. Our business, financial condition, or results of operations could be harmed as a result of any of the following risks. In such case, the trading of our common stock could decline, and you could lose all or part of your investment.

RISKS RELATED TO OUR BUSINESS

    WE ONLY BEGAN SELLING OUR PRODUCTS IN FEBRUARY 1999 AND WE OPERATE IN A NEW AND RAPIDLY EVOLVING MARKET, WHICH MAKES IT DIFFICULT FOR INVESTORS TO DETERMINE WHETHER WE WILL ACCOMPLISH OUR OBJECTIVES.

     Because we were formed in February 1999 and we have yet to achieve meaningful revenues, we have a limited operating history on which investors and securities analysts can base an evaluation of our business and prospects. We have limited insight into trends that may emerge and affect our business. Accordingly, you must consider the risks and difficulties we face as an early stage company with limited operating history in a new and rapidly evolving market. We cannot be certain that our business strategy will be successful.

    THE SUCCESS OF OUR BUSINESS DEPENDS ON ATTRACTING AND RETAINING A LARGE NUMBER OF POTENTIAL CUSTOMERS. IF WE ARE UNABLE TO DO SO, WE WILL NOT BE ABLE TO ACHIEVE PROFITABILITY.

     Our success depends on attracting a large number of potential customers who shop in traditional retail stores and persuading them to shop in our Web store. Our success is also dependent on ensuring that these customers remain loyal long-term customers of Pets.com. In addition to our dependence on the widespread customer acceptance of the Internet for purchasing products, we cannot be certain that our customers will accept our online solution over those offered by our competitors. If we do not achieve widespread customer acceptance of our online solution, our revenues will suffer. Furthermore, we may be required to incur significantly higher and more sustained advertising and promotional expenditures than we currently anticipate to attract online shoppers to our Web store and to convert those shoppers to purchasing customers. As a result, we may not be able to achieve profitability when we expect, or at all.

     WE HAVE A HISTORY OF LOSSES AND WE EXPECT SIGNIFICANT INCREASES IN OUR COSTS AND EXPENSES TO RESULT IN CONTINUING LOSSES FOR AT LEAST THE NEXT FOUR YEARS.

     We incurred net losses of $42.4 million for the three-month period ended December 31, 1999 and cumulative losses of $61.8 million from our inception through December 31, 1999. We have not achieved profitability. We only began selling products in February 1999 and have yet to achieve meaningful revenue, and cannot be certain that we will obtain enough customer traffic or a high enough volume of purchases to generate sufficient revenues and achieve profitability. We believe that we will continue to incur operating and net losses for at least the next four years, and possibly longer, and that the rate at which we will incur these losses will increase significantly from current levels. We intend to increase our costs and expenses substantially as we:

       - Increase our sales and marketing activities, such as increasing advertising expenses and entering into strategic marketing agreements with third parties;

       - Open additional distribution centers and expand our existing distribution center;

       - Provide our customers with shipping below our actual costs to attract customers;

       - Increase our general and administrative functions to support our growing operations;

       - Expand our customer support organization to better serve customer needs; and

       - Develop or license from third parties enhanced technologies and features to improve our Web store.

     Because we will spend these amounts before we receive any incremental revenues from these efforts, our losses will be greater than the losses we would incur if we developed our business more slowly. In addition, we may find that these efforts are more expensive than we currently anticipate or that these efforts may not result in proportionate increases in our revenues, which would further increase our losses. We may also engage in promotional efforts such as coupons or discounts that would reduce our revenues.

     WE MAY NOT SUCCEED IN ESTABLISHING THE PETS.COM BRAND, WHICH WOULD ADVERSELY AFFECT CUSTOMER ACCEPTANCE AND OUR REVENUES.

     Due to the early stage and competitive nature of the online market for pet products, information and services, if we do not establish our brand quickly, we may lose the opportunity to build a critical mass of customers. Promoting and positioning our brand will depend largely on the success of our marketing efforts and our ability to provide consistent, high quality customer experiences. To promote our brand, we will incur substantial expense in our advertising efforts on television, radio, magazines and other forms of traditional media, along with advertising on Web sites that we believe our customers are likely to visit. We will also incur substantial expense in our efforts to enter into strategic alliances with, including making investments in, online and more traditional companies that we believe will promote our brand and drive customers to our Web store. To provide a high quality customer experience, we will also need to spend money to attract and train customer service personnel. We also will incur substantial expenses to develop content to help build our brand and attract customers to our Web store. If these brand promotion activities do not yield increased revenues, we will incur additional losses.

     Beginning in the first half of 2000, we intend to introduce a line of private label pet products. We may not achieve consumer acceptance of these products. Further, we may be forced to incur higher expenses in order to produce or market our private label product lines, which could negatively affect our financial condition or operating results.

     INCREASING OUR PRODUCT DISTRIBUTION CAPACITY IS AN IMPORTANT PART OF OUR BUSINESS STRATEGY AND WILL REQUIRE SIGNIFICANT INVESTMENTS IN CASH AND MANAGEMENT RESOURCES. IF WE DO NOT SUCCESSFULLY BUILD ADDITIONAL DISTRIBUTION CENTERS, WE WILL FACE DIFFICULTIES IN INCREASING OUR REVENUES AND WE MAY LOSE CUSTOMERS TO OUR COMPETITORS.

     We currently have one distribution center in Union City, California which has a satellite operation in Hayward, California. We expect to begin operating a second distribution center in the first half of 2000, and a third distribution center within twenty-four months thereafter. Our success depends on our ability to build additional distribution centers to accommodate increases in customer demand, reduce our shipping costs, reduce shipping times to customers, provide for a large product selection and increase our gross margins. If we do not successfully build additional distribution centers in time to accommodate increases in customer demand, we may not be able to increase our revenues and we may lose customers to our competitors.

     Opening additional distribution centers will require significant capital investments in facilities and equipment, will require us to hire and train a significant number of new employees, and could divert management attention from other issues. We expect to invest from $7 million to $9 million in facilities and equipment in connection with opening an additional distribution center during the first half of 2000. For additional information relating to the risks we may face in obtaining additional financing, see "We may need to raise additional funds and these funds may not be available to us when we need them. If we cannot raise additional funds when we need them, our business could fail."

     SINCE WE CURRENTLY OPERATE ONLY ONE DISTRIBUTION CENTER LOCATED IN THE SAN FRANCISCO BAY AREA, WE ARE SUSCEPTIBLE TO THE RISK OF DAMAGE TO OUR DISTRIBUTION CENTER.

     Since we currently only operate one distribution center out of which we ship products to nearly all of our customers, we are susceptible to power and equipment failures, disruptions in our order fulfillment and delivery systems, and fires, floods and other disasters. Furthermore, since our distribution center is located in the San Francisco Bay Area, which is an earthquake-sensitive area, we are particularly susceptible to the risk of damage to, or total destruction of, our distribution center and the surrounding transportation infrastructure caused by earthquakes. We cannot assure you that we are adequately insured to cover the total amount of any losses caused by any of the above events. In addition, we are not insured against any losses due to interruptions in our business due to damage to or destruction of our distribution center caused by earthquakes or to major transportation infrastructure disruptions or other events that do not occur on our premises.

     WE EXPECT OUR QUARTERLY FINANCIAL RESULTS TO FLUCTUATE SIGNIFICANTLY FROM QUARTER TO QUARTER, WHICH CAN CAUSE THE TRADING PRICE OF OUR COMMON STOCK TO FLUCTUATE SIGNIFICANTLY.

     We expect that our revenues and operating results will vary significantly from quarter to quarter due to a number of factors, including:

       - Consumer traffic to our Web store may fluctuate depending on the effectiveness of our sales and marketing campaign, the timing and level of promotions we engage in with Amazon.com, GO.com and our other strategic partners, and the effectiveness of content on our Web store and other factors;

       - The level of repeat purchases by customers, average order size and mix of products sold may fluctuate as a result of the experience consumers have on our Web store, the availability of products we have for sale, seasonal factors and other factors;

       - Our revenues may decline as a result of promotional offers made by our competitors, the introduction of products or services offered by our competitors, or the introduction of new competitors into our market;

       - We may experience consumer dissatisfaction with our Web store as we add or change features, or as a result of technical difficulties on our Web store that do not permit a consumer to access our Web store or to complete a shopping session;

       - Our expenses will also fluctuate depending on the timing and nature of expansion of our distribution center; and our ability to achieve efficiencies and lower shipping costs as a result of this expansion;

       - Changes in government regulation of the Internet, particularly the imposition of sales tax for online transactions, may discourage online shopping and result in decreased revenues; and

       - We may incur costs related to potential acquisitions of technology or businesses.

     To the extent our revenues and operating results fall below the expectation of investors and securities analysts, the trading price of our common stock may fall significantly.

     BECAUSE OUR OPERATING EXPENSES ARE GENERALLY FIXED IN THE SHORT TERM, IF WE FAIL TO ACHIEVE ANTICIPATED REVENUES WE WILL INCUR SUBSTANTIAL ADDITIONAL OPERATING LOSSES. FURTHERMORE, OUR LIMITED OPERATING HISTORY MAKES IT DIFFICULT TO PREDICT REVENUES AND PLAN OUR OPERATING EXPENSES.

     Because of our limited operating history, we have insufficient financial data on which to forecast our revenues and operating expenses. Our operating expenses are largely based on anticipated revenue trends and a high percentage of our expenses are fixed in the short term. As a result, a delay in generating or recognizing revenue for any reason could result in substantial additional operating losses. The volume and timing of orders of pet products on our Web store are difficult to predict because the online market for

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

such products is in its infancy. Due to the limited operating history of our Web store, we do not have a material amount of repeat business from regular customers. Because our Web store is designed to encourage repeat business and we do not yet have sufficient historical data on how successful this strategy will be, we cannot currently forecast revenue from regular customers or overall anticipated revenue trends.

     Furthermore, as a result of our limited operating history, it is difficult to predict the volatility associated with the nature and timing of special promotional offers, such as reducing the price on selected products, providing redeemable coupons to customers, or offering shipping below our actual costs, and our advertising efforts. For example, our revenues may decrease significantly after a promotional offer has expired or prior to an expected offer. In addition, our advertising expenses may be disproportionately higher than our anticipated revenues from these advertising efforts.

     WE WILL NEED TO RAISE ADDITIONAL FUNDS AND THESE FUNDS MAY NOT BE AVAILABLE TO US WHEN WE NEED THEM. IF WE CANNOT RAISE ADDITIONAL FUNDS WHEN WE NEED THEM, OUR BUSINESS COULD FAIL.

     Based on our current projections, we will need to raise funds over time through the issuance of equity, equity-related or debt securities or through obtaining credit from financial institutions in addition to the funds we are raising in this offering. We cannot be certain that additional funds will be available to us on favorable terms when required, or at all. If this additional financing is not available to us we may need to dramatically change our business plan, sell or merge our business, or face bankruptcy. In addition, our issuance of equity or equity-related securities will dilute the ownership interest of existing stockholders and our issuance of debt securities could increase the risk or perceived risk of our company. Any of these actions could cause our stock price to fall.

     A PORTION OF OUR REVENUES MAY BE SEASONAL, WHICH COULD CAUSE OUR QUARTERLY FINANCIAL RESULTS AND OUR COMMON STOCK PRICE TO FLUCTUATE SIGNIFICANTLY.

     A portion of our revenues may be seasonal in nature, associated with the sale of gift products for pets during the holiday season, the sale of outdoor and activity-related pet products during the Spring season and the sale of flea and tick products for pets during the Summer season. In addition, consumer fads and other changes in consumer trends may cause shifts in purchasing patterns, resulting in significant fluctuations in our operating results from one quarter to the next and may result in significant fluctuations in our common stock price. The fact that we have not yet generated revenue for a full year and the rapid growth in our revenues since our inception make it impossible to assess the impact of these factors.

     WE DEPEND ON OUR ADVERTISING AGREEMENT WITH AMAZON.COM TO ATTRACT CUSTOMERS TO OUR WEB STORE AND BUILD OUR BRAND. IN THE EVENT OUR ADVERTISING AGREEMENT WITH AMAZON.COM WERE TO TERMINATE, WE COULD FACE SIGNIFICANTLY HIGHER COSTS AND SIGNIFICANTLY MORE DIFFICULTY IN ATTRACTING CUSTOMERS.


     We have entered into an advertising agreement with Amazon.com whereby Amazon.com provides us with online promotions mutually agreed upon, such as emails about Pets.com, and one or more links from different locations on its Web site to our Web store, consistent with Amazon.com's other marketing arrangements. Although our current agreement with Amazon.com expires in October 2000, Amazon.com could terminate most of these online promotions at any time. We cannot be certain that our relationship with Amazon.com will be available to us in the future on acceptable commercial terms, if at all. If we are unable to maintain our relationship with Amazon.com or agree upon the terms and conditions of continuing the agreement beyond October 2000, our customer traffic could fall and our brand identity could be adversely impacted resulting in decreased revenues, and our marketing expenses could increase as we are forced to incur higher costs to attract customers. In addition, our relationship with Amazon.com is not exclusive. Amazon.com could partner with any of our competitors or offer competing products, information or services directly from its Web site. Furthermore, by virtue of the fact that we derive traffic directly from the Amazon.com Web site, any interruption in service of Amazon.com's Web site or the distribution of products to its customers could reduce the number of customers to our Web store and reduce our revenues. Because we depend on the brand awareness of Amazon.com to help build our brand, negative publicity about Amazon.com or a reduction of the effectiveness of its brand could also have a negative impact on our brand and reduce our revenues.

     WE UTILIZE CONSULTING ADVICE AND SUPPORT FROM AMAZON.COM FOR OPERATIONAL AND STRATEGIC EXPERTISE. AMAZON.COM HAS NO CONTRACTUAL OBLIGATION TO PROVIDE THIS SUPPORT. IF AMAZON.COM DOES NOT CONTINUE TO PROVIDE THE ADVICE AND SUPPORT WE NEED, WE COULD INCUR HIGHER OPERATIONAL EXPENSES IN RUNNING OUR BUSINESS AND DIFFICULTIES IN EXECUTING ON OUR BUSINESS PLAN.

     Since our inception, Amazon.com has provided us with free consulting services relating to the operation of our business. During this time, Amazon.com has also provided us with assistance in negotiating with vendors who also do business with Amazon.com. This assistance has allowed us to incur significantly lower operational expenses than we could otherwise have achieved at our early stage of development. Amazon.com has provided these services to us because of Amazon.com's significant equity stake in us. Amazon.com, however, is under no contractual obligation to continue to provide this advice and support. While Amazon.com will continue to own approximately 30.4% of our common stock after this offering, 29.3% if the underwriters' over-allotment options are exercised in full, we cannot be certain that Amazon.com will continue to provide, or provide at all, the level of consulting advice and support that Amazon.com has provided to us in the past. If we are unable to maintain our relationship with Amazon.com, we would lose access to important operational and strategic expertise, which could harm our business.

     WE DEPEND ON OUR ABILITY TO BUILD AND MAINTAIN RELATIONSHIPS WITH OUR SUPPLIERS TO OBTAIN SUFFICIENT QUANTITIES OF QUALITY MERCHANDISE ON ACCEPTABLE COMMERCIAL TERMS. IF WE FAIL TO MAINTAIN OUR SUPPLIER RELATIONSHIPS, OUR REVENUES WILL DECLINE.

     Our business strategy depends on providing a large selection of well-known and high-quality branded products which in turn depends on our ability to maintain relationships with a significant number of suppliers. We currently purchase our products from approximately 200 suppliers. Our contracts or arrangements with suppliers do not guarantee the availability of merchandise, establish guaranteed prices or provide for the continuation of particular pricing practices. Our current suppliers may not continue to sell products to us on current terms or at all, and we may not be able to establish new suppliers to ensure delivery of products in a timely manner or on terms acceptable to us. Furthermore, because many of the products offered on our Web store are well-known branded products, if suppliers of these products do not supply products to us, we may lose customers who are unwilling to substitute for other brands we carry. We are also dependent on suppliers for assuring the quality of products supplied to us. Because we ship products directly to our customers, if the quality of products supplied to us fall below our customers' expectations, we may lose customers. In addition, our supply contracts do not restrict our suppliers from selling products to our online competitors or to retailers other than online retailers, which could limit our ability to supply the quantity of products requested by our customers. We are also subject to the risks our suppliers face, including employee strikes and inclement weather. Our failure to deliver a large selection of high-quality and well-known branded products to our customers in a timely and accurate manner, and at acceptable prices, would harm our reputation, the Pets.com brand and our results of operations.

     WE FACE THE RISK OF SYSTEMS INTERRUPTIONS AND CAPACITY CONSTRAINTS ON OUR WEB SITE, POSSIBLY RESULTING IN ADVERSE PUBLICITY, REVENUE LOSSES AND EROSION OF CUSTOMER TRUST.

     The satisfactory performance, reliability and availability of our Web store, transaction processing systems and network infrastructure are critical to our reputation and our ability to attract and retain customers and to maintain adequate customer service levels. Any future systems interruption that results in the unavailability of our Web store or reduced order fulfillment performance could result in negative publicity and reduce the volume of goods sold and the attractiveness of our Web store, which could negatively affect our revenues. For the period from February 17, 1999 to December 31, 1999, there were three periods of one to three hours and one period of thirteen hours during which users were able to access our site but unable to complete transactions. There were also approximately four periods of one to two hours during which our site was unavailable to customers due to scheduled periodic maintenance. Nevertheless, we may experience temporary system interruptions for a variety of reasons in the future, including power failures, software bugs and an overwhelming number of visitors trying to reach our Web store during sales or other promotions. We may not be able to correct a problem in a timely manner. Because we are dependent in part on outside consultants for the implementation of certain aspects of our system and because some of the reasons for a systems interruption may be outside of our control, we also may not be able to remedy the problem quickly or at all.

     We opened our Web store for customers in February 1999 and to the extent that customer traffic grows substantially, we will need to expand the capacity of our systems to accommodate a larger number of visitors. Any inability to scale our systems may cause unanticipated system disruptions, slower response times, degradation in levels of customer service, impaired quality and speed of order fulfillment, or delays in reporting accurate financial information. We are not certain that we will be able to project the rate or timing of increases, if any, in the use of our Web store accurately or in a timely manner to permit us to effectively upgrade and expand our transaction-processing systems or to integrate smoothly any newly developed or purchased modules with our existing systems.

     WE HAVE GROWN VERY RAPIDLY. THIS GROWTH HAS PLACED, AND OUR ANTICIPATED FUTURE OPERATIONS WILL CONTINUE TO PLACE, A SIGNIFICANT STRAIN ON OUR MANAGEMENT SYSTEMS AND RESOURCES. WE WILL NOT BE ABLE TO IMPLEMENT OUR BUSINESS STRATEGY UNLESS WE ARE ABLE TO EFFECTIVELY MANAGE THIS STRAIN ON OUR SYSTEMS AND RESOURCES.

     We have rapidly and significantly expanded our operations, and anticipate that we will continue to expand. From March 31, 1999 to September 30, 1999 to December 31, 1999 we grew from 4 to 123 to 270 employees, respectively. We currently have one distribution center, and expect to begin operating a second distribution center in the first half of 2000 and a third distribution center within twenty-four months thereafter. This growth has placed, and our anticipated future operations will continue to place, a significant strain on our management systems and resources. We will not be able to implement our business strategy unless we are able to effectively manage this strain on our systems and resources. We will not be able to increase revenues unless we continue to improve our transaction-processing, operational, financial and managerial controls, reporting systems and procedures, expand, train, supervise and manage our work force, and manage multiple relationships with third parties.

     WE ENTER INTO STRATEGIC RELATIONSHIPS TO HELP PROMOTE OUR WEB STORE. IF WE FAIL TO MAINTAIN OR ENHANCE THESE RELATIONSHIPS, WE MAY NOT BE ABLE TO ATTRACT AND RETAIN CUSTOMERS, BUILD OUR PETS.COM BRAND AND ENHANCE OUR SALES AND MARKETING CAPABILITIES.

     We believe that our ability to attract customers, facilitate broad market acceptance of our products and the Pets.com brand, and enhance our sales and marketing capabilities depends on our ability to develop and maintain strategic relationships with:

     - Amazon.com, with whom we have entered into an advertising agreement pursuant to which Amazon.com provides us with online promotions mutually agreed upon;

     - GO.com, with whom we have entered into a distribution agreement which provides that we will engage in promotions on GO.com's online properties, and place media advertising with ABC, Inc., which, along with GO.com, is an affiliate of The Walt Disney Company;

     - American Veterinary Medical Foundation, with whom we have entered into an exclusive marketing agreement pursuant to which our products and services will receive coverage in the American Veterinary Medical Foundation's bi-monthly video which is sent to 17,000 veterinarians;

     - PetPlace.com, Inc., a provider of online veterinary information in whom we have made an equity investment and with whom we have entered into an exclusive marketing agreement which provides for cross promotions and direct links between our respective Web sites; and

     - Other pets-related Web sites and portals, and other Web sites that can drive customer traffic to our Web store.

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

     All of these relationships are relatively new and, accordingly, we have no historical experience on which to evaluate their impact. If these relationships do not assist us in attracting or retaining customers, it may be difficult for us to grow our business. In addition, we may need to expend significant additional resources to form additional strategic relationships if the relationships set forth above fail to produce the desired results.

     COMPETITION FROM BOTH TRADITIONAL AND ONLINE RETAILERS MAY RESULT IN PRICE REDUCTIONS AND DECREASED DEMAND FOR OUR PRODUCTS AND SERVICES.

     We compete in a market that is new, rapidly evolving and highly competitive, and we expect competition to intensify in the future. Increased competition could result in price reductions, fewer customer orders, reduced gross margins and loss of market share. We currently or potentially compete with a variety of companies, many of which have significantly greater financial, technical, marketing and other resources. These competitors can be divided into several groups:

     - online stores that specialize in pet products such as Petopia.com, Inc.
               PetsMart.com, Inc.
               PetStore.com, Inc.;

     - online stores that offer pet products;

     - superstore retailers of pet products such as Petco Animal Supplies, Inc.
               PetsMart, Inc.;

     - specialty pet stores;

     - mass market retailers such as
               Wal Mart Stores, Inc.
               Kmart Corporation
               Target Stores, Inc.;

     - supermarkets;

     - warehouse clubs such as Costco Companies, Inc.;

     - mail order suppliers of pet products; and

     - pet supply departments at major department stores.

     Many of these companies, which include national, regional and local chains, have existed for a longer period, have greater financial resources, have established marketing relationships with leading manufacturers and advertisers, and have longer established brand recognition among customers.

     We believe we may face a significant competitive challenge from our competitors forming alliances with each other. For instance, Petopia, Inc. is owned in part by Petco Animal Supplies, Inc., and PetsMart.com, Inc. is owned in part by PetsMart, Inc. The combined resources of these alliances could pose a significant competitive challenge to Pets.com. These relationships may enable these online stores to achieve greater brand recognition, particularly in the case of PetsMart.com, Inc., by leveraging the better established brand awareness of their pet retail store partner. These relationships may also enable these online stores to negotiate better pricing and other terms from suppliers by aggregating their demand for products and negotiating volume discounts. Our inability to partner with a major pet store chain could be a major competitive disadvantage to us.

     We also believe we may face significant competitive challenges from discount general merchandise stores, mass market retailers and other retailers that commence or expand their presence on the Internet to include pet products. Finally, we are aware of numerous other smaller entrepreneurial companies that are focusing significant resources on developing and marketing products, information and services that will compete directly with those offered at Pets.com.

     We believe that there may be a significant advantage in establishing a large customer base before our competitors do so. If we fail to attract and retain a large customer base and our competitors establish a more prominent market position relative to ours, this could inhibit our ability to grow. We believe the principal factors in our market include brand recognition, product selection, quality of Web store content, reliability and speed of order shipment, customer service, speed and accessibility of our Web store, personalized service, convenience and price. We will have little or no control over how successful our competitors are in addressing these factors. In addition, with little difficulty, our online competitors can duplicate many of the products, services and content offered in our Web store.

     EXPANSION OF OUR INTERNATIONAL OPERATIONS WILL REQUIRE MANAGEMENT ATTENTION AND RESOURCES AND MAY BE UNSUCCESSFUL WHICH COULD HARM OUR FUTURE BUSINESS DEVELOPMENT AND EXISTING DOMESTIC OPERATIONS.

     To date, we have conducted no international operations but we intend to make an investment in a UK-based company that intends to sell pet products online. We plan to build local versions of our Web store for foreign companies or expand our international operations through acquisitions or alliances with third parties. Our expansion plans will require management attention and resources and may be unsuccessful. We have no experience in selling our products to conform to local cultures, standards and policies. We may have to compete with local companies which understand the local market better than we do. In addition, to achieve satisfactory performance for consumers in international locations it will be necessary to locate physical facilities, such as server computers and distribution centers in the foreign market. We do not have experience establishing such facilities overseas. We may not be successful in expanding into any international markets or in generating revenues from foreign operations. In addition, different privacy, censorship and liability standards and regulations and different intellectual property laws in foreign countries may cause our business to be harmed. Furthermore, once we expand internationally we expect to incur net losses in developing foreign markets for the foreseeable future.

     OUR SYSTEMS AND OPERATIONS, AND THOSE OF OUR SUPPLIERS AND SHIPPERS, ARE VULNERABLE TO NATURAL DISASTERS AND OTHER UNEXPECTED PROBLEMS.

     Substantially all of our computer and communications hardware is located at our leased facility in San Francisco, California and our systems infrastructure is hosted at an Exodus Communications, Inc. facility in Santa Clara, California. Our systems and operations are vulnerable to damage or interruption from fire, flood, power loss, telecommunications failure, earthquakes and similar events. In addition, our servers are vulnerable to computer viruses, physical or electronic break-ins and similar disruptions, which could lead to interruptions, delays, loss of data or the inability to accept and fulfill customer orders. We do not currently have fully redundant systems or a formal disaster recovery plan and do not carry sufficient business interruption insurance to compensate for losses that may occur. Our suppliers also face these risks.

     We also depend on the efficient operation of Internet connections from customers to our systems. These connections, in turn, depend on the efficient operation of Web browsers, Internet service providers and Internet backbone service providers, all of which have had periodic operational problems or experienced outages. Any system delays, failures or loss of data, whatever the cause, could reduce customer satisfaction with our applications and services and harm our sales.

     GOVERNMENTAL REGULATION OF OUR BUSINESS COULD REQUIRE SIGNIFICANT EXPENSES, AND FAILURE TO COMPLY WITH GOVERNMENT REGULATIONS COULD RESULT IN CIVIL AND CRIMINAL PENALTIES.

     Our business is subject to federal, state and local regulations relating to the shipment of pet food, live animals and pet products, advice relating to animal care, and other matters. Regulations in this area often require subjective interpretation, and we cannot be certain that our attempts to comply with these regulations will be deemed sufficient by the appropriate regulatory agencies. Violations of any regulations could result in various civil and criminal penalties, including suspension or revocation of our licenses or registrations, seizure of our inventory, or monetary fines, which could adversely effect our operations.

     WE NEED TO HIRE AND RETAIN A NUMBER OF ADDITIONAL TECHNOLOGY, CONTENT AND PRODUCT ORIENTED PERSONNEL WHO MIGHT BE DIFFICULT TO FIND AND WHO ARE KEY TO OUR CONTINUED GROWTH AND ULTIMATE SUCCESS IN THE MARKET.

     We intend to continue to hire a significant number of additional personnel, including software engineers, editorial and customer support personnel, marketing personnel, and warehouse and operational personnel. Competition for these individuals is intense, and we may not be able to attract, assimilate or retain additional highly qualified personnel in the future. The failure to attract, integrate, motivate and retain these additional employees could seriously harm our business.

     WE RELY ON THE SERVICES OF OUR KEY PERSONNEL, WHOSE KNOWLEDGE OF OUR BUSINESS AND TECHNICAL EXPERTISE ARE IMPORTANT TO OUR CONTINUED GROWTH AND ULTIMATE SUCCESS IN THE MARKET AND WOULD BE DIFFICULT TO REPLACE.

     We rely upon the continued service and performance of a relatively small number of key technical and senior management personnel. Our future success depends on our retention of these key employees, such as Julie Wainwright, our Chief Executive Officer. None of our key technical or senior management personnel are bound by employment agreements, and as a result, any of these employees could leave with little or no prior notice. If we lose any of our key technical and senior management personnel, our business could be seriously harmed. We do not have "key person" life insurance policies covering any of our employees.

     MANY MEMBERS OF OUR MANAGEMENT TEAM ARE NEW TO THE COMPANY OR TO THE PET PRODUCTS AND SERVICES INDUSTRY OR ONLINE BUSINESSES, AND EXECUTION OF OUR BUSINESS PLAN AND DEVELOPMENT STRATEGY COULD BE SERIOUSLY HARMED IF INTEGRATION OF OUR MANAGEMENT TEAM INTO OUR COMPANY IS NOT SUCCESSFUL.

     We have recently experienced significant growth in our management team. Paul Manca, our Chief Financial Officer, joined us in September 1999 and Ralph Lewis, our Vice President of Distribution and Logistics, joined us in November 1999. In addition, many of the members of our senior management team do not have prior experience in the pet products and services industry or in online businesses or in publicly traded companies. Our business could be seriously harmed if integration of our management team into our company is not successful. We expect that it will take time for our new management team to integrate into our company and it is too early to predict whether this integration will be successful.

     WE CANNOT BE CERTAIN THAT WE WILL BE ABLE TO PROTECT OUR INTELLECTUAL PROPERTY, AND WE MAY BE FOUND TO INFRINGE PROPRIETARY RIGHTS OF OTHERS, WHICH COULD NEGATIVELY AFFECT OUR BUSINESS BY DIVERTING OUR MONETARY RESOURCES AND MANAGEMENT'S ATTENTION TO THESE MATTERS INSTEAD OF ALLOWING US TO FOCUS ON THE CONTINUING DEVELOPMENT OF OUR MARKET STRATEGY.

     We rely on a combination of trademark, trade secret and copyright law and contractual restrictions to protect our intellectual property. These afford only limited protection. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our Web store, including the look and feel of our Web pages, products that we sell, product organization, product information and sales mechanics or to obtain and use information that we regard as proprietary, such as the technology used to operate our Web store, our content and our trademarks.

     We have filed applications for the registration of Pets.com(TM), the Pets.com logo, Because Pets Can't Drive(TM), Keep It Comin'(TM), More Products Than a Superstore Delivers(TM), People Helping Animals, Animals Helping People(TM), Pets.commitment(TM) and our sock puppet in the U.S. and in some other countries, although we have not secured registration of our marks to date. We have been granted the right to use Pets.complete(TM) from a third party in exchange for economic consideration. We may be unable to secure these registrations. It is also possible that our competitors or others will adopt service names similar to ours, thereby impeding our ability to build brand identity and possibly leading to customer confusion. In addition, there could be potential trade name or trademark infringement claims brought by owners of other registered trademarks or trademarks that incorporate variations of the term Pets.com or our other trademark applications. Any claims or customer confusion related to our trademarks, or our failure to obtain any trademark registration, would negatively affect our business.

     Litigation or proceedings before the U.S. Patent and Trademark Office may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets and domain names and to determine the validity and scope of the proprietary rights of others. Any litigation or adverse priority proceeding could result in substantial costs and diversion of resources and could seriously harm our business and operating results. Finally, we intend to sell our products internationally, and the laws of many countries do not protect our proprietary rights to as great an extent as do the laws of the United States.

     Third parties may also claim infringement by us with respect to past, current or future technologies. We expect that participants in our markets will be increasingly subject to infringement claims as the number of services and competitors in our industry segment grows. Any claim, whether meritorious or not, could be time-consuming, result in costly litigation, cause service upgrade delays or require us to enter into royalty or licensing agreements. These royalty or licensing agreements might not be available on terms acceptable to us or at all.

     WE MAY NOT BE ABLE TO PROTECT OUR DOMAIN NAMES IN ALL COUNTRIES OR AGAINST ALL INFRINGERS, WHICH COULD DECREASE THE VALUE OF OUR BRAND NAME AND PROPRIETARY RIGHTS.

     We currently hold the Internet domain name "pets.com," as well as various other related names. Domain names generally are regulated by Internet regulatory bodies. The regulation of domain names in the United States and in foreign countries is subject to change. Regulatory bodies could modify the requirements for holding domain names. As a result, we may not be able to acquire or maintain the domain names in all of the countries in which we conduct business which utilize the term "pets" or "pets.com." We are aware that other entities have already registered domain names utilizing the term "pets" or "pets.com." For example, other entities have registered in the United States the following domain names: pets-.com, pet-s.com, p-e-t-s.net and pets.net. If we are unable to purchase these names from these entities on commercially reasonable terms or in the event we were to otherwise lose the ability to use a domain name in a particular country, we would be forced to incur significant additional expenses to market our products within that country, including the development of a new brand and the creation of new promotional materials and packaging.

     WE ARE SUBJECT TO PRODUCT LIABILITY CLAIMS AND MAY FACE LIABILITY FOR CONTENT ON OUR WEB STORE, ANY OF WHICH COULD HARM OUR FINANCIAL CONDITION AND LIQUIDITY IF WE ARE NOT ABLE TO SUCCESSFULLY DEFEND AGAINST SUCH CLAIMS.

     Because we sell consumer products we may be subject to product liability claims resulting from injuries to persons and animals caused by the products we sell. We maintain limited product liability insurance. To the extent these claims are not covered by or are in excess of our product liability insurance, a successful product liability claim could harm our financial condition and liquidity. In addition, because we post product information and other content on our Web store and permit our customers to place content on our bulletin board systems and in other areas of our Web store, we face potential liability for negligence, copyright, patent, trademark, defamation, indecency and other claims based on the nature and content of the materials that we post or permit our customers to post. Claims of this type have been brought, and sometimes successfully pressed, against Internet content distributors. In addition, we do not and cannot practically screen all of the content generated by our users and placed on our Web store. Although we maintain general liability insurance of $3 million, our insurance may not cover potential claims of this type or may not be adequate to indemnify us for all liability that may be imposed. Any imposition of liability that is not covered by insurance or is in excess of insurance coverage could harm our financial condition and liquidity.

     OUR OPERATIONS MAY BE DISRUPTED IF WE OR OUR PRODUCT SUPPLIERS OR OTHER VENDORS EXPERIENCE SYSTEMS FAILURE OR DATA CORRUPTION FROM THE YEAR 2000 ISSUE.

     Any failure of our material systems, our product suppliers or others vendors' material systems or the Internet to be year 2000 compliant would have material adverse consequences for us. Consequences of this type would include difficulties in operating our Web store effectively, taking product orders, making product deliveries or conducting other fundamental parts of our business. We may be unable to detect or assess the effect of any failure well into the year 2000 and beyond. We are currently assessing the year 2000 readiness of the software, computer technology and other services that we use which may not be year 2000 compliant. We do not intend to develop a contingency plan to address situations that may result if our vendors or we experience material difficulties after January 1, 2000 as a result of the year 2000 problem.


     We also depend on the year 2000 compliance of the computer systems and financial services used by consumers. A significant disruption in the ability of consumers to reliably access the Internet or portions of it or to use their credit cards would have an adverse effect on demand for our products and services.


     AMAZON.COM AND OUR CURRENT OFFICERS AND DIRECTORS WILL STILL CONTROL THE MAJORITY OF OUR COMMON STOCK AFTER THIS OFFERING AND THEREFORE BE ABLE TO DECIDE ALL MATTERS REQUIRING APPROVAL OF OUR STOCKHOLDERS, WHICH COULD DISCOURAGE AN ACQUISITION OF US OR MAKE REMOVAL OF INCUMBENT MANAGEMENT MORE DIFFICULT.


     After this offering, Amazon.com will beneficially own approximately 30.4% of our outstanding common stock, 29.3% if the underwriters' over-allotment options are exercised in full, and Mark Britto, Amazon.com's Vice President of Strategic Alliances is a member of our Board of Directors. Therefore, Amazon.com will be able to significantly influence all matters requiring approval by our stockholders, including the election of directors and the approval of mergers or other business combination transactions. Amazon.com's substantial equity stake in us could also make us a much less attractive acquisition candidate to potential acquirors, because Amazon.com would be able to block the acquisition by acting in concert with only a small number of other stockholders. In addition, Amazon.com would have sufficient votes to prevent the tax-free treatment of an acquisition. In addition, executive officers, directors and entities affiliated with them, including Amazon.com, will, in the aggregate, beneficially own approximately 54.8% of our outstanding common stock following the completion of this offering, 53.2% if the underwriters' over-allotment options are exercised in full. These stockholders, if acting together, would be able to decide all matters requiring approval by our stockholders, including the election of directors and the approval of mergers or other business combination transactions. See "Principal Stockholders" for a description of Amazon.com's stock ownership relative to other stockholders, "Executive Officers and Directors" for background on Mark Britto, and "Related Party Transactions" for a description of our agreements with Amazon.com.


RISKS RELATED TO INTERNET COMMERCE

     WE DEPEND ON CONTINUED USE OF THE INTERNET, AND IF THE USE OF THE INTERNET DOES NOT DEVELOP AS WE ANTICIPATE, OUR SALES MAY NOT GROW.

     Our future revenues and profits, if any, substantially depend upon the widespread acceptance and use of the Internet as an effective medium of business and communication by our target customers. Rapid growth in the use of and interest in the Internet has occurred only recently. As a result, acceptance and use may not continue to develop at historical rates, and a sufficiently broad base of consumers may not adopt, and continue to use, the Internet and other online services as a medium of commerce.

     In addition, the Internet may not be accepted as a viable long-term commercial marketplace for a number of reasons, including potentially inadequate development of the necessary network infrastructure or delayed development of enabling technologies and performance improvements. Our success will depend, in large part, upon third parties maintaining the Internet infrastructure to provide a reliable network backbone with the speed, data capacity, security and hardware necessary for reliable Internet access and services.

     OUR SUCCESS DEPENDS ON THE WILLINGNESS OF CONSUMERS TO PURCHASE PET PRODUCTS OVER THE INTERNET INSTEAD OF THROUGH TRADITIONAL RETAILERS. IF CONSUMERS ARE NOT WILLING TO DO THIS, THE MARKET POTENTIAL FOR OUR PRODUCTS AND SERVICES WILL BE IMPAIRED.

     The online market for pet products, information and services is in its infancy. The market is significantly less developed than the online market for books, auctions, music, software and numerous other consumer products. If this market does not gain widespread acceptance, our business may fail. Demand and market acceptance for recently introduced services and products on the Internet are subject to a high level of uncertainty, and there are few proven services and products. Our success will depend on our ability to engage consumers who have historically purchased pet products through traditional retailers. In order for us to be successful, many of these consumers must be willing to utilize new ways of buying pet products. In addition, a substantial proportion of the consumers who use our Web store may be using our service because it is new and different rather than because they believe it is a desirable way to purchase pet products. Such consumers may use our service only once or twice and then return to more familiar means of purchasing these products.

     OUR SALES COULD BE NEGATIVELY AFFECTED IF WE ARE REQUIRED TO CHARGE TAXES ON PURCHASES.

     We do not collect sales or other similar taxes in respect of goods sold by Pets.com, except from purchasers located in California. However, one or more states or the federal government may seek to impose sales tax collection obligations on out-of-state companies, such as Pets.com, which engage in or facilitate online commerce, and a number of proposals have been made at the state and local level that would impose additional taxes on the sale of goods and services through the Internet. In 1998, the U.S. federal government enacted legislation prohibiting states or other local authorities from imposing new taxes on Internet commerce for a three-year period, ending on October 1, 2001. This tax moratorium does not prohibit states or the Internal Revenue Service from collecting taxes on our income, if any, or from collecting taxes that are due under existing tax rules. A successful assertion by one or more states or any foreign country that we should collect sales or other taxes on the exchange of merchandise on our Web store could harm our business. In addition, a number of trade groups and government entities have publicly stated their objections to this tax moratorium and have argued for its repeal. The Federal Advisory Commission on Electronic Commerce is in the process of evaluating these issues. It is expected to make its recommendation to Congress in April 2000. There can be no assurance that future laws will not impose taxes or other regulations on Internet commerce, or that the three-year moratorium will not be repealed, or that it will be renewed when it expires, any of which events could substantially impair the growth of electronic commerce.

     We intend to open distribution centers from time to time in other states and, regardless of the outcome of this federal tax moratorium, may be required to collect sales or other similar taxes in respects of goods sold by Pets.com into these states. A successful assertion by one or more states or the federal government that we should collect further sales or other taxes on the sales of products through Pets.com could negatively affect our revenues and business.


     WE RELY ON UNITED PARCEL SERVICE FOR PRODUCT SHIPMENTS TO US AND OUR CUSTOMERS, AND COULD LOSE CUSTOMERS IF IT DOES NOT ADEQUATELY SERVE OUR NEEDS.



     We rely on United Parcel Service, which currently delivers approximately 99% of our product shipments, including shipments to and from our distribution facility. We are therefore subject to the risks, including employee strikes and inclement weather, associated with its ability to provide delivery services to meet our shipping needs. In addition, we do not have a written agreement with United Parcel Service and have no way of ensuring that it will continue to deliver our product shipments. The U.S. Postal Service and Federal Express currently deliver the remaining balance of our product shipments. In the event of the unsatisfactory performance of United Parcel Service, we may need to shift shipments to these and other carriers. While we have the ability to switch carriers, there are only a few national ground-based carriers that we do not already employ and any change in third-party carriers could increase our shipping costs or result in a delay in shipment of products to our customers for a period of time. Failure to deliver products to our customers in a timely manner would damage our reputation and brand.

     WE ARE EXPOSED TO RISKS ASSOCIATED WITH CREDIT CARD FRAUD WHICH COULD REDUCE OUR COLLECTIONS AND HARM OUR BUSINESS BECAUSE WE ARE UNABLE TO OBTAIN SIGNATURES FROM OUR CUSTOMERS WHEN WE PROCESS ORDERS ONLINE.

     A failure to adequately control fraudulent credit card transactions would harm our net sales and results of operations because we do not carry insurance against this risk. Under current credit card practices, we are liable for fraudulent credit card transactions because we do not obtain a cardholder's signature. Although we have experienced almost no losses from credit card fraud, we face the risk of significant losses from this fraud as our sales increase. Our failure to adequately control fraudulent credit card transactions could reduce our collections and harm our business.

     OUR REPUTATION COULD BE HARMED IF WE FAIL TO PREVENT ONLINE COMMERCE SECURITY BREACHES. WE MAY THEREFORE NEED TO EXPEND SIGNIFICANT RESOURCES TO PROTECT AGAINST SECURITY BREACHES OR TO ADDRESS PROBLEMS CAUSED BY BREACHES.

     A significant barrier to online commerce and communications is the secure transmission of confidential information over public networks, and our failure to prevent security breaches could harm our business. Currently, a significant number of our users authorize us to bill their credit card accounts directly for all products sold by us. We rely on encryption and authentication technology licensed from third parties to provide the security and authentication technology to effect secure transmission of confidential information, including customer credit card numbers. Advances in computer capabilities, new discoveries in the field of cryptography, or other developments may result in a compromise or breach of the technology used by us to protect customer transaction data. Any compromise of our security could harm our reputation and expose us to a risk of loss or litigation and possible liability and, therefore, harm our business. In addition, a party who is able to circumvent our security measures could misappropriate proprietary information or cause interruptions in our operations. We may need to expend significant resources to protect against security breaches or to address problems caused by breaches. Security breaches could damage our reputation. Our insurance policies carry low coverage limits, which may not be adequate to reimburse us for losses caused by security breaches.

     IF WE DO NOT RESPOND TO RAPID TECHNOLOGICAL CHANGES TO BETTER SERVICE OUR CUSTOMERS AND MEET THEIR EXPECTATIONS, OUR SERVICES COULD BECOME OBSOLETE AND WE COULD LOSE CUSTOMERS.

     As the Internet and online commerce industry evolve, we must license leading technologies useful in our business, enhance our existing services, develop new services and technology that address the increasingly sophisticated and varied needs of our prospective customers and respond to technological advances and emerging industry standards and practices on a cost-effective and timely basis. We may not be able to successfully implement new technologies or adapt our Web store, proprietary technology and transaction-processing systems to customer requirements or emerging industry standards. If we are unable to do so, it could adversely impact our ability to build the Pets.com brand and attract and retain customers.

     GOVERNMENTAL REGULATION OF THE INTERNET AND DATA TRANSMISSION OVER THE INTERNET MAY NEGATIVELY AFFECT OUR CUSTOMERS AND RESULT IN A DECREASE IN DEMAND FOR OUR PRODUCTS, WHICH WOULD CAUSE A DECLINE IN OUR SALES.

     Laws and regulations directly applicable to communications or commerce over the Internet are becoming more prevalent. The most recent session of the U.S. Congress resulted in Internet laws regarding children's privacy, copyrights, taxation and the transmission of sexually explicit material. The European Union recently enacted its own privacy regulations. The law of the Internet, however, remains largely unsettled, even in areas where there has been some legislative action. It may take years to determine whether and how existing laws such as those governing privacy, libel and taxation apply to Web stores such as ours. The delays that these governmental processes entail may cause order cancellations or postponements of product purchases by our customers, which would seriously harm our business. The rapid growth and development of the market for online commerce may prompt calls for more stringent consumer protection laws, both in the United States and abroad, that may impose additional burdens on companies conducting business online. The adoption or modification of laws or regulations relating to the Internet business could result in a decrease in demand for our products, which would cause a decline in our revenues.

RISKS RELATED TO THIS OFFERING

     OUR STOCK PRICE WILL FLUCTUATE AFTER THIS OFFERING, WHICH COULD RESULT IN SUBSTANTIAL LOSSES FOR INVESTORS.

     Although the initial public offering price will be determined based on several factors, the market price for our common stock will vary from the initial offering price after trading commences. This could result in substantial losses for investors. The market price of our common stock may fluctuate significantly in response to a number of factors, some of which are beyond our control. These factors include:

       -   Quarterly variations in operating results;

       -   Changes in financial estimates by securities analysts;

       - Announcements by us or our competitors, of new product and service offerings, significant contracts, acquisitions or strategic relationships;

       - Publicity about our company, our products and services, our competitors, or e-commerce in general;

       -   Additions or departures of key personnel;

       -   Any future sales of our common stock or other securities; and

       - Stock market price and volume fluctuations of publicly-traded companies in general and Internet-related companies in particular, especially Amazon.com.

     The trading prices of Internet-related companies and e-commerce companies, including Amazon.com, have been especially volatile and many are at or near historical highs. Investors may be unable to resell their shares of our common stock at or above the offering price. In the past, securities class action litigation has often been brought against a company following periods of volatility in the market price of its securities. We may be the target of similar litigation in the future. Securities litigation could result in substantial costs and divert management's attention and resources, which could seriously harm our business and operating results.

     A TOTAL OF 22,044,737 SHARES, OR 74.6%, OF OUR TOTAL OUTSTANDING SHARES AFTER THE OFFERING ARE RESTRICTED FROM IMMEDIATE RESALE, BUT MAY BE SOLD INTO THE MARKET IN THE NEAR FUTURE. THIS COULD CAUSE THE MARKET PRICE OF OUR COMMON STOCK TO DROP SIGNIFICANTLY, EVEN IF OUR BUSINESS IS DOING WELL.

     Our current stockholders hold a substantial number of shares, which they will be able to sell in the public market in the near future. Sales of a substantial number of shares of our common stock could cause our stock price to fall. In addition, the sale of these shares could impair our ability to raise capital through the sale of additional stock.

     After this offering, we will have outstanding 29,544,737 shares of common stock. This includes 7,500,000 shares that we are selling in the offering, which may be resold immediately in the public market. The remaining 22,044,737 shares will become eligible for resale in the public market as shown in the table below.

APPROXIMATE NUMBER OF
  SHARES/PERCENT OF
OUTSTANDING AFTER THE
       OFFERING                DATE OF AVAILABILITY FOR RESALE INTO PUBLIC MARKET
----------------------    ------------------------------------------------------------
   13,420,045/45.4%       180 days after the date of the final prospectus due to
                            agreements these stockholders have with us and the
                            underwriters. However, the underwriters can waive this
                            restriction without prior notice and allow these
                            stockholders to sell their shares at any time.
    3,134,557/10.6%       At various times after 180 days after the date of the final prospectus and through November 5, 2000 a total of
                            approximately 3,134,557 additional shares will be eligible for sale pursuant to Rules 701 and 144.
     2,454,941/8.3%       At various times after November 5, 2000 and through December
                            8, 2000, a total of approximately 2,454,941 additional
                            shares will be eligible for sale pursuant to Rules 701 and
                            144.
     1,195,097/4.0%       At various times after December 8, 2001 and through January
                            18, 2000, a total of approximately 1,195,097 additional
                            shares will be eligible for sale pursuant to Rules 701 and
                            144.
     1,840,097/6.2%       At various times after January 18, 2001, a total of
                            approximately 1,840,097 additional shares will be eligible for sale pursuant to Rules 701 and 144.

     NEW STOCKHOLDERS WILL INCUR SUBSTANTIAL DILUTION OF APPROXIMATELY $5.80 PER SHARE AS A RESULT OF THIS OFFERING

     The initial public offering price is expected to be substantially higher than the book value per share of our outstanding common stock. As a result, investors purchasing common stock in this offering will incur immediate substantial dilution of approximately $5.80 per share. In addition, we have issued options to acquire common stock at prices significantly below the initial public offering price. Assuming that outstanding options are exercised in full, there would be further dilution to investors in this offering of $1.70 per share. See "Dilution" for a more detailed description of how new stockholders will incur dilution.

                           FORWARD-LOOKING STATEMENTS

     This prospectus contains forward-looking statements that involve risks and uncertainties. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as may, will, should, expect, plan, intend, anticipate, believe, estimate, predict, potential or continue, the negative of such terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially. In evaluating these statements, you should specifically consider various factors, including the risks outlined in the Risk Factors section above. These factors may cause our actual results to differ materially from any forward-looking statement. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

                                USE OF PROCEEDS

     Our net proceeds from the sale of the shares of common stock we are offering hereby are estimated to be $68.8 million, or $79.2 million if the underwriters' option to purchase additional shares is exercised in full, based on an initial offering price of $10.00 per share and after deducting the underwriting discounts and commissions and estimated offering expenses.

     The principal purposes of this offering are to fund our operating losses, increase our working capital, fund our capital expenditures, create a public market for our common stock, and facilitate our future access to the public capital markets. We currently expect to use the net proceeds of this offering primarily for working capital and general corporate purposes, including marketing and brand building efforts, capital expenditures associated with the expansion and building of distribution centers, and technology and system upgrades. We are in the process of building a second distribution center which will require capital investments in facilities and equipment of $7 million to $9 million. We have not yet determined the actual expected expenditures and thus cannot estimate the amounts to be used for each of these purposes. The amounts and timing of these expenditures will vary depending on a number of factors, including the amount of cash generated by our operations, competitive and technological developments and the rate of growth, if any, of our business. In addition, we may use a portion of the net proceeds for further development of our product lines through acquisitions of products, technologies and businesses. Accordingly, although we have no present commitments or agreements with respect to any such acquisitions, management will have significant discretion in applying the net proceeds of this offering. Pending such uses, we will invest the net proceeds in short-term, investment grade, interest-bearing securities.

                                DIVIDEND POLICY

     We have never declared or paid cash dividends on our capital stock. We currently intend to retain all available funds and any future earnings for use in the operation of our business and do not anticipate paying any cash dividends in the foreseeable future.

                                 CAPITALIZATION

     The following table sets forth our capitalization as of December 31, 1999. Our capitalization is presented:

     - On an actual basis;

     - On a pro forma basis to give effect to the automatic conversion of all of the outstanding shares of our convertible preferred stock into shares of common stock upon the closing of this offering; and

     - On a pro forma as adjusted basis to reflect the automatic conversion of all of the outstanding shares of our convertible preferred stock and our receipt of the estimated net proceeds from the sale of 7,500,000 shares of common stock in this offering at an estimated price of $10.00 per share.


                                                                        DECEMBER 31, 1999
                                                              --------------------------------------
                                                                                          PRO FORMA
                                                               ACTUAL      PRO FORMA     AS ADJUSTED
                                                              --------    -----------    -----------
                                                                          (IN THOUSANDS)
Capital lease obligations...................................  $    120     $    120       $    120
Stockholders' equity:
  Preferred stock, $0.00125 par value, no shares authorized, issued or outstanding, actual and pro forma; 4,000,000
    shares authorized, no shares issued or outstanding, pro
    forma as adjusted.......................................        --           --             --
  Convertible Preferred Stock, $0.00125 par value;
    Series A -- 5,781,862 shares authorized; 5,781,862
      shares issued and outstanding actual; none authorized,
      issued or outstanding, pro forma and pro forma as
      adjusted..............................................         7           --             --
    Series B -- 11,120,000 shares authorized; 10,518,678
      shares issued and outstanding actual; none authorized,
      issued or outstanding, pro forma and pro forma as
      adjusted..............................................        13           --             --
    Series B-1 -- 1,040,000 shares authorized; no shares
      issued and outstanding actual; none authorized issued
      or outstanding pro forma and pro forma as adjusted....        --           --             --
Common Stock $0.00125 par value; 28,800,000 shares
  authorized, actual and pro forma; 4,641,797 shares issued
  and outstanding, actual; 20,942,337 shares issued and
  outstanding, pro forma; 150,000,000 shares authorized,
  28,442,337 shares issued and outstanding, pro forma as
  adjusted..................................................         6           26             35
Additional paid-in capital..................................   128,442      128,442        197,183
Accumulated deficit.........................................   (61,778)     (61,778)       (61,778)
Stockholder note receivable.................................      (188)        (188)          (188)
Deferred stock-based compensation...........................   (15,382)     (15,382)       (15,382)
                                                              --------     --------       --------
    Total stockholders' equity..............................    51,120       51,120        119,870
                                                              --------     --------       --------
         Total capitalization...............................  $ 51,240     $ 51,240       $119,870
                                                              ========     ========       ========


     On January 18, 2000, we issued 1,102,400 shares of Series C preferred stock to an investment entity of The Walt Disney Company. These shares will automatically convert into 1,102,400 shares of our common stock upon consummation of this offering. For additional information relating to this transaction see "Business -- Relationship with GO.com."

     In addition to the shares of common stock to be outstanding after the offering, we may issue additional shares of common stock under the following plans and arrangements:

     - 983,400 shares issuable upon exercise of options outstanding at a weighted average exercise price of $1.86 per share as of December 31, 1999; and

     - a total of 2,068,000 shares available for future issuance under our various stock plans at December 31, 1999, excluding the annual increases in the number of shares authorized under each of our plans beginning January 1, 2001. See "Management -- Stock Plans" for a description of how these annual increases are determined.

     Please read this capitalization table together with the sections of this prospectus entitled "Selected Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and with the financial statements and related notes beginning on page F-1.

                                    DILUTION

     Our pro forma net tangible book value as of December 31, 1999 was approximately $50.7 million or $2.42 per share of common stock. Pro forma net tangible book value per share represents the amount of our total tangible assets reduced by the amount of our total liabilities and divided by the total number of shares of common stock outstanding, after giving effect to the automatic conversion of our convertible preferred stock. Dilution in pro forma net tangible book value per share represents the difference between the amount per share paid by purchasers of shares of common stock in this offering and the pro forma net tangible book value per share of common stock immediately after the completion of this offering. After giving effect to the sale of the 7,500,000 shares of common stock offered by Pets.com at an assumed initial public offering price of $10.00 per share, and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma net tangible book value as of December 31, 1999 would have been approximately $119.5 million or $4.20 per share of common stock. This represents an immediate increase in pro forma net tangible book value of $1.78 per share to existing stockholders and an immediate dilution of $5.80 per share to new investors of common stock. The following table illustrates this per share dilution:

Assumed initial public offering price per share.............           $  10.00
  Pro forma net tangible book value per share as of December
     31, 1999...............................................  $2.42
  Increase per share attributable to new investors..........   1.78
                                                              -----
Pro forma net tangible book value per share after this
  offering..................................................               4.20
                                                                       --------
Dilution per share to new investors.........................           $   5.80
                                                                       ========


     Assuming the exercise in full of all outstanding options, our pro forma as adjusted net tangible book value at December 31, 1999 would be $4.12 per share, representing an immediate increase in net tangible book value of $1.70 per share to our existing stockholders, and an immediate decrease in the net tangible book value per share of $1.70 to the new investors.



     The following table summarizes on a pro forma basis after giving effect to the offering at an initial public offering price of $10.00 per share, as of January 18, 2000, the differences between the existing stockholders and new investors with respect to the number of shares of common stock purchased from us, the total consideration paid to us and the average price per share paid.



                                           SHARES PURCHASED       TOTAL CONSIDERATION
                                         ---------------------   ----------------------   AVERAGE PRICE
                                           NUMBER      PERCENT      AMOUNT      PERCENT     PER SHARE
                                         -----------   -------   ------------   -------   -------------
Existing stockholders..................   22,044,737     74.6%   $121,804,000     61.9%      $ 5.53
New investors..........................    7,500,000     25.4      75,000,000     38.1        10.00
                                         -----------    -----    ------------   ------
  Totals...............................   29,544,737    100.0%   $196,804,000    100.0%
                                         ===========    =====    ============   ======



     The foregoing table is based upon the number of shares actually issued and outstanding as of January 18, 2000 and assumes no exercise of options outstanding as of January 18, 2000. As of that date there were 983,400 shares issuable upon exercise of options outstanding at a weighted average exercise price of $1.86 per share. Assuming the exercise of these options, the average price per share paid by existing stockholders would have been $5.37.

                     SELECTED FINANCIAL AND OPERATING DATA

     The selected financial and operating data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations", our financial statements and the notes thereto and the other information contained in this prospectus. The selected balance sheet data as of December 31, 1999 and the selected statement of operations data for the period from February 17, 1999 (inception) to December 31, 1999 have been derived from our audited financial statements appearing elsewhere in this prospectus. The selected balance sheet data as of September 30, 1999 has been derived from our audited financial statements not included in this prospectus. The statement of operations data for the quarters ended June 30, 1999, September 30, 1999 and December 31, 1999 have been derived from our unaudited financial statements not included in this prospectus. We prepared the unaudited financial statements on substantially the same basis as the audited financial statements and, in our opinion, they include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of our results of operations for the quarters ended June 30, 1999, September 30, 1999 and December 31, 1999. The historical results presented below are not necessarily indicative of future results.

     The calculation of pro forma net loss per share gives effect to the automatic conversion of all of the outstanding shares of our convertible preferred stock into shares of common stock upon the completion of this offering.

                            SELECTED FINANCIAL DATA

                                                                                                      PERIOD FROM
                                                                                                   FEBRUARY 17, 1999
                                                                 QUARTER ENDED   QUARTER ENDED      (INCEPTION) TO
                                                 QUARTER ENDED   SEPTEMBER 30,   DECEMBER 31,        DECEMBER 31,
                                                 JUNE 30, 1999       1999            1999                1999
                                                 -------------   -------------   -------------   ---------------------
STATEMENTS OF OPERATIONS:
Net sales......................................    $      39       $     568      $     5,168         $     5,787
Cost of goods sold.............................          (76)         (1,766)          11,570             (13,412)
                                                   ---------       ---------      -----------         -----------
  Gross margin.................................          (37)         (1,198)          (6,402)             (7,625)
Operating expenses:
     Marketing and sales.......................        1,122          10,693           30,676              42,491
     Product development.......................        1,624           2,194            2,646               6,481
     General and administrative................          838           1,205            2,211               4,254
     Amortization of stock-based
       compensation............................           --           1,139              979               2,118
                                                   ---------       ---------      -----------         -----------
       Total operating expenses................        3,584          15,231           36,512              55,344
                                                   ---------       ---------      -----------         -----------
  Operating loss...............................       (3,621)        (16,429)         (42,914)            (62,969)
  Interest income, net.........................          123             577              491               1,191
                                                   ---------       ---------      -----------         -----------
  Net loss.....................................    $  (3,498)      $ (15,852)     $   (42,423)        $   (61,778)
                                                   =========       =========      ===========         ===========
Basic and diluted net loss per share...........    $   (2.41)      $  (10.91)     $    (28.92)        $    (42.42)
Weighted average shares outstanding used to
  compute basic and diluted net loss per
  share........................................    1,453,470       1,453,470        1,466,803           1,456,489
Pro forma basic and diluted net loss per
  share........................................                                                       $     (3.48)
Weighted average shares outstanding used to
  compute pro forma basic and diluted net loss
  per share....................................                                                        17,757,028

                                                              SEPTEMBER 30,   DECEMBER 31,
                                                                  1999            1999
                                                              -------------   ------------
BALANCE SHEET DATA:
  Cash and cash equivalents.................................     $36,231        $ 30,196
  Working capital...........................................      34,913          36,088
  Total assets..............................................      48,399          60,310
  Convertible preferred stock and related paid-in capital...      60,382         109,637
  Total stockholders' equity, including convertible
     preferred stock........................................      42,584          51,120

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with the Consolidated Financial Statements and the related Notes contained elsewhere in this prospectus.

OVERVIEW

     Pets.com is a leading online retailer of pet products, integrating product sales with expert information and professional resources. Our broad selection of approximately 12,000 SKUs transcends the limited product selection of superstores, specialty stores and grocery stores.

     We were formed in February 1999. The assets related to the Web store, including the Pets.com domain name, were sold to Pets.com, Inc. from a third party concurrent with our first round of venture capital investment. We had a small amount of revenue during the second quarter of 1999 from a limited number of products available on our Web store. From inception through the launch of the second version of our Web store in July 1999, our operations were concentrated on the development of our Web store, the opening of a distribution center in San Francisco and establishing supplier and vendor relationships. Since July 1999, we have continued these operating activities and have also focused on building sales momentum, expanding our product offerings, building vendor relationships, promoting our brand name, improving the efficiency of our order fulfillment processes and improving our customer service operations.

     We derive substantially all of our revenues from the online sale of pet products. We do not currently sell live animals such as fish or reptiles, but we may do so in the future. Virtually all of our orders are fulfilled from our distribution center and either billed to the customer's credit card or payment is received via check. Generally, we collect cash from credit cards in two to five days from the date ordered. If the pay-by-check method is selected, the order is shipped once the customer's check is deposited and funds are available. If a customer is not satisfied with a particular product or service we provide within 30 days of the date of purchase, we generally refund all or a portion of the sale. To date, our refunds have averaged less than 3% of net sales.

     We have completed business development for our private label dog and cat food and cat litter products, which we intend to launch in the first half of 2000. We have completed the marketing plan, vendor selection, product development, consumer research, packaging development, and trademark search and registration with regard to these products. Remaining steps to be taken during 2000 include the purchase and stocking of the physical products as well as expenditures for promotional material. We intend to expand the Pets.com brand product line in the second half of 2000 to include apparel, bowls, rawhide, chews, toys and other accessories. This expansion will require additional development expenditures, which amounts will be determined by the range of additional products offered, and this has not yet been determined.

     We have incurred net losses of $61.8 million from inception to December 31, 1999. We believe that we will continue to incur net losses for at least the next four years, and possibly longer, and that the rate at which we will incur such losses will increase significantly from current levels. We anticipate our losses will increase because we expect to incur additional costs and expenses related to brand development, marketing, and other promotional activities, distribution, customer service, content development, technology and infrastructure development and other capital expenditures. However, because we only began selling products in February 1999, we have yet to achieve meaningful revenues, and we have a limited operating history on which to base an evaluation of our business and prospects.

     Net Sales. Net sales consist of product sales and charges to customers for outbound shipping and handling and are net of allowances for product returns, promotional discounts and coupons. We recognize product and shipping revenues when the related product is shipped. In the future, the level of our sales will depend on a number of factors including, but not limited to, the frequency of our customers' purchases, the quantity and mix of products, pricing of products and shipping, sales promotions and discounts, seasonality and customer returns.

     Cost of Sales and Gross Margin. Cost of sales consists primarily of the costs of products sold to customers and outbound and inbound shipping costs. We expect cost of sales to increase in absolute dollars to the extent that our sales volume increases. Promotional tools include rotating discounts on product segments as well as online and offline coupons to targeted audiences. We may in the future expand or increase the coupons and discounts we offer to our customers and may otherwise alter our pricing structures and policies. These changes may negatively affect our gross margin. Our gross margin will fluctuate based on a number of factors, including, but not limited to the cost of our products, our product and shipping pricing strategy, product mix, our distribution centers and inventory control. Our product margins currently range from between 20% and 25% in the aggregate. We expect that our product margins will nearly double if we are able to achieve our objective over time of broadening our product mix by adding private label food and accessories which have higher margins. In addition, our shipping costs currently range from between 100% and 110% of revenues. We expect these costs, as a percentage of revenues, to decrease to between 20% and 25% after our second distribution center in Indianapolis has achieved its target shipping level, and to decrease further thereafter as we add additional distribution centers. We expect that we will be able to achieve over time operating margins of more than 15% as we achieve greater efficiencies in our operations and increases in our gross margins and revenues.

     Marketing and Sales Expenses. Marketing and sales expenses consist primarily of advertising and promotional expenditures, supplies, payroll and related expenses for personnel engaged in marketing, merchandising and business development. We intend to continue to pursue an aggressive branding and marketing campaign and, therefore, expect marketing and sales expenses to increase significantly in absolute dollars. Marketing and sales expenses may also vary considerably as a percentage of net revenues from quarter to quarter, depending on the timing of our advertising campaigns and our response to competitive developments in our market.

     Product Development Expenses. Product development expenses consist primarily of payroll and related expenses for our Web store development, systems personnel, consultants, content and other Web store costs. Over the next several months, we plan to continue to work on a significant number of development projects that will result in increased product development expenses. We believe that continued investment in product development is critical to attaining our strategic objectives and maintaining our competitive position in our market and, as a result, we expect product development expenses to increase significantly in absolute dollars, but to fluctuate as a percentage of net revenue from quarter to quarter.

     General and Administrative Expenses. General and administrative expenses consist of payroll and related expenses for development, design, production, finance, human resources, executive and administrative personnel, corporate facility expenses, professional services expenses, travel and other general corporate expenses. We expect general and administrative expenses to increase in absolute dollars as we expand our staff and incur additional costs related to the anticipated growth of our business and being a public company, but to fluctuate as a percentage of net revenue from quarter to quarter.

     Amortization of Stock-Based Compensation. We recorded total stock-based compensation of $17.5 million for the period from inception on February 17, 1999 to December 31, 1999 in connection with stock options granted and restricted stock issued during such periods. In the case of stock options granted, the stock-based compensation amounts represent the difference between the exercise price of stock option grants and the deemed fair value of our common stock at the time of such grants. In the case of restricted stock, the stock-based compensation represents the difference between the purchase price of the restricted stock and the deemed fair value of our common stock on the date of purchase. Such amounts are amortized as an expense over the vesting periods of the applicable agreements, resulting in amortization of stock-based compensation totaling $2.1 million for the period from inception on February 17, 1999 to December 31, 1999. The amortization expense relates to options awarded to employees in all operating expense categories. Stock-based compensation for stock options and restricted stock issued through

December 31, 1999 that will be subsequently recognized as expense for each of the next four years is estimated to be as follows:

                          YEAR                                AMOUNT
                          ----                            --------------
                                                          (IN THOUSANDS)
2000....................................................   $     4,375
2001....................................................   $     4,375
2002....................................................   $     4,375
2003....................................................   $     2,257

The amount of stock compensation expense to be recorded in future periods could decrease if options for which accrued but unvested compensation has been recorded are forfeited.

     Income Taxes. There was no provision or benefit for income taxes for any period since inception due to our operating losses. As of December 31, 1999, we had $56.2 million of net operating loss carryforwards for federal income tax purposes, which expire beginning in 2019. We have not recognized any benefit from the future use of loss carryforwards for these periods or for any other period since inception because of uncertainty surrounding their realization. The amount of net operating losses that we can utilize may be limited under tax regulations in circumstances including a cumulative stock ownership change of more than 50% over a three year period. It is possible that such a change may have already occurred or could occur as a result of this offering. See Note 5 of Notes to Consolidated Financial Statements.

RESULTS OF OPERATIONS

     We have not provided year-to-year comparative quarterly results because we only commenced operations in February 1999.

LIQUIDITY AND CAPITAL RESOURCES

     Since inception, we have financed our operations primarily through private sales of convertible notes payable and preferred stock, which, through December 31, 1999, yielded net cash proceeds of $109.2 million.

     Net cash used in operating activities was $65.3 million from inception on February 17, 1999 to December 31, 1999. Net cash used in operating activities for this period primarily consisted of net losses, increases in inventories and other working capital purposes.

     Net cash used in investing activities was $14.5 million from inception on February 17, 1999 to December 31, 1999. Net cash used in investing activities primarily consisted of leasehold improvements and purchases of equipment and systems, including computer equipment and fixtures and furniture.

     Net cash provided by financing activities was $110.0 million from inception on February 17, 1999 to December 31, 1999. Net cash provided by financing activities during each of those periods primarily consisted of cash proceeds from the issuances of preferred stock. In April 1999 we issued 5,781,862 shares of Series A preferred stock in exchange for an aggregate purchase price of $10.0 million. In June 1999 we issued 5,298,014 shares of Series B preferred stock for an aggregate purchase price of $50.0 million. In November and December 1999, we issued 5,220,664 shares of Series B preferred stock in exchange for an aggregate purchase price of $49.2 million.

     As of December 31, 1999 we had $30.2 million of cash and cash equivalents. As of that date, our principal commitments consisted of obligations outstanding under capital and operating leases aggregating approximately $3.3 million through December 31, 2000. In November 1999 we invested $2 million for an equity position in PetPlace.com, Inc. and are committed to invest an additional $1.5 million no later than February 2000. Although we have no material commitments for capital expenditures, we anticipate a increase in our capital expenditures and lease commitments consistent with anticipated growth in operations, infrastructure and personnel. In the first half of 2000, we intend to add a second distribution center to ensure greater control over the distribution process and to ensure adequate supplies of products to our customers. The second distribution center is in the final planning stages and will require capital investments in facilities and equipment of $7 million to $9 million. For 2000, we anticipate our total capital expenditures will be at least $15 million, which will include substantial expenditures toward technology and systems upgrades to support the distribution centers and increases in business volume. In January 2000, we issued 1,102,400 shares of Series C preferred stock to an affiliate of The Walt Disney Company in exchange for $11.0 million of media advertising on ABC, Inc., an affiliate of The Walt Disney Company.

     We currently anticipate that the net proceeds of this offering, together with our available funds, will be sufficient to meet our anticipated needs for working capital and capital expenditures through at least the next 12 months. We may need to raise additional funds prior to the expiration of such period if, for example, we pursue business or technology acquisitions or experience operating losses that exceed our current expectations. If we raise additional funds through the issuance of equity, equity-related or debt securities, such securities may have rights, preferences or privileges senior to those of the rights of our common stock and our stockholders may experience additional dilution. We cannot be certain that additional financing will be available to us on acceptable terms when required, or at all.

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

                                    BUSINESS

OVERVIEW

     As a leading online retailer of pet products, we are committed to serving pets and their owners by combining our product offerings with expert information on pets and their care. Through our broad selection of products and services we seek to exceed the more limited selections offered by superstores, specialty stores and grocery stores in connection with pet product retailing. One of our primary goals is to help consumers make informed purchasing decisions. For example, we provide information to help pet owners manage day-to-day needs as well as the life stages of their pet, and our topical articles and community bulletin boards focus on these and other pet care issues. Our Web store provides customers with a convenient, one-stop shopping experience and it is organized to reflect how consumers think about shopping for their pets. Our Web store currently focuses on the most popular pets, including dogs, cats, birds, fish, reptiles, ferrets, and other small pets, and our in-house distribution, fulfillment, customer service, and technology operations enable us to provide our customers with rapid turn-around and order fulfillment services. We actively participate in the pet community both through our Web store and through Pets.commitment, our charitable foundation that supports the role that pets and people play in each others' lives, and we also encourage our customers to participate with us.

INDUSTRY BACKGROUND

     THE GROWTH OF THE INTERNET AND ELECTRONIC COMMERCE

     The Internet has become an increasingly significant medium for communication, information exchange, and commerce. International Data Corporation estimates that there will be approximately 196 million online users worldwide at the end of 1999 and that this number will grow to approximately 399 million users by the end of 2002. Forrester Research estimates that online purchases made by consumers in the United States will grow from $20 billion in 1999 to $184 billion by 2004, representing a compound annual growth rate of 56%, and estimates that the total number of U.S. online consumers will grow from approximately 17 million in 1999 to 49 million in 2004, representing a compound annual growth rate of nearly 24%. We believe this increased usage is due to a number of factors, including a large installed base of personal computers, advances in the speed of personal computers and modems, easier and cheaper access to the Internet, improvements in network security, infrastructure and bandwidth, a broader range of online offerings, and growing consumer awareness of the benefits of online shopping.

     THE PET PRODUCTS RETAIL INDUSTRY


     The pet products industry is a large and growing market characterized by a loyal and emotion-driven customer base whose needs we believe are not adequately satisfied by traditional retail stores. According to the Pet Industry Joint Advisory Council, U.S. consumer spending on pet products and services grew at an annual rate of approximately 9% per year between 1993 and 1997 totaling approximately $23 billion at the end of 1997. Pets have become an increasingly important part of U.S. households, numbering over 235 million at the end of 1998, based on a survey conducted by Sloan Trends & Solutions, Inc. More than 60% of U.S. households owned a pet and 40% of those households owned more than one pet in 1998, declining from 44% in 1996, according to a recent American Pet Products Manufacturers Association study. In addition, according to Sloan Trends & Solutions, Inc., U.S. households spent on average $350 on their pets in 1998.



     Pet owners generally exhibit strong emotional connections to their animals. For example, according to Sloan Trends & Solutions, Inc., over 80% of pet owners consider their pets to be members of the family, and according to a recent American Pet Products Manufacturers Association study, 62% of pet owners buy their pets gifts. In addition, over 80% of pet owners surveyed by the American Animal Hospital Association stated that in an emergency they would likely risk their life for their pet. Because of this strong human-animal bond, we believe pet owners, like parents, represent an attractive base of consumers


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

who seek a wide variety of products and information for their pets which promote their pets' health, well being and happiness.

     Store-based pet supply retailers have traditionally served the pet product market in the United States. These include superstore retailers such as Petco Animal Supplies, Inc. and PetsMart, Inc., grocery store retailers such as Kroger Company and Safeway, Inc., mass market retailers such as Wal Mart Stores, Inc. and Kmart Corporation, and smaller, independent specialty pet products stores.

     While in the aggregate these channels provide consumers with a wide selection of pet related products, we believe traditional store-based retailers for pet products have the following limitations:

     Lack of One-Stop Shopping. The pet products retail market is fragmented, generally requiring consumers to shop at multiple outlets to find everything they need for their pets. For example, superstore retailers, grocery stores and mass market retailers tend to carry a deep selection of well known brand name pet products from leading vendors, but have fewer specialty products. Specialty pet stores instead tend to carry a broader selection of specialty products from smaller vendors, but usually have a limited selection of the more well known brand name products. On a combined basis, specialty pet stores control the largest percentage of sales in the U.S. pet product retail market, having 20% of U.S. sales based on data published by the Pet Industry Joint Advisory Council in 1998. This lack of one-stop shopping also applies to other online retailers who have chosen to duplicate the traditional retail model in terms of selection and are offering a subset of a superstore product mix.

     Limited Geographic Coverage. The few pet retailers who do tend to offer a broader selection of products either operate on a regional basis or only in metropolitan areas. This leaves a significant percentage of the U.S. population without easy access to all of the products they need for their pets. Opening additional stores would require substantial investments in real estate and inventory, as well as in trained personnel, for these chain stores. The high cost of opening and maintaining additional stores further limits the ability of retailers to serve geographic areas that are not densely populated.

     Inconvenience of Store Design and Layout. We believe consumers value the opportunity to select items from a broad range of pet products that best fit their needs. However, the constraints of retail shelf space and store layouts limit traditional retailers' ability to meet many customers' needs, often dictating a limited product selection that appeals to the broadest number of consumers. Products are typically displayed by brand, category or packaging to maximize stocking efficiencies, especially for bulk products such as dog food, and to promote fast selling products. Further, because of large investments in inventory required to keep stores fully stocked, traditional pet retailers often have limited flexibility to adapt their merchandising strategies to meet changing consumer demand.

     Limited, Inconsistent Information. Consumers buying pet products often seek information and expert advice to assist them in making purchase decisions. However, many traditional store-based retailers do not provide consumers with easy access to useful product information or readily available on-site experts who can provide assistance. In addition, even where on-site support is available, the quality of information and expertise may be inconsistent due to the challenges of hiring, training and maintaining knowledgeable sales staff. This limits the level of customer service available to consumers.

     As a result of these factors, we believe that consumers typically find the pet product shopping experience to be both inconvenient and unpleasant. Shopping for pet products in retail stores can involve making trips to multiple stores, extended searching for desired products, waiting in line to make a purchase and carrying home heavy bags of pet food, litter or other bulk products.

THE PETS.COM SOLUTION

     We are a leading online retailer of pet products integrating product sales with expert information on pets and their care. Our mission is to serve pets and their owners with the best care possible through broad product selection, expert information and superior service. We seek to address the entire pet products market, transcending the limited product selection of superstores, specialty stores and grocery stores. Our Web store tightly integrates broad product selection with highly relevant content, providing consumers with the pet-related information they need to make informed purchase decisions. Additionally, we provide information to help pet owners manage the life stages of their pet coupled with topical articles that address their pet care needs. We believe that our Web store provides customers with a superior one-stop shopping experience, with direct delivery to their doors.

     We are distinguished in the online pet retail industry because of our in-house control over key aspects of our business. Our online design and editorial team is responsible for the consumer shopping experience, creation and delivery of pet information, and general usability of our Web store. Our technology group is responsible for the development and maintenance of our Web store and back-end transaction processing and fulfillment. Our merchandising team has more than 90 years of combined buying and merchandising experience and deep product knowledge which enables them to build and maintain close relationships with manufacturers and build our private label business. Our in-house distribution and fulfillment operation enables full control over the product supply process from product mix to customer shipments. Our customer service department manages the communication with customers. We believe our in-house control of these functions is an important strength that enhances our competitive position in the pet products industry.

     We attract and retain consumers by emphasizing the following key attributes:


     Extensive Product Selection Enables One-Stop-Shopping. We provide consumers with one-stop-shopping for their pet care needs, with direct delivery to their doors. Our broad selection addresses nearly the entire pet products market, transcending the limited product selection of superstores, specialty stores and grocery stores. We cater to the needs and interests of consumers who own dogs, cats, fish, birds, ferrets, reptiles, and other small pets. As of December 1999, we had shipped products to approximately 144,000 customers. With only one distribution center, our SKU count is currently equivalent to the number of SKUs available at the largest pet superstores, and by the middle of 2000 is projected to increase to roughly two times the SKUs available at these stores. Our online business model enables us to aggregate a diverse product selection that is not generally found in single retail outlets, respond more quickly to new product introductions than traditional retailers, and dynamically change our mix on a national basis to meet consumer needs and interests.


     Expert Information and Professional Resources. Because of the emotional attachment consumers have toward their pets, they value extensive information from experts to give them confidence that they are giving their pets the best care possible. We offer this information to consumers in several different ways:

     - Editorials. Our in-house staff of pet experts, veterinarians, an animal behavior specialist, and a pet attorney provide consumers with advice on a wide variety of animal topics. We offer an "Ask the Vet" column hosted by one of our veterinarians, in which answers are given to customer questions. In addition, multiple articles are posted weekly spanning seasonal topics, current events, health, nutrition, and behavior, among others.

     - Periodicals. Our offline print publication, Pets.com, The Magazine For Pets and Their Humans, is designed to further establish Pets.com in the lives of consumers and their pets, and to introduce pet owners to the products and expert information available in our Web store. Our team contributes high quality, original content spanning lifestyle, health, behavioral, and product information. The first issue of the magazine was published in November 1999, the second issue was published in January 2000, and each had a distribution of more than one million copies. We intend to publish this magazine on a bi-monthly basis.

     - Professional Resources. Consumers can use our search tool to find a wide range of professional pet resources near where they live. These resources include veterinarians, hospitals and emergency care centers, kennels and boarding facilities, hotels accepting pets, and pet sitters, among others.

     - Veterinary Relationships. We provide consumers with a comprehensive array of veterinary information through two exclusive strategic relationships. We have an exclusive strategic relationship with PetPlace.com which intends to launch a comprehensive, online educational library through its Web site in the first quarter of 2000 for pet owners and veterinarians covering pet illness and wellness. PetPlace.com will provide our customers with extensive resources through links to their Web site to help them increase the quality of healthcare for their pets. We also have a strategic alliance with the American Veterinary Medical Foundation which enables us to provide information about our products in their healthcare information video sent out bi-monthly to approximately 17,000 veterinarians, who can make this information available to consumers.

     Superior Shopping Experience. We believe that we provide an intuitive, easy-to-use Web store, offering extensive product selection across the most popular pet types, supported by tightly integrated, relevant editorial and searchable resource information. We categorize and organize our products to reflect how consumers shop for their pets, allowing them to browse by pet type, category, product line and individual product. Our product presentation is supported by numerous high resolution photographs of products available for sale in our Web store. We offer search capabilities across all products and editorial content. Further convenience advantages of our Web store include:

     - Continuous replenishment of food and litter through "Keep It Comin' " which allows customers to schedule ongoing deliveries of products;

     - A gift center, allowing consumers to match gifts to pet lifestyles and personalities; and

     - Advanced personalization features, including the use of wish lists and address books.

     Quality Customer Service. The typical online shopping experience begins with the search for products that meet specific needs, includes the online ordering process, and extends through product delivery and post-purchase support. We believe that the ability to accurately fulfill orders, ship products quickly to a customer's door, or efficiently handle customer inquiries is as important to customer satisfaction as product selection. We have invested significant resources to create our own fulfillment, distribution, and customer service functions rather than outsourcing these functions to a third party. The decision to build this operation in-house provides us with the ability to carry differentiated products, buy direct from manufacturers and improve product margins, reduce shipping and handling costs and provide customer satisfaction through better service.

     Community. We encourage community participation both through our Web store and offline community efforts. Online consumers can participate in 60 different discussion groups covering various topics of interest across a range of pet types, and sign up to receive our online newsletter which is sent to consumers every two to three weeks. We offer specific forums for dogs, cats, fish, birds, reptiles, ferrets, horses, and small pets. Our online newsletter provides timely information, highlighting current articles and new products that are available at our Web store, and describes upcoming pet events. More than 230,000 consumers either receive our online newsletter or participate in our discussion groups each month. At the community level, we encourage participation through Pets.commitment, our charitable foundation that supports the role that pets and people play in each other's lives. Pets.commitment provides direct financial support and encourages volunteerism across animal shelters, animal therapy and service dog programs, and pet care and wellness organizations. Our intent is to contribute more than $1 million to these organizations by the end of 2000.

BUSINESS STRATEGY

     Our objective is to become one of the world's leading retailers of pet products. To achieve this objective, we intend to be the one-stop shop for pet products and the definitive source for pet information. Key elements of our business strategy include:

     Build Enduring Brand Equity. We have marketed our Web store to consumers through a wide range of advertising and promotional activities. We intend to continue to leverage our offline and online marketing strategies to maximize customer awareness, attract consumers most likely to make online purchases, and enhance our brand recognition as follows:

     - Advertising. We use television, radio, outdoor, and online advertising to build brand equity and create awareness. At the center of this campaign is our Pets.com sock puppet brand icon who we believe has already made an emotional connection with consumers. Media campaigns featuring this puppet communicate our key benefits of convenience, selection, and delivery.

     - Online Marketing Relationships. We leverage our relationships with select online content providers and portals to attract consumers most likely to make online purchases. These include Blue Mountain Arts and some of the online properties of GO.com, including the GO Internet portal, Disney.com, Family.com, and mrshowbiz.com.

     - National Events and Local Marketing. We use national sponsorships and local market efforts to build brand awareness and expand our customer base. This includes participation in national events such as the 1999 Macy's Thanksgiving Day Parade and promotion of "Take Your Dog To Work Day." Local market activities such as SPCA events, dog walks, and adoption fairs reach pet owners in a pet-related context.

     Offer Broadest Product Mix. We provide consumers with one-stop shopping for their pet care needs, with direct delivery to their doors. Our broad selection addresses nearly the entire pet products market, encompassing the selection of a superstore, specialty store and grocery store. We plan to grow from a SKU count of approximately 12,000 by year-end to more than 20,000 SKUs during 2000. We will continue to purchase products directly from manufacturers in order to optimize our product selection, enable a highly flexible product mix in response to new or fast moving items, strengthen our vendor relationships, customize promotions to specific consumer demographics and purchase patterns, easily test new items, and substantively improve our margins. We are currently working to broaden and diversify our product selection. For example, we will begin offering product in other pet-themed categories such as human apparel, calendars, picture frames and other home accessories by the first quarter of 2000. We also plan to introduce live fish during the first half of 2000 and equine-related products thereafter.

     Establish Our Private Label Brands. We plan to introduce a full line of high quality, private label dog and cat food and cat litter in the first half of 2000, marketed under the Pets.complete brand name targeted to the premium buyer. Our private label business should provide further margin enhancement, continued growth of our brand, and enhanced consumer loyalty and repeat purchases. We intend to expand this product line in the second half of 2000 under the Pets.com brand name to include apparel, bowls, rawhide, chews, toys, and a range of other accessories. These private label products will only be available at our Web store and will further distinguish our product selection.

     Provide Comprehensive and Relevant Content. We intend to be the definitive source of pet information. Our content is designed to address the broadest possible collection of pet types and a wide array of topics. We will increasingly deliver pet-related information in a variety of online and offline media forms, and in conjunction with a range of consumer and veterinary care partners. We will continue to encourage growing participation in a range of community forums, events, and newsletters.

     Deliver Superior Customer Service and Promote Repeat Purchases. We intend to continue to deliver a superior online shopping experience that encourages repeat purchases, beginning with the initial order and continuing through product delivery and post-purchase support. To accomplish this, we intend to build features which allow greater personalization and targeting of our Web store to existing customers, and will continue to invest in people, technology and distribution facilities which will allow us to continuously improve our customer service. This in-house competency enables us to distinguish our product selection from traditional and online retailers, realize better economics through greater margin control and reduced handling and shipping costs, and allows for better communication with customers.

     Continue to Maintain and Expand our Relationship with Amazon.com. Amazon.com is currently our largest stockholder and is represented on our board of directors. Although Amazon.com has no contractual obligation to provide us with consulting advice or engage in joint marketing activities, as a result of this

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equity ownership in our business Amazon.com has historically provided us with a number of services that have enabled us to benefit from its extensive online retailing experience. We have been able to consult with our Amazon.com counterparts across a range of operational and strategic initiatives. We have engaged in a number of joint marketing activities including joint e-mails. In the future, we intend to work to maintain and expand this relationship to grow our business.

     Continue to Maintain and Expand our Relationship with GO.com. We have a strategic relationship with GO.com, where we engage in promotions involving its online properties, including Family.com and Disney.com. We have recently expanded this relationship to include joint content development, distribution of Pets.com content on several GO.com online properties, and placement of media advertising with ABC, Inc. which, along with GO.com, is an affiliate of The Walt Disney Company. We intend to work to maintain and expand this relationship to grow our business.

     Expand Internationally. We intend to expand our business internationally in order to better serve pet owners and capitalize on a global market. We intend to complete the first step in this global expansion by taking an equity stake in Petspark.com, Ltd. a UK based online pet retailer that intends to offer pet owners a full range of pet-related services including a broad selection of pet products, expert information from veterinarians and animal behaviorists, and an online community of pet owners. In addition, Petspark.com, Ltd. will have the right to use our name in its marketing in the UK. We also intend to expand into Canada in the first half of 2000.

THE PETS.COM EXPERIENCE

     We offer consumers instant online access to a wide array of products, expert information and professional resources. We believe that we provide a convenient, easy-to-use Web store, offering extensive product selection across the most popular pet types, supported by integrated, relevant editorial and searchable resource information. From our home page, consumers can access the shopping area, read pet care articles in "Today's Features," search our store for products or content, view the "Pet of the Day," access our professional resources, or participate in one of the community discussion groups. Our Web store is optimized for fast loading at a range of connection speeds. Key components of the Pets.com experience include:

     Shopping at Pets.com. Our broad product selection offers products for many of the most popular pet types. We categorize and organize our products the way people shop for their pets, and support a highly visual shopping experience. Customers can shop at our online store as follows:

     - Pet Type. Our product offering spans a wide selection of products for dogs, cats, fish, birds, reptiles, ferrets, and small pets like hamsters, rabbits, and guinea pigs. Our home page allows consumers to select pet type to help them narrow the choices that follow.

     - Category. We provide consumers with the ability to browse categories based on the key attributes of that particular product category. For example, consumers shopping for dog food can browse by type of food, such as dry or canned, by the specific dog food brand, or by stage of their dog's life, such as puppy, adult or senior. These attributes differ by category and have been customized in our Web store to match these shopping patterns. This non-duplicative navigational approach helps eliminate the problem of consumers becoming overwhelmed as they browse hundreds of items within a category to find the product that they need.

     - Product Line. We enable consumers to browse as many as a dozen product lines from a single Web page. This browsing approach closely maps the physical retail experience and highly visual nature of shopping for pet products. In this category, a pet owner might know the color of the package or the picture on the front of the box, and then recall more specific information such as the brand name when they see the package.

     - Individual Product. Our product pages feature large, high quality photos of each item, and allow customers to select flavor, color, size and quantity from a single Web page. This eliminates the need for consumers to navigate through multiple Web pages to specify the attributes of a particular

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

       item that they want to purchase. In addition, as consumers make their specific product selection, this same Web page displays product availability in real time.

     - Checkout. We offer consumers a highly streamlined checkout experience requiring a minimal number of steps, only asking them for the information that is necessary to complete the transaction. The checkout area offers several convenient features such as the ability to create a personalized address book and then choose a specific address from the list by selecting it from a pull down menu.

     In addition, we recently opened a gift center, which allows consumers to match gifts to pet lifestyles and personalities. For example, consumers can find gifts for "the urban pet," "the dog who has everything," or "the cat in vogue." This new area also features seasonal baskets, offering consumers gift ideas tailored to particular holidays and seasons of the year. Overall, the gift center capitalizes on our belief that consumers consider their pets to be members of the family, providing consumers with a fun, creative way to shop for their pets.

     Editorial and Resource Information. We provide our customers with expert information and professional resources, tightly coupled with our product selection in order to support informed purchase decisions. The information supports various pet lifestyles from urban to rural, and the full spectrum of stages from the young pet to the aging pet. The timely, topical, relevant nature of this editorial information reinforces the emotional connection that pet owners have with their animals, which we believe will help build loyalty to Pets.com as consumers return to the store to read the latest news and information. We offer the following editorial and resource information to our customers:

     - Online Articles. Our current editorial staff of in-house and freelance experts contributes 15-20 new articles per week which are posted in our Web store, spanning all pet types and a wide range of topical areas. Our experts include writers with extensive pet experience, veterinarians, an animal behaviorist, and a pet attorney. All articles contain a brief synopsis of the author's credentials in order to help consumers understand the area of expertise and qualifications of each of our writers. Our content includes product-specific information, basic pet information covering topics such as healthcare, nutrition, and behavior, and information based on seasonal topics and current events. We supplement the breadth and depth of our original content with licensed content on topics such as breed profiles and basic pet care information. Where relevant, our stories contain product references and merchandising links to support decision-making.

     - Resources. Consumers can use the search tool on our Web store to find a wide range of pet resources specific to the area in which they live. This resources include veterinarians, hospitals and emergency care clinics, kennels and boarding facilities, hotels that accept pets, and pet sitters, among others.

     - Pets.com, The Magazine For Pets and Their Humans. We are currently the only online pet retailer publishing a print magazine, which is designed to broaden awareness of Pets.com, drive purchase of products sold through our Web store, and increase current customer loyalty. Many pet owners will be introduced to our store through this magazine, which was published for the first time in November 1999 and again in January 2000, and was distributed to over 760,000 pet owning households. In addition, over 300,000 copies were distributed to veterinary offices, shelters, pet sitter organizations, and with our in-box product shipments to customers. We intend to publish new issues of the magazine bi-monthly.

MERCHANDISING AND PRODUCT SELECTION

     Merchandising. We have assembled an in-house merchandising team with pet industry expertise spanning product design, buying, import sourcing, and retail experience. This expertise gives us several key advantages. We use our category knowledge to source a broad assortment of products that encompasses the selection of a superstore, specialty store and grocery store. We leverage our vendor relationships to buy direct and realize better pricing, rapidly bring new products to market, capitalize on promotional

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

opportunities, and easily test new items on a national basis. We currently offer a majority of the well known brands in the pet industry such as Science Diet, IAMS, Pedigree and Eukanuba, and other well-known brands such as Alpo, FreshStep, Friskies and Hartz. We also offer our premium private label brand that includes Pets.complete food and litter and Pets.com supplies and accessories. Over time, we anticipate that 10-20% of our revenues will come from our private label products.

     Product Offering. Our product offering provides customers with a breadth and depth of selection across the most popular pet types and product categories as follows:

         DOGS                    CATS                    FISH                   BIRDS
         ----                    ----                    ----                   -----
Apparel                 Beds                    Aeration & Bubblers     Books & Videos
Beds                    Bells                   Aquarium & Kits         Cage Accessories
Behavior                Books                   Books & Videos          Cages & Kits
Modification            Bowls                   Bowls                   Food
Bones                   Cages & Accessories     Breeding Supplies       Hand Feeding
Books                   Calendars               Cleaning Equipment      Healthcare & Remedies
Bowls & Supplies        Cards                   Decor                   Nesting Supplies
Calendars               Carriers                Filtration              Toys
Carriers                Catnip & Cat Grass      Food & Accessories      Treats
Chews                   Collars                 Health Care             Wild Bird & Wildlife
Collars                 Doors & Barriers        Heaters
Containment             Feeders & Waterers      Lighting                FERRETS
Doors & Barriers        Flea & Pest Control     Live Plan Supplies      Apparel
Ears, Hooves, Etc.      Food                    Nets                    Food & Treats
Feeders & Waterers      Furniture               Pond                    Grooming
Flea & Pest Control     Grooming                Saltwater Supplies      Habitats
Food                    Hair Lifters & Rollers  Thermometers            Hammocks & Beds
Food Containers         Harnesses               Valves & Tubing         Health Care
Grooming                Health Care & Remedies  Water Test Kits         Leashes
Hair Lifters & Rollers  Holiday                 Water Treatments        Litter
Harnesses               I.D. Tags & Belts                               Litter Pans
Health Care & Remedies  Leashes                 REPTILES                Toys
Holiday                 Litter                  Books & Videos
Houses & Accessories    Litter Box Supplies     Bowls & Waterers        SMALL PETS
I.D. Tags               Litter Boxes            Decor                   Bedding
Leashes                 New Kitten              Food & Treats           Books & Videos
New Puppy               Repellents              Habitats                Bowls
Outdoor Clean-Up        Scratchers              Health Care             Cage Accessories
Rawhide                 Stain & Odor            Heating                 Cage Kits
Repellents              Starter Kits            Humidifiers             Carriers
Safety & First Aid      Toys                    Leashes                 Collars & Leashes
Stain Odor              Training                Lighting                Exercise
Starter Kits            Treats                  Substrate               Feeding Supplies
Tie-Outs                Vitamins & Supplements  Thermometers            Food
Toys                                                                    Grooming
Training                                                                Habitats
Treats & Biscuits                                                       Health Care
Videos & CDs                                                            Miscellaneous
Vitamins & Supplements                                                  Toys
                                                                        Treats & Chews

     Product Sourcing. As of December 31, 1999, we purchased our products from a network of approximately 200 manufacturers. For the period from inception through December 31, 1999, approximately 90% of our total sales were from this network of manufacturers. In addition, we anticipate adding well over 100 new direct relationships in the first half of 2000 as we expand our product selection.

VETERINARY CARE AND SERVICES


     The American Pet Products Manufacturers Association cites that approximately seven out of ten dog and cat owners and approximately two out of ten owners of birds, reptiles and small animals rely on


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


veterinarians when they need information about their pet. Given pet owners' reliance on veterinary expertise, we provide consumers with access to extensive veterinary care information. In parallel, we reach veterinarians with the most up-to-date research and information in order to help them better serve pet owners. We accomplish these objectives in several ways: by providing a wide variety of articles written by veterinarians; by allowing consumers to participate in our "Ask the Vet" column; and, by entering into relationships with accredited veterinary care organizations that provide consumers with in-depth information on pet illness and wellness, and that offer veterinarians access to the most current research and information on pet healthcare. A description of our strategic veterinary care relationships follows.


     PetPlace.com, Inc. We have made an equity investment in PetPlace.com and entered into a three year exclusive marketing agreement which includes mutual revenue sharing and new customer bounties which are paid for every new customer referred from one site to another. PetPlace.com intends to launch an online comprehensive, interactive, educational library through its Web site in the first quarter of 2000 for pet owners and veterinarians covering illness and wellness. Consumers will be able to search for relevant information on the site before they visit their veterinarian and after the pet's illness is diagnosed. Consumers will also be able to create a personal history of their pet, which might include recommendations on food, grooming, worms, or flea control. PetPlace.com is distinguished by its exclusive relationship with Angell Memorial Animal Hospital, one of the leading veterinary specialty hospitals, whose specialists provide content for this site and online consultations for consumers.

     We intend to provide our customers with in-depth veterinary care information, generate highly qualified customer leads, encourage repeat visits to our Web store, and build our brand. Our Web store is fully integrated with PetPlace.com in a number of ways: PetPlace.com consumers will be able to navigate directly from PetPlace.com articles to relevant products for purchase at our Web store; consumers who ask our veterinarians questions will be able to receive answers to the highly specialized healthcare issues from PetPlace.com; and consumers will be able to have direct access to extensive veterinary resources available on PetPlace.com.

     American Veterinary Medical Foundation. The American Veterinary Medical Foundation is a renowned professional association of over 60,000 veterinarians. Our strategic relationship with the American Veterinary Medical Foundation is a three year exclusive marketing agreement that we believe provides us with enhanced credibility. We have agreed to provide financial support in an amount of approximately $1 million to the American Veterinary Medical Foundation for key activities such as "ClientLink," a video sent out by American Veterinary Medical Foundation every two months to 17,000 veterinarians that provides up-to-date news and pet healthcare information. In return for this support, our Web store will receive bi-monthly coverage of products, services, and key initiatives, such as the launch of PetPlace.com in "ClientLink" beginning in January 2000, and we will have the right to use the American Veterinary Medical Foundation logo on our home page.

MARKETING AND PROMOTIONS

     Our marketing strategy is designed to attract customers most likely to shop online, convert browsers to buyers, meet or exceed customer expectations, drive loyalty and repeat purchases, build enduring brand equity, and reinforce the human-animal bond. In order to implement this strategy, we execute an integrated marketing campaign that includes the following:

     - Advertising. Our advertising is designed to build brand equity, create awareness, and generate initial purchase of products sold through our Web store. The campaign features the Pets.com sock puppet, who we believe has become popular with many consumers, and is a strategic icon of our brand. In this advertising, our sock puppet is a roving advocate for the brand, and has a playful, enthusiastic, funny, and caring personality. In our ads, he endears himself to both animals and their owners as he strives to make sure they get the products that they need. We use a mix of broadcast media including national network television, local radio in the top markets with online shoppers, outdoor advertising, online banners, text links, and e-mail newsletters.

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

     - Amazon.com Joint Marketing. We have implemented joint marketing programs with Amazon.com. To date, this includes joint e-mails. In addition, links to our Web page rotate on Amazon.com's home page and on other book category pages, consistent with their other marketing arrangements. In all of these marketing programs, Amazon.com receives a referral fee for delivering new customers to our Web store.

     - GO.com Joint Marketing. As part of our strategic relationship with GO.com, we plan to implement joint marketing programs with GO.com, which may include joint promotion of the Pets.com magazine, joint merchandise development, Pets.com development of exclusive content for Disney.com and Family.com, and key event sponsorship. In addition we intend to engage in joint online promotions including newsletters, sweepstakes and product promotions.

     - National Events and Local Marketing. Our national sponsorships are designed to build brand awareness and expand our customer base. A balloon float of our Pets.com sock puppet was featured in the 1999 Macy's Thanksgiving Day Parade. We own the trademark to "Take Your Dog to Work Day," and will be launching a national publicity campaign in 2000 which includes a video news release and a "Do It Yourself Kit" that helps companies structure their own event. We are the presenting sponsor of "Dog Day Afternoon," an outdoor festival for dogs and their owners organized by Design Industries Foundation Fighting AIDS. Our local marketing activities are designed to deliver the Pets.com message in a pet-related context at the community level. This includes local market efforts such as SPCA events and dog fashion shows, and grassroots activities including dog walks and adoption fairs in high Internet penetration markets.

     - Strategic Online Marketing Relationships. We have identified a select group of online companies who we believe attract buyers more likely to shop for pet products online. Our strategic relationship with GO.com allows us to be the exclusive online pet retailer for the Pets & Animals channel on Disney.com and the Pets category on Family.com. In addition, we have agreed to purchase online advertising on the GO Internet portal, and have the right to make placements in online commerce areas within the GO Network. Our agreement with GO.com expires in January 2003, although GO.com has the right to terminate the exclusivity provisions of the agreement at times prior to expiration. We are also the exclusive online pet retailer for Blue Mountain Arts, and have created special "pet holiday cards" that are offered to consumers at Bluemountain.com. We are also the exclusive online pet retailer for PlanetOut. These agreements expire in September 2000 and April 2000, respectively. We have also entered a non-exclusive relationship with AOL on their Shopping Channel. In addition, we have an exclusive relationship with Pet Sitters International, Inc. until December 2002, under which we list their approximately 3,000 pet sitters in the resources area of our Web store in exchange for sales commissions. Furthermore, our Associates Program, based on Be Free's associate program technology, encourages other Web sites to link to our store and earn sales commissions. Associates can earn referral fees on all Pets.com purchases made from the links on their site, and earn a bounty for each new customer.

     - Promotions. We selectively utilize promotional offers to further our brand building efforts. This includes promotions such as on-site merchandising of product discounts and pet-themed specials, the "Keep It Comin' " food subscription program, trial offers at local events such as organized dog walks, and coupon offers in our online newsletter and in Pets.com, The Magazine for Pets and Their Humans.

     - Philanthropic Marketing. Our philanthropic marketing effort is designed to deepen our relationship with pet owners and expand our customer base. Pets.commitment is our charitable foundation, which provides direct financial support and encourages volunteerism across animal shelters, animal therapy and service dog programs, and pet care and wellness organizations. Our intent is to contribute more than $1 million to these organizations by the end of 2000. We contribute to organizations where "people help animals," such as SPCAs and humane organizations across the country including Best Friends Animal Sanctuary in Utah. We also contribute to organizations

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

       where "animals help people," including Design Industries Foundation Fighting Aids, Canine Assistants, and The North American Disabled Riders Association.

     - Public Relations. We utilize public relations to drive coverage across a wide array of high profile outlets, spanning television, radio, magazines, and newspapers.

FULFILLMENT AND DISTRIBUTION

     We have built an in-house fulfillment and distribution operation which is used to manage the entire supply chain beginning with placement of the customer's order, and continuing through order processing, fulfillment, and shipment of product to the customer. In addition, we can improve our economics through lower shipping and handling costs, and a higher margin product mix availability.

     We currently fulfill all customer orders from our new 143,232 square foot distribution center in Union City, California and a 84,000 square foot satellite facility in Hayward, California. We currently receive goods from our suppliers at the distribution center into an automated system which assigns bin and storage locations. The inventory system is linked to the Web store which automatically updates product availability. A team of individuals using the same automated system picks products to fill orders which are then packed on location and loaded onto UPS, United States Postal Service or other shipping trucks for distribution to consumers in all 50 states. We are committed to shipping a high volume of accurate orders, efficiently and effectively.

     We believe our expertise in fulfillment and distribution, developed as the result of our experience with the original Union City distribution center, enables us to expand rapidly to our second distribution center. By adding regional distribution centers, we can significantly increase our SKU count, improve ship time to customers, and reduce shipping costs. We are in the process of establishing a second distribution center in Greenwood, Indiana. This 292,500 square foot warehouse is scheduled to open in the first half of 2000, and is intended to mirror the SKUs carried in the Union City distribution center. We believe that two distribution centers can likely support our growth into 2001 based on anticipated levels of demand for our products, and expect to add additional distribution centers in the future.

CUSTOMER SERVICE

     We believe that a high level of customer service and support is critical to retaining and expanding our customer base. Our in-house customer service team is available via phone from 6 a.m. to 8 p.m. Pacific time, Monday to Friday, and can also be reached by e-mail or fax. We have approximately 80 full-time employees in customer service as of December 31, 1999. This team is central to our ability to deliver a superior customer experience and strives to make a personal connection with each consumer.

     We view Amazon.com's customer service performance to be the standard in the industry and we seek to emulate their customer service approach. We seek to exceed customer expectations. We provide proactive customer service which includes e-mail order confirmation, e-mail ship confirmation with tracking numbers, notifying customers of out-of-stock situations, and for those orders, updating customers on order status on a frequent basis. We increase staff to handle peak periods and train customer service representatives across departments to help them better understand the business.

     We are dedicated to customer satisfaction. One of the ways that we deliver on this commitment is through our product, customer service, privacy, and security guarantees. Our product guarantee offers consumers a 30-day refund if their shipment is not satisfactory. Our customer service guarantee commits to a one business day response time for all inquiries. Our privacy guarantee commits that Pets.com will not sell, trade or rent personal information to other companies, and communicates that this information is used exclusively to process orders and to provide a more personalized shopping experience. Our security guarantee ensures protection of personal information and compensation to consumers for the amount of their liability, up to $50, in the unlikely event of unauthorized interception and use of their credit card.

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

TECHNOLOGY AND NETWORK OPERATIONS

     We have implemented a broad array of services and systems for site management, searching, customer interaction, transaction processing, and fulfillment. We designed our system for scalability, reliability, and performance, using a set of software applications for:

     - Displaying merchandise in a logical, customer-friendly way;

     - Accepting and verifying orders;

     - Processing credit card orders;

     - Organizing, placing, and managing customer orders;

     - Notifying and updating customers of order status;

     - Managing shipment of products; and

     - Managing community forums and the communication of pet and pet care information.

     These services and systems use a combination of our own proprietary technologies and commercially available, licensed technologies. We selected BroadVision as our e-commerce platform, and have a non-exclusive license to use their commerce application, which has been customized by our internal engineers for the Pets.com shopping experience. This robust commerce application is integrated with our Quality Software Systems, Inc. warehouse management system, enabling a fully automated order fulfillment process. We realize many benefits from the integration of these front-end and back-end systems, including:

     - the ability to track customer orders through the entire supply chain in real-time;

     - make rapid changes to processes such as a change in shipping policy; or

     - efficiently expand our infrastructure to support the addition of a new distribution center.

     It is our policy that our vendors meet the requirement of providing technical support 24 hours a day, 7 days a week, 365 days a year. Our Sun Microsystems, Inc. servers are Unix-based, and our software platform and architecture is integrated with an Oracle Corporation database system. Our Internet servers use Verisign, Inc. digital certificates to help conduct secure communications and transactions. Our production system is co-located at Exodus Communications, Inc. in Santa Clara, California, and provides 24-hour engineering and monitoring support. We anticipate adding an additional co-location facility in the eastern United States in stages over the course of 2000 for redundancy and performance purposes.

     We address the goals of scalability, reliability and performance in a number of ways. We have replicated key components of our production system in-house in order to perform load testing that enables us to simulate our Web store and better support peak shopping periods. We aim to have fast download times and make use of caching and load balancing at the Web server and application level for optimal performance. We are implementing vertical hardware partitioning in early 2000, enabling us to do significant work on the Web store without having to take it down for maintenance.

     We elected to build an in-house development and operations team augmented by outside consultants to enable faster response to changing market conditions. We only outsource development work that is considered to be non-strategic. Our in-house development team builds out new features, focusing on the software and functionality that is unique to our business. Our in-house operations team ensures that our Web store is up and running 24 hours a day, seven days a week. We incurred $6.5 million in product development expenses in the period from inception to December 31, 1999. We anticipate that we will continue to devote significant resources to product development in the future as we add new features and functionality to our Web store. Long term, we believe our in-house capability will allow us to manage strategic initiatives such as the creation of a data warehouse enabling our merchandising team to better understand our customers, and then use this information to modify our product mix and enhance our margins.

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

COMPETITION

     The online commerce market is new, rapidly evolving and intensely competitive. We expect competition to intensify in the future. In particular, the pet products, information and services market is intensely competitive and are also highly fragmented, with no clear dominant leader in any of our market segments. Our competitors can be divided into several groups, such as:

     - online stores that specialize in pet products, such as

       Petopia.com, Inc., which is owned in part by Petco Animal Supplies, Inc. PetsMart.com, Inc., which is owned in part by PetsMart, Inc. Petstore.com, Inc.;

     - superstore retailers of pet products such as

       Petco Animal Supplies, Inc.
       PetsMart, Inc.;

     - specialty pet stores;

     - mass market retailers such as

       Wal Mart Stores, Inc.
       Kmart Corporation
       Target Stores, Inc.;

     - supermarkets;

     - warehouse clubs such as Costco Companies, Inc.;

     - mail order suppliers of pet products; and

     - pet supply departments at major department stores.

     Each of these competitors operates within one or more of the pet products, information and services segments.

     We believe that the following are principal competitive factors in our market:

     - brand recognition;

     - product selection;

     - streamlined shopping experience;

     - reliability and speed of order shipment;

     - customer service;

     - quality of Web store content;

     - speed and accessibility of Web store;

     - personalized service;

     - convenience; and

     - price.

     Many of our current and potential traditional store-based and online competitors have longer operating histories, larger customer or user bases, greater brand recognition and significantly greater financial, marketing and other resources than we do. Many of these current and potential competitors can devote substantially more resources to Web site and systems development than we can. In addition, larger, more well-established and financed entities may acquire, invest in or form joint ventures with online competitors or pet supply retailers as the use of the Internet and other online services increases.

     Some of our competitors may be able to secure products from vendors on more favorable terms, fulfill customer orders more efficiently and adopt more aggressive pricing or inventory availability policies than we can. Traditional store-based retailers also enable customers to see and feel products in a manner that is not possible over the Internet. Some of our competitors such as Petco Animal Supplies, Inc. and PetsMart, Inc. have significantly greater experience than we do in selling pet supplies and pet care products.

RELATIONSHIP WITH AMAZON.COM

     We have a strategic relationship with Amazon.com whereby Amazon.com has provided free consulting services relating to the operation of our business and has promoted our Web store. Amazon.com is our largest stockholder and has invested a total of approximately $57.8 million to date in Pets.com. Mark Britto, Amazon.com's Vice President of Strategic Alliances, is a member of our Board of Directors. See "Executive Officers and Directors", "Related Party Transactions" and "Principal Stockholders" for a further discussion of Amazon.com's equity ownership of us. As part of our relationship, in April 1999 we entered into an advertising agreement with Amazon.com whereby Amazon.com provides us with online promotions mutually agreed upon, such as e-mails about Pets.com, and one or more links from different locations on its Web site to our Web store, consistent with Amazon.com's other marketing agreements. Under our agreement, the content, placement, timing, and even the extent of most of these online promotions are determined at Amazon.com's discretion and can be terminated by Amazon.com at any time. Under the agreement, we are obligated to maintain a link on our home page to Amazon.com's Web site, and pay Amazon.com a referral fee for each new customer referred from Amazon.com's Web site, reduced by new customers we refer from our Web store to Amazon.com. Unless terminated earlier for breach by the non-breaching party, the agreement will expire in October 2000.

     In addition to this formal agreement, Amazon.com has provided free consulting advice to our management team upon request regarding brand building efforts, Web store design, product merchandising, fulfillment and distribution, and a variety of other operational and strategic issues that are important to our business. The existence of this relationship with Amazon.com, Amazon.com's stockholder position in Pets.com and our advertising agreement with Amazon.com, has also enabled us to attract the attention of potential corporate partners and to enter into alliances with corporate partners on favorable terms. While our relationship with Amazon.com has received significant media attention, Amazon.com is not obligated to provide any of this advice and support.

RELATIONSHIP WITH GO.COM

     We have a strategic relationship with GO.com, and its related online properties including Disney.com and Family.com, where we engage in promotions and have agreed to engage in joint content development, and placement of media advertising with ABC, Inc. The GO Internet portal is operated by Infoseek Corporation, and Disney.com, Family.com, mrshowbiz.com, and other GO.com online properties are operated by Buena Vista Internet Group, both of which are affiliates of The Walt Disney Company. In particular, we entered into a distribution agreement with Infoseek Corporation and Buena Vista Internet Group in January 2000 under which we have agreed to provide pets related content for display in various areas of the GO Network, including Disney.com and Family.com, and GO.com has agreed to include links from these areas to the Pets.com Web store. Under the agreement, we have also agreed to purchase online advertising on the GO.com Internet portal, and have the right to make placements in online commerce areas within the GO Network. We are also the exclusive online pet retailer within the Pets & Animals channel on Disney.com and the Pets category on Family.com. The agreement further provides that Pets.com and GO.com will engage in joint online and offline marketing and other promotions to be agreed upon, which may include joint promotion of the Pets.com magazine, joint merchandise development, Pets.com development of exclusive content for Disney.com and Family.com, and key event sponsorship. We cannot be certain however that joint online and offline marketing and other promotions will be agreed upon between parties at the levels desired by Pets.com. The agreement will expire in January 2003, unless terminated earlier for breach by the non-breaching party. In addition, GO.com has the right to terminate the exclusivity provisions of our agreement beginning in April 2000, but no later than June 2001, if GO.com or its affiliates decide to make a significant product change or change of strategic or product focus which affects the Pets & Animal channel on Disney.com and the Pets category on Family.com. As part of the agreement, we sold shares of Series C preferred stock to Catalyst Investments, L.L.C., an affiliate of The Walt Disney Company, in exchange for media rights with ABC, Inc. These shares will be converted to common stock upon completion of this offering and they represent approximately 3.7% of our outstanding common stock after this offering, 3.6% if the underwriters' over-allotment options are exercised in full.


     Because we entered into our agreement with GO.com in January 2000, which expands a prior limited joint marketing relationship, we have little experience working closely together and cannot be certain that we will be able to successfully work together in the future. In addition, many of the parties' obligations under the agreement, including joint marketing and promotional activities and Pets.com content to be displayed on the GO Internet portal, have not yet been agreed upon in detail between GO.com and us. We cannot be certain that we will be able to agree upon these activities in the manner or at the times we currently expect.

OTHER STRATEGIC RELATIONSHIPS

     We continually seek to form strategic relationships to increase our access to online customers, build brand recognition, and expand our online presence. Because of our relationship with Amazon.com, we believe that we can execute fewer, more focused, and less costly ventures to accomplish our objectives over the long-term. In addition to our relationship with Amazon.com, we have established the following relationships:

     General Internet Portal Sites. These companies provide an aggregated audience of Internet users to whom we market our products and services. These marketing activities drive new customers to our Web site and extend our brand. These companies are America Online, Inc., Lycos, Inc., Xoom.com, Inc., PlanetOut Corporation and Snap! L.L.C.

     Pet Related Internet Sites. To ensure the strength of our brand among pet owners we have established exclusive relationships with Petplace.com, Inc. and Pet Sitters International, Inc., whose pet oriented Internet sites attract large audiences of pet owners. In addition, through our relationship with Be Free, our Associates Program encourages other Web sites to link to our store and earn sales commissions.

     Content Providers. To ensure that our site attracts and retains a large audience of pet product consumers we have established relationships with various content providers relevant to pet owners of all types. These content providers are Blue Mountain Arts, Dawbert Press, Inc. and IDG Books Worldwide, Inc.

     Pets.com Sponsorships. Our relationships with these organizations not only increases our brand awareness, but also increases the goodwill associated with our brand among pet owners and the general population. These organizations are American Veterinary Medical Foundation, Best Friends Animal Sanctuary, Design Industries Foundation Fighting AIDS and NADRA Productions.

     International Relationships. We have entered into a non-binding term sheet to make an equity investment in Petspark.com, a UK-based online pet retailer that intends to offer pet owners a full range of pet-related services. This relationship will include consultation, marketing support, and use of the Pets.com name. This agreement, if consummated, should allow us to expand our business internationally in order to better serve pet owners and capitalize on the global market.

INTELLECTUAL PROPERTY

     We regard the protection of our copyrights, service marks, trademarks, trade dress and trade secrets as critical to our future success and rely on a combination of copyright, trademark, service mark and trade secret laws and contractual restrictions to establish and protect our proprietary rights in products and services. We have entered into confidentiality and invention assignment agreements with our employees and contractors, and nondisclosure agreements with our suppliers and strategic partners to limit access to and disclosure of our proprietary information. We cannot be certain that these contractual arrangements or the other steps taken by us to protect our intellectual property will prevent misappropriation of our technology. We have licensed in the past, and expect that we may license in the future, certain of our proprietary rights, such as trademarks or copyrighted material, to third parties. While we attempt to ensure that the quality of the Pets.com products brand is maintained by such licensees, we cannot assure that such licensees will not take actions that might hurt the value of our proprietary rights or reputation. We also rely on technologies that we license from third parties, such as BroadVision, Inc., Oracle Corporation, Netscape Communications Corporation (AOL), Quality Software Systems, Inc., Sun Microsystems, and Compaq Computer Corporation, the suppliers of key e-commerce software, database technology, operating system software, and specific hardware components for our service. We cannot be certain that these third-party technology licenses will continue to be available to us on commercially reasonable terms. The loss of such technology could require us to obtain substitute technology of lower quality or performance standards or at greater cost, which could harm our business.

     We have filed applications for the registration of Pets.com(TM), the Pets.com logo, Because Pets Can't Drive(TM), Keep It Comin'(TM), More Products Than a Superstore Delivers(TM), People Helping Animals, Animals Helping People(TM), Pets.commitment(TM) and our sock puppet in the U.S. and in some other countries, although we have not secured registration of any of our marks to date. We have been granted the right to use Pets.complete(TM) from a third party. We may be unable to secure these registered marks. It is also possible that our competitors or others will use marks similar to ours, which could impede our ability to build brand identity and lead to customer confusion. In addition, there could be potential trademark or trademark infringement claims brought by owners of other registered trademarks or trademarks that incorporate variations of the term "Pets.com." Any claims or customer confusion related to our trademark, or our failure to obtain trademark registration, would negatively affect our business. In addition, the laws of some foreign countries do not protect our proprietary rights to the same extent as do the laws of the U.S., and effective copyright, trademark and trade secret protection may not be available in such jurisdictions. Our efforts to protect our intellectual property rights may not prevent misappropriation of our content. Our failure or inability to protect our proprietary rights could substantially harm our business.

GOVERNMENT REGULATION

     We are not currently subject to direct federal, state or local regulation other than regulations applicable to businesses generally or directly applicable to retailing or electronic commerce. However, as the Internet becomes increasingly popular, it is possible that a number of laws and regulations may be adopted with respect to the Internet. These laws may cover issues such as user privacy, freedom of expression, pricing, content and quality of products and services, taxation, advertising, intellectual property rights and information security. Furthermore, the growth of electronic commerce may prompt calls for more stringent consumer protection laws. Several states have proposed legislation to limit the uses of personal user information gathered online or require online services to establish privacy policies. The Federal Trade Commission has also initiated action against at least one online service regarding the manner in which personal information is collected from users and provided to third parties and has proposed regulations restricting the collection and use of information from minors online. We do not currently provide individual personal information regarding our users to third parties and we currently do not identify registered users by age. However, the adoption of additional privacy or consumer protection laws could create uncertainty in Web usage and reduce the demand for our products and services or require us to redesign our web site.

     We are not certain how our business may be affected by the application of existing laws governing issues such as property ownership, copyrights, encryption and other intellectual property issues, taxation, libel, obscenity, qualification to do business and export or import matters. The vast majority of these laws were adopted prior to the advent of the Internet. As a result, they do not contemplate or address the unique issues of the Internet and related technologies. Changes in laws intended to address these issues could create uncertainty in the Internet marketplace. This uncertainty could reduce demand for our services or increase the cost of doing business as a result of litigation costs or increased service delivery costs.

     In addition to regulations applicable to businesses generally, we are regulated by federal, state or local governmental agencies with respect to the shipment of pet food, live animals and pet products, advice relating to animal care, and other matters. We currently seek to rely upon our suppliers to meet the various regulatory and other legal requirements applicable to products and services supplied by them to us. However, we are unable to verify that they have in the past, or will in the future, always do so, or that their actions are adequate or sufficient to satisfy all governmental requirements that may be applicable to these sales. We would be fined or exposed to civil or criminal liability, and we could receive potential negative publicity, if these requirements have not been fully met by our suppliers or by us directly.

LEGAL PROCEEDINGS

     From time to time, we may be involved in litigation relating to claims arising out of our ordinary course of business. On September 21, 1999 Biolink L.L.C. dba ERI International sued us in Los Angeles County Superior Court for breach of contract, anticipatory breach of contract, breach of the implied covenant of good faith and fair dealing, and fraud arising out of a contract entered into for the shipment of live animals, including fish and reptiles. ERI International has stated four causes of action, three seeking damages each in an amount in excess of $2,000,000 and one seeking damages in an amount in excess of $500,000. We have answered and asserted affirmative defenses to their complaint. No trial date has been set and discovery has not yet commenced. We believe we have meritorious defenses against these claims and intend to vigorously defend against them.

EMPLOYEES

     As of December 31, 1999, we had 270 employees. None of our employees is represented by a labor union. We have not experienced any work stoppages and consider our employee relations to be good.

FACILITIES

     Our principal executive offices are located in San Francisco, California, where we lease approximately 17,000 square feet under a lease that expires in June 2002, with an option to extend until 2004. In April 2000, we plan to relocate to new executive offices in San Francisco, California, where we have arranged to lease approximately 40,410 square feet under a lease that expires no earlier than April 2010. For our Northern California distribution center and satellite facility, we lease approximately 143,232 square feet in Union City, California under a sublease that expires in August 2004 and 84,000 square feet in Hayward, California under a lease that expires in November 2004. In addition, we lease approximately 15,000 square feet in San Francisco, California for additional warehouse and distribution purposes under a lease that continues on a month-to-month basis after December 31, 1999. For our second distribution center, we have entered into a lease for approximately 292,500 square feet in Greenwood, Indiana, that expires in December 2005.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS


     Our executive officers and directors as of the date of this offering and their ages as of December 31, 1999 are as follows:



                   NAME                     AGE                         POSITION
                   ----                     ---                         --------
Julia L. Wainwright.......................  42     Chairman of the Board of Directors and Chief
                                                   Executive Officer
Christopher E. Deyo.......................  40     President
Paul G. Manca.............................  41     Chief Financial Officer
John R. Benjamin..........................  49     Vice President of Merchandising
John M. Hollon............................  44     Vice President of Editorial
John A. Hommeyer..........................  33     Vice President of Marketing
Diane R. Hourany..........................  45     Vice President of Customer Service
Sue Ann Latterman, V.M.D..................  42     Vice President of Strategic Alliances
Ralph E. Lewis............................  53     Vice President of Distribution and Logistics
Paul W. Melmon............................  38     Vice President of Engineering
Kathryn C. Ringewald......................  39     Vice President of Human Resources
John B. Balousek(1).......................  54     Director
Mark J. Britto(2).........................  35     Director
John R. Hummer(1)(2)......................  51     Director


---------------
(1) Member of Audit Committee
(2) Member of Compensation Committee

     Julia L. Wainwright has served as our Chief Executive Officer and one of our directors since March 1999 and Chairman of the Board since December 1999. From March 1998 to February 1999, she served as Chief Executive Officer of Reel.com, Inc. From May 1997 to February 1998, Ms. Wainwright was independently researching e-commerce opportunities. From December 1996 to April 1997, she served as Chief Executive Officer of Berkeley Systems, Incorporated, as President from August 1995 to November 1996 and as Vice President of Sales and Marketing from January 1995 to August 1995. From June 1994 to December 1994, she served as Vice President of Marketing of Mindscape, Inc. From October 1993 to June 1994, she was a partner in Corporate Development Partners, a private venture capital firm. From August 1991 to October 1993, she served as Vice President of International for Spinnaker Software, Inc. From October 1988 to August 1991, she worked for Power Up Software Corporation in several positions, finishing as Vice President of International. From January 1982 to October 1988, she served in various management positions at Software Publishing, Inc. and from January 1980 to December 1982, she worked in brand management at The Clorox Company. Ms. Wainwright holds a B.S. from Purdue University.

     Christopher E. Deyo has served as our President since April 1999. From July 1998 to March 1999, he served as President of Reel.com, Inc. He served as General Manager of Berkeley Systems, Incorporated from March 1997 to June 1998 and as Vice President of Marketing from September 1996 to February 1997. From May 1995 to August 1996, Mr. Deyo served as Vice President of Marketing of Microprose, Inc. From January 1995 to April 1995, Mr. Deyo was independently researching technology opportunities. From September 1987 to December 1994, he worked for Kransco Group Companies in several positions, finishing as Vice President of Marketing. Mr. Deyo co-founded Video Edge, Inc. where he served in various capacities from May 1986 to August 1987. From August 1983 to April 1986, he worked in brand management at The Procter & Gamble Company. Mr. Deyo holds a B.S. and an M.B.A. from Syracuse University.

     Paul G. Manca has served as our Chief Financial Officer since September 1999. From May 1995 to September 1999, he served as Chief Financial Officer of CellNet Data Systems, Inc. From February 1987 to May 1995, he worked for BZW/Barclays, an investment bank, finishing as Managing Director and Group Head of the Communications Group within Corporate Finance. Mr. Manca holds a B.A. from the University of California at Berkeley and an M.B.A. from Golden Gate University.

     John R. Benjamin has served as our Vice President of Merchandising since May 1999. From September 1990 to April 1999, Mr. Benjamin worked for Petco Animal Supplies, Inc. in several positions, finishing as Director of Imports and Global Sourcing. From December 1989 to August 1990, he served as the National Sales Manager for Suunto, USA and from September 1984 to December 1989, he worked as a buyer for Oshman's Sporting Goods, Inc. From September 1971 to July 1984, Mr. Benjamin worked for Fedco Membership Department Stores, Inc., in several positions finishing as a store manager.

     John M. Hollon has served as our Vice President of Editorial since April 1999 and as Editor and Publisher of Pets.com, The Magazine for Pets and Their Humans since September 1999. From November 1996 to April 1999, he served as Group Editorial Director of Fancy Publications, Inc. Mr. Hollon also worked as a newspaper editor for 19 years, most recently with Gannett Co., Inc., as Editor of The Great Falls Tribune in Montana and as Executive Editor of The Honolulu Advertiser in Hawaii. Mr. Hollon holds a B.A. from California State University at Long Beach.

     John A. Hommeyer, Jr. has served as our Vice President of Marketing since May 1999. From August 1988 to April 1999, he worked at The Procter & Gamble Company in several U.S. and international positions, finishing as Marketing Director of Global Baby Care. Mr. Hommeyer holds an A.B. from Dartmouth College.

     Diane R. Hourany has served as our Vice President of Customer Service since December 1999 and as Vice President of Operations from April 1999 to November 1999. From June 1998 to April 1999, Ms. Hourany served as Vice President of Operations of Reel.com, Inc. From February 1994 to May 1998, she served as General Manager of Catalog Fulfillment for Bullock & Jones, a subsidiary of Saks Fifth Avenue, Inc. and from September 1987 to January 1994, Ms. Hourany served as Manager of Telemarketing & Customer Services of Power Up Software Corporation. Ms. Hourany holds an A.A. from Diablo Valley College.

     Sue Ann Latterman, V.M.D. has served as our Vice President of Strategic Alliances since November 1999 and as Vice President of Business Development from May 1999 to October 1999. From August 1998 to April 1999, she served as Chief Operating Officer of CrossCart, Inc. From March 1996 to July 1998, Dr. Latterman worked as a consultant to the medical device industry and from October 1994 to March 1996, she served as Vice President of Clinical Affairs of Percusurge, Inc. From July 1993 to September 1994, she worked as an associate at Mohr Davidow Ventures, a private venture capital firm, and from January 1993 to June 1993, as a consultant to the biotechnology industry. From November 1990 to December 1992, she served as Manager of Market Research of Hybritech Incorporated. From July 1989 to August 1990, Dr. Latterman attended business school and from May 1985 to June 1989, she practiced veterinary medicine in Pittsburgh, Pennsylvania and Ringoes, New Jersey. Dr. Latterman holds a B.A. and V.M.D. from the University of Pennsylvania and an M.B.A. from the University of Pittsburgh.

     Ralph E. Lewis has served as our Vice President of Distribution and Logistics since November 1999. From January 1998 to October 1999, he served as Vice President of Operations for Office Depot, Inc. From June 1995 to December 1997, he served as Vice President and General Manager of Softworld Services, Inc. and from June 1992 to May 1995, as General Manager of Neodata Services, Inc. From January 1992 to May 1992, Mr. Lewis served as a consultant to Egghead Discount Software, Inc. From August 1986 to May 1992, Mr. Lewis served as Vice President of Distribution for Egghead Discount Software, Inc., from June 1981 to July 1986, as Divisional Vice President of Operations for Pay 'N Save Corporation and from April 1977 to May 1981, as Operations Manager of Distribution for Save On Drugs, Inc. Mr. Lewis holds a B.S. from the University of Dayton.

     Paul W. Melmon has served as our Vice President of Engineering since April 1999. From August 1998 to April 1999, he served as an Entrepreneur in Residence at Sutter Hill Ventures, L.L.C., a private venture capital firm. From November 1996 to July 1998, Mr. Melmon served as Vice President of

Engineering of Wallop Software, Inc. and from July 1994 to October 1996, as Director of Engineering of Scopus Technology, Inc. From October 1989 to July 1994, he held various technical positions at Sybase, Inc. and from November 1984 to October 1989, he served as a member of the technical staff at Hewlett-Packard Company. Mr. Melmon holds a B.S. from the University of California at Davis.

     Kathryn C. Ringewald has served as our Vice President of Human Resources since April 1999. From June 1997 to April 1999, she served as Director of Human Resources of Form Factor, Inc. From August 1996 to May 1997, she served as Director of Human Resources of Berkeley Systems, Incorporated and from June 1995 to August 1996, as Vice President of Human Resources of Crystal Dynamics, Inc. From February 1994 to May 1995, Ms. Ringewald worked as a Director of Talent for Lucas Arts Entertainment Company and from October 1992 to February 1994, as a human resources consultant to various industries. From January 1990 to October 1992, she worked as a Human Resources Manager for Symantec Corporation and from June 1985 to January 1990, she served in various capacities at Apple Computer, Inc. Ms. Ringewald holds a B.A. from Dominican College.

     John B. Balousek has served as one of our directors since October 1999. Mr. Balousek, a founder of PhotoAlley, Inc., served as its Executive Vice President from July 1998 to March 1999. He served as Chairman and Chief Executive Officer of True North Technologies, Inc. from March 1996 to June 1996. From March 1979 to March 1996, Mr. Balousek worked for Foote, Cone & Belding Communications, Inc. and served as its President and Chief Operating Officer from February 1991 to March 1996. He served as a director of Foote, Cone & Belding from May 1989 to May 1994, and then served as a director of True North Communications, Inc., a newly-created holding company of Foote, Cone & Belding, from June 1994 to February 1997. Mr. Balousek is also a director of Micron Electronics, Inc., Geoworks Corporation, FreeShop.com, Inc., Transilluminant Corporation, Worldwide Magnifi, Inc., and EDBH, Inc. He holds a B.A. from Creighton University and an M.S. from Northwestern University.

     Mark J. Britto has served as one of our directors since January 2000, replacing Randy Tinsley of Amazon.com who served on our board from April 1999 until January 2000. Mr. Britto serves as Vice President of Strategic Alliances of Amazon.com and oversees Amazon.com's Business and Corporate Development Departments as well as its Fraud Management Division. Mr. Britto joined Amazon.com in June 1999 in connection with the acquisition by Amazon.com of Accept.com Financial Services Corporation, a company co-founded by Mr. Britto in October 1998, where he served as Vice President of Risk Management. Prior to that, from October 1994 through October 1998, Mr. Britto served as Executive Vice President of Credit Policy at FirstUSA, a subsidiary of Bank One Corporation; and from October 1991 until October 1994 he served as Senior Vice President of Risk Management at NationsBank Corp. He holds a BS in Industrial Engineering and Operations Research and an M.S. from the University of California at Berkeley


     John R. Hummer has served as one of our directors since April 1999. Mr. Hummer is a general partner of Hummer Winblad Venture Partners, a private venture capital firm, which he co-founded in September 1989. From 1980 until 1989 he served as partner of Glenwood Management, a private venture capital firm. Mr. Hummer is also a director of Extensity, Inc., Industrywide Mortgage Exchange, Inc., The National Transportation Exchange, Inc., Mambo.com, and Netcontext, Inc. He holds a B.A. from Princeton University and an M.B.A. from Stanford University.


BOARD COMPOSITION

     Our bylaws currently provide for a board of directors consisting of five directors. Each director is elected for a period of one year at our annual meeting of stockholders and serves until the next annual meeting or until his or her successor is duly elected and qualified. The executive officers serve at the discretion of the board of directors. There are no family relationships among any of our directors or executive officers.

BOARD COMPENSATION

     Except for reimbursement for reasonable travel expenses relating to attendance at board and committee meetings and the grant of stock options, directors are not compensated for their services as directors. Our directors are eligible to participate in our 1999 Stock Plan and, upon the closing of this offering, directors who are employees of Pets.com will also be eligible to participate in our 2000 Employee Stock Purchase Plan. Julia Wainwright is the only director who is currently an employee. We have issued and sold to Ms. Wainwright 925,618 shares of common stock under our 1999 Stock Plan at a price of $0.01 per share. Ms. Wainwright's shares are subject to our right of repurchase at the original purchase price in the event that Ms. Wainwright's employment with Pets.com terminates. Our repurchase right lapses with respect to 25% of the shares purchased by Ms. Wainwright on March 10, 2000 and with respect to 1/48th of the shares on the 10th day of each month after that date. In addition, our repurchase right will lapse with respect to 50% of the remaining unvested shares held by Ms. Wainwright if she is terminated without cause within twelve months after a merger or sale of Pets.com resulting in a change of control. We have also granted to Mr. Balousek an option to purchase up to 36,000 shares of common stock at an exercise price of $1.88 per share under our 1999 Stock Plan. Mr. Balousek's stock option vests at the rate of 25% of the shares subject to this option on October 29, 2000 and 1/48th of the shares subject to this option on the 29th day of each month after that date. For additional information, see "Stock Plans."

BOARD COMMITTEES


     In May 1999, our board of directors established an audit committee and a compensation committee. The audit committee reviews our annual audited financial results and unaudited quarterly results, and meets with our independent auditors to review our financial statements, internal controls and financial management practices. Our audit committee currently consists of John Balousek and John Hummer. Our compensation committee reviews and recommends to the board the compensation arrangements for our management team and administers our stock plans. Our compensation committee currently consists of John Hummer and Mark Britto.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The members of the compensation committee of our board of directors are currently John Hummer and Mark Britto. Neither of them has at any time been an officer or employee of Pets.com or any subsidiary of Pets.com. However, we have issued and sold in private placement transactions shares of preferred stock to entities affiliated with Hummer Winblad Venture Partners and to Amazon.com. Mr. Hummer is a general partner of Hummer Winblad Venture Partners which manages three investment funds that have purchased shares of our preferred stock, and Mr. Britto is Vice President of Strategic Alliances of Amazon.com that has purchased shares of our preferred stock and entered into an advertising agreement with us. The following is a summary of the stock purchase transactions between us and entities affiliated with Hummer Winblad Venture Partners, and between us and Amazon.com.

Entities Affiliated with Hummer Winblad Venture Partners

     - March 10, 1999: we issued a convertible promissory note in the principal amount of $142,500 to Hummer Winblad Venture Partners III, L.P. and a second convertible promissory note in the principal amount of $7,500 to Hummer Winblad Technology Fund III, L.P., which notes were canceled and converted into shares of Series A preferred stock at $1.81 per share on April 22, 1999.

     - March 19, 1999: we issued a convertible promissory note in the principal amount of $237,500 to Hummer Winblad Venture Partners III, L.P. and a second convertible promissory note in the principal amount of $12,500 to Hummer Winblad Technology Fund III, L.P., which notes were canceled and converted into shares of Series A preferred stock at $1.81 per share on April 22, 1999.

     - April 22, 1999: we issued and sold to Hummer Winblad Venture Partners III, L.P. 1,911,602 shares of Series A preferred stock and to Hummer Winblad Technology Fund III, L.P. 100,610 shares of Series A Preferred Stock, all at $1.81 per share, which included cancellation and conversion of the promissory notes issued to each entity respectively on March 10, 1999 and March 19, 1999 (including conversion of accrued interest on the promissory notes).

     - June 18, 1999: we issued and sold to Hummer Winblad Venture Partners III, L.P. and Hummer Winblad Technology Fund III, L.P. 719,735 shares and 37,881 shares, respectively, of our Series B preferred stock at $9.44 per share.

     - November 5, 1999: we issued and sold to Hummer Winblad Venture Partners IV, L.P. 807,040 shares of Series B preferred stock at $9.44 per share and a convertible promissory note in the principal amount of $2,383,565, which note was cancelled and converted into shares of Series B Preferred Stock at $9.44 per share on December 8, 1999.

     - December 8, 1999: we issued and sold to Hummer Winblad Venture Partners IV, L.P. 1,100,246 shares of Series B Preferred Stock at $9.44 per share, which included cancellation and conversion of the promissory note issued to this investor on November 5, 1999.

Amazon.com

     - April 22, 1999: we issued and sold to Amazon.com 3,521,373 shares of Series A preferred stock at $1.81 per share.

     - June 18, 1999: we issued and sold to Amazon.com 3,782,782 shares of Series B preferred stock at $9.44 per share.

     - November 5, 1999: we issued and sold to Amazon.com 1,353,630 shares of Series B preferred stock at $9.44 per share and a convertible promissory note in the principal amount of $2,975,115, which note was canceled and converted into 315,244 shares of Series B preferred stock on December 8, 1999.

     For additional information concerning compensation committee interlocks and insider participation in compensation decisions, please refer to our discussion of entities affiliated with Hummer Winblad Venture Partners and Amazon.com under "Related Party Transactions."

EXECUTIVE COMPENSATION

     The following table provides summary information concerning the compensation to be received for services rendered to us during the fiscal year ending December 31, 1999 by each person who served as our chief executive officer, or who acted in a similar capacity, and each of the other four most highly compensated executive officers, collectively, the "named officers," each of whose aggregate compensation during our last fiscal year exceeded $100,000.

                           SUMMARY COMPENSATION TABLE

                                                                               LONG-TERM
                                                                              COMPENSATION
                                               ANNUAL COMPENSATION               AWARDS
                                       -----------------------------------    ------------
                                                                               SECURITIES
                                                              OTHER ANNUAL     UNDERLYING      ALL OTHER
     NAME AND PRINCIPAL POSITION        SALARY      BONUS     COMPENSATION      OPTIONS       COMPENSATION
     ---------------------------       --------    -------    ------------     ----------     ------------
Julia L. Wainwright..................  $147,568    $    --     $       --            --        $       --
  Chief Executive Officer
Christopher E. Deyo..................   134,009         --             --       523,175                --
  President
Paul W. Melmon.......................   111,009         --             --       223,160                --
  Vice President, Engineering
John A. Hommeyer.....................   103,395     20,000             --       140,000            25,000
  Vice President, Marketing
Diane R. Hourany.....................    99,802     10,000             --       125,763               320
  Vice President, Operations
Gregory McLemore.....................    39,231         --             --            --                --
  President

     Mr. McLemore served as President of Pets.com from February 1999 until April 1999. On an annualized basis, Mr. McLemore's salary would have been $150,000.

     Paul Manca was hired as our Chief Financial Officer in August 1999. On an annualized basis, Mr. Manca's salary would have been $175,000.

     Ralph Lewis was hired as our Vice President of Distribution and Logistics in November 1999. On an annualized basis, Mr. Lewis' salary would have been $200,000.

OPTION GRANTS

     The following table provides summary information regarding stock options granted to each of the named officers during the fiscal year ended December 31, 1999. The options were granted pursuant to our 1999 Stock Plan. All options are immediately exercisable; however, the underlying shares are subject to our right of repurchase at the original purchase price. Our repurchase right will lapse with respect to 25% of the shares on the one year anniversary of the vesting commencement date, and with respect to 1/48th of the shares each month thereafter. Stock price appreciation of 5% and 10% is assumed pursuant to rules promulgated by the Securities and Exchange Commission and does not represent our prediction of our stock performance. There is no assurance provided to any holder of our securities that the actual stock price appreciation over the ten-year option terms will be at the assumed 5% and 10% levels or at any other defined level.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                             INDIVIDUAL GRANTS
                             --------------------------------------------------      POTENTIAL REALIZABLE
                                           PERCENT OF                                  VALUE AT ASSUMED
                             NUMBER OF       TOTAL                                     ANNUAL RATES OF
                             SECURITIES     OPTIONS                                STOCK PRICE APPRECIATION
                             UNDERLYING    GRANTED TO    EXERCISE                      FOR OPTION TERM
                              OPTIONS     EMPLOYEES IN   PRICE PER   EXPIRATION    ------------------------
           NAME               GRANTED     FISCAL YEAR      SHARE        DATE           5%           10%
           ----              ----------   ------------   ---------   ----------    ----------   -----------
Julia L. Wainwright........        --           --%        $  --            --     $       --   $        --
Christopher E. Deyo........   523,175         15.7          0.19      05/12/09      8,422,566    13,470,409
Paul W. Melmon.............   191,160          5.8          0.19      05/12/09      3,077,475     4,921,878
                               32,000          1.0          0.94      07/29/09        491,166       799,918
John A. Hommeyer...........   120,000          3.6          0.19      05/18/09      1,931,874     3,089,691
                               20,000          0.6          1.88      11/06/09        288,179       481,148
Diane R. Hourany...........   125,760          3.8          0.19      05/12/09      2,024,652     3,238,073
Gregory McLemore...........        --           --            --            --             --            --

     In August 1999, we granted the right to purchase 200,000 shares of our common stock to Paul Manca, our Chief Financial Officer at an exercise price of $0.94 per share, which shares are subject to our right of repurchase at the original purchase price in the event that Mr. Manca's employment with us terminates. Our repurchase right lapses with respect to 25% of the shares in August 2000 and with respect to 1/48th of the shares monthly thereafter. In November 1999, we granted an option exercisable for 140,000 shares of our common stock to Ralph Lewis, our Vice President of Distribution and Logistics. We granted options and restricted stock awards for an aggregate of 4,253,128 shares to our employees and consultants under our 1999 Stock Plan during our fiscal year ended December 31, 1999. See "Stock Plans." Options were granted at an exercise price equal to the fair market value of the common stock, as determined by our board of directors on the date of grant.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR OPTION VALUES

     The following table provides summary information concerning the shares of common stock acquired in the year ended December 31, 1999, the value realized upon exercise of stock options during that period, and the number and value of unexercised options with respect to each of the named officers as of December 31, 1999. The value was calculated by determining the difference between the fair market value of underlying common stock and the exercise price. All options are immediately exercisable; however, the underlying shares are subject to our right of repurchase at the original purchase price. Our repurchase right will lapse with respect to 25% of the shares on the one year anniversary of the vesting commencement date, and with respect to 1/48th of the shares each month thereafter.

                         FISCAL YEAR-END OPTION VALUES

                                                              NUMBER OF SECURITIES
                                                             UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                                                   OPTIONS AT              IN-THE-MONEY OPTIONS AT
                                    SHARES                      DECEMBER 31, 1999             DECEMBER 31, 1999
                                  ACQUIRED ON    VALUE     ---------------------------   ---------------------------
              NAME                 EXERCISE     REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
              ----                -----------   --------   -----------   -------------   -----------   -------------
Julia L. Wainwright.............         --       $--            --           --          $     --          $--
Christopher E. Deyo.............    523,175         0            --           --                --           --
Paul W. Melmon..................    191,160         0        32,000           --           289,920           --
John A. Hommeyer................    120,000         0        20,000           --           162,400           --
Diane R. Hourany................    125,763         0            --           --                --           --
Gregory McLemore................         --        --            --           --                --           --

STOCK PLANS

     1999 Stock Plan. Our 1999 Stock Plan was adopted by our board of directors in February 1999 and approved by our stockholders in March 1999. The plan was amended at various times after February 1999 to increase the number of shares reserved for issuance thereunder. These amendments were approved by our stockholders. A total of 5,815,327 shares of common stock has been reserved for issuance under our stock plan. As of December 31, 1999, options to purchase 3,163,927 shares of common stock had been exercised, options to purchase a total of 983,400 shares at a weighted average exercise price of $1.86 per share were outstanding and 1,668,000 shares remained available for future grants under the plan.

     In connection with this offering, our board amended the stock plan to provide for, among other things, an automatic annual increase in the number of shares of common stock reserved for issuance on the first day of each of our fiscal years beginning in 2001 and ending in 2009 equal to the lesser of:

     - 800,000 shares;

     - 3% of the shares outstanding on the last day of the immediately preceding fiscal year; or

     - a lesser number of shares as determined by our board of directors.

     The purposes of our stock plan are to attract and retain the best available personnel, to provide additional incentives to our employees and consultants and to promote the success of our business. Our stock plan provides for the granting to employees, including officers and employee directors, of incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, and for the granting to employees and consultants, including non-employee directors, of nonstatutory stock options and stock purchase rights. To the extent an optionee would have the right in any calendar year to exercise for the first time one or more incentive stock options for shares having an aggregate fair market value (under all plans of Pets.com and determined for each share as of the date the option to purchase the shares was granted) in excess of $100,000, any such excess options will be treated as nonstatutory stock options. If not terminated earlier, our stock plan will terminate in February 2009.

     Our stock plan may be administered by the board of directors or a committee of the board. Our stock plan is currently administered by our board of directors. The administrator determines the terms of options granted under our stock plan, including the number of shares subject to the option, exercise price, term and exercisability. In no event, however, may an individual employee receive option grants for more than 2,000,000 shares under the stock plan in any fiscal year. The exercise price of all incentive stock options granted under our stock plan must be at least equal to the fair market value of our common stock on the date of grant. The exercise price of any incentive stock option granted to an optionee who owns stock representing more than 10% of the total combined voting power of all classes of our outstanding capital stock must equal at least 110% of the fair market value of the common stock on the date of grant. The exercise price of all nonstatutory stock options and stock purchase rights shall be the price determined by the administrator, provided, however, that the exercise price of any nonstatutory stock option or stock purchase right granted to a named officer must equal at least 100% of the fair market value of the common stock on the date of grant in order for that grant to qualify as performance-based compensation under applicable tax law. Payment of the exercise price may be made in cash or other consideration as determined by the administrator.

     The administrator determines the term of options, which may not exceed 10 years (5 years in the case of an incentive stock option granted to an optionee who owns stock representing more than 10% of the total combined voting power of all classes of our outstanding capital stock). Options and stock purchase rights are generally nontransferable. The administrator may grant nonstatutory stock options and stock purchase rights with limited transferability rights in circumstances specified in the stock plan. Each option and stock purchase right may generally be exercised during the lifetime of the optionee only by the optionee or a permitted transferee. The administrator determines the vesting terms of options and stock issued pursuant to stock purchase rights. Options granted under the 1999 Stock Plan generally may be exercised immediately after the grant date, but to the extent the shares subject to the options are not vested as of the date of exercise, we retain a right to repurchase any shares that remain unvested at the time of the optionee's termination of employment by paying an amount equal to the exercise price times the number of unvested shares. Options granted under the 1999 Stock Plan generally vest at the rate of 1/4th of the total number of shares subject to the options twelve months after the date of grant and 1/48th of the total number of shares subject to the options each month thereafter.

     In addition to stock options, the administrator may issue stock purchase rights under the 1999 Stock Plan to employees, non-employee directors and consultants. The administrator determines the number of shares, price, terms, conditions and restrictions related to the grant of stock purchase rights. The purchase price of a stock purchase right granted under the 1999 Stock Plan will be determined by the administrator. The period during which the stock purchase right is held open is determined by the administrator, but in no case shall this period exceed 30 days. Unless the administrator determines otherwise, the recipient of a stock purchase right must execute a restricted stock purchase agreement granting Pets.com an option to repurchase unvested shares at cost upon termination of recipient's relationship with us.

     In the event of a change of control due to the sale of all or substantially all of our assets or merger of Pets.com with another corporation, then each option may be assumed or an equivalent option substituted by the successor corporation. If the successor corporation does not agree to an assumption or substitution, each outstanding stock option will terminate on the effective date of the transaction. Some option agreements issued by the administrator provide for limited acceleration of vesting following a change of control transaction.

     The administrator has the authority to amend or terminate our stock plan as long as this action would not adversely affect any outstanding option or stock purchase right and provided that stockholder approval is required for some amendments to the extent required by applicable law.

     2000 Employee Stock Purchase Plan. Our 2000 Employee Stock Purchase Plan was adopted by the board of directors in December 1999 and approved by our stockholders in December 1999. A total of 400,000 shares of common stock have been reserved for issuance under our purchase plan, plus an automatic annual increase on the first day of each of our fiscal years beginning in 2001 and ending in 2010 equal to the lesser of:

     - 240,000 shares;

     - 1% of the shares outstanding on the last day of the immediately preceding fiscal year; or

     - a lesser number of shares as determined by our board.

     Our purchase plan, which is intended to qualify under Section 423 of the Internal Revenue Code, will be implemented by a series of overlapping offering periods of 24 months' duration, with new offering periods (other than the first offering period) commencing on February 1 and August 1 of each year. Each offering period will consist of four consecutive purchase periods of six months duration. The initial offering period is expected to commence on the date of this offering and end on January 31, 2002, and the initial purchase period is expected to end on July 31, 2000. The purchase plan will be administered by the board of directors or by a committee appointed by the board. Our employees (including officers and employee directors), and the employees of any majority-owned subsidiary designated by the board, are eligible to participate in the purchase plan if they are employed by us or any such subsidiary for at least 20 hours per week and more than five months per year. The purchase plan permits eligible employees to purchase common stock through payroll deductions, which may not exceed 20% of an employee's compensation, at a price equal to the lower of 85% of the fair market value of our common stock at the beginning of each offering period or at the end of each purchase period. In circumstances described in the purchase plan, the purchase price may be adjusted during an offering period to avoid our incurring adverse accounting charges. Employees may end their participation in the offering at any time during the offering period, and participation ends automatically on termination of employment with us. If not terminated earlier, the purchase plan will have a term of ten years.

     The purchase plan provides that in the event of our merger with or into another corporation or a sale of all or substantially all of our assets, each right to purchase stock under the purchase plan will be assumed or an equivalent right substituted by the successor corporation. If the successor corporation does not agree to assume or substitute stock purchase rights, our board of directors will shorten the offering periods then in effect so that employees' rights to purchase stock under the purchase plan are exercised prior to the merger or sale of assets. The board of directors has the power to amend or terminate the purchase plan as long as such action does not adversely affect any outstanding rights to purchase stock thereunder, provided however, that the board of directors may amend or terminate the purchase plan or an offering period even if it would adversely affect outstanding options in order to avoid our incurring adverse accounting charges.

EMPLOYEE BENEFIT PLANS

     401(k) Plan. We maintain a 401(k) tax-qualified employee savings and retirement plan covering all employees who satisfy eligibility requirements relating to minimum age and length of service. Pursuant to our 401(k) plan, eligible employees may elect to contribute up to 20% of their cash compensation to the 401(k) plan. The 401(k) plan is intended to qualify under applicable law, so that contributions to the 401(k) plan and income earned on the 401(k) plan contributions are not taxable until withdrawn. The 401(k) plan is available to our executive officers on terms not more favorable than those offered to other employees. We may elect to make contributions to the 401(k) plan at the discretion of our board of directors. No contributions have been made by us as of December 31, 1999. All employee contributions are 100% vested.

EMPLOYMENT AND CHANGE OF CONTROL ARRANGEMENTS

     We have entered into the following employment and change of control arrangements with our current officers. For a description of arrangements with our former officers, directors and substantial stockholders, see "Related Party Transactions."

     In March 1999, we entered into a letter agreement with Julia Wainwright, our Chief Executive Officer. Under the agreement, Ms. Wainwright receives an annual salary of $185,000 and she was granted the right to purchase 925,618 shares of common stock at a purchase price of $0.01 per share, which shares are subject to our right of repurchase at the original purchase price in the event that Ms. Wainwright's employment with us terminates. Our repurchase right lapses with respect to 25% of the shares on March 10, 2000 and with respect to 1/48th of the shares monthly thereafter. In the event of a change of control, 50% of any remaining unvested shares held by Ms. Wainwright will accelerate and vest.

     In March 1999, we entered into a letter agreement with Christopher Deyo, our President. Under the agreement, Mr. Deyo receives an annual salary of $185,000 and was granted an option to purchase 523,175 shares of common stock at an exercise price of $0.19 per share, 25% of which vest after one year of service, and 1/48th of the shares subject to the option vest every month thereafter. In the event of a change of control, 50% of any remaining unvested shares will accelerate and vest.

     In August 1999, we entered into a letter agreement with Paul Manca, our Chief Financial Officer. Mr. Manca receives an annual salary of $175,000 and was granted the right to purchase 200,000 shares of common stock at an exercise price of $0.94 per share, which shares are subject to our right of repurchase at the original purchase price in the event that Mr. Manca's employment with us terminates. Our repurchase right lapses with respect to 25% of the shares in August 2000 and with respect to 1/48th of the shares monthly thereafter.

     In April 1999, we entered into a letter agreement with John Benjamin, our Vice President of Merchandising. Under the agreement, Mr. Benjamin receives an annual salary of $125,000, relocation expenses of $25,000 and was granted an option to purchase 72,000 shares of common stock at an exercise price of $0.19 per share, 25% of which vest after one year of service and 1/48th of the shares subject to the option vest every month thereafter.

     In March 1999, we entered into a letter agreement with John Hollon, our Vice President of Editorial. Under the agreement, Mr. Hollon receives an annual salary of $100,000, received a signing of bonus of $10,000 and was granted an option to purchase 100,000 shares of common stock at an exercise price of $0.19 per share, 25% of which vest after one year of service and 1/48th of the shares subject to the option vest every month thereafter.

     In May 1999, we entered into a letter agreement with John Hommeyer, our Vice President of Marketing. Under the agreement, Mr. Hommeyer receives an annual salary of $165,000 and received a bonus of $20,000 and relocation expenses of $25,000. Mr. Hommeyer also was granted an option to purchase 120,000 shares of common stock at an exercise price of $0.19 per share, 25% of which vest after one year of service and 1/48th of the shares subject to the option vest every month thereafter. In the event Mr. Hommeyer is terminated with or without cause within one year after a change of control in connection with our merger or sale or if our office is moved more than fifty miles from our current San Francisco location, Mr. Hommeyer will receive severance equal to three months of his current monthly salary.

     In April 1999, we entered into a letter agreement with Diane Hourany, our Vice President of Customer Service. Under the agreement, Ms. Hourany receives an annual salary of $150,000, received a bonus of $10,000 and an option to purchase 125,763 shares of common stock at an exercise price of $0.19 per share, 25% of which vest after one year of service and 1/48th of the shares subject to the option vest every month thereafter. In the event of a change in control, 25% of Ms. Hourany's remaining unvested shares will accelerate and become fully vested. In the event Ms. Hourany is terminated with or without cause within one year after a change of control in connection with our merger or sale or if our office is moved more than fifty miles from our current San Francisco location, Ms. Hourany will receive severance equal to three months of her current monthly salary.

     In May 1999, we entered into a letter agreement with Sue Ann Latterman, our Vice President of Strategic Alliances. Under the agreement, Ms. Latterman receives an annual salary of $150,000, received a bonus of $10,000 and was granted an option to purchase 120,000 shares of common stock at an exercise price of $0.19 per share, 25% of which vest after one year of service and 1/48th of the shares subject to the option vest every month thereafter. In the event Ms. Latterman is terminated with or without cause within one year after a change of control in connection with our merger or sale or if our office is moved more than fifty miles from our current San Francisco location, Ms. Latterman will receive severance equal to three months of her current monthly salary.

     In November 1999, we entered into a letter agreement with Ralph Lewis, our Vice President of Distribution and Logistics. Under the agreement, Mr. Lewis receives an annual salary of $200,000, received a bonus of $20,000, relocation expenses of $75,000, and was granted an option to purchase 140,000 shares of common stock at an exercise price of $1.88 per share, 25% of which vest after one year of service and 1/48th of the shares subject to the option vest every month thereafter. In the event of a change of control, 50% of any remaining unvested shares held by Mr. Lewis will accelerate and vest. In the event Mr. Lewis is terminated with or without cause within one year after a change of control in connection with our merger or sale or if our office is moved more than fifty miles from our current San Francisco location, Mr. Lewis will receive severance equal to three months of his current salary.

     In April 1999, we entered into a letter agreement with Paul Melmon, our Vice President of Engineering. Under the agreement, Mr. Melmon receives an annual salary of $160,000 and was granted an option to purchase 191,160 shares of common stock at an exercise price of $0.19 per share, 25% of which vest after one year of service and 1/48th of the shares subject to the option vest every month thereafter.

     In March 1999, we entered into a letter agreement with Kathryn Ringewald, our Vice President of Human Resources. Under the agreement, Ms. Ringewald receives an annual salary of $120,000 and was granted an option to purchase 100,610 shares of common stock at an exercise price of $0.19 per share, 25% of which vest after one year of service and 1/48th of the shares subject to the option vest every month thereafter.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS


     We have included in our restated certificate of incorporation a provision to eliminate the personal liability of our officers and directors for monetary damages for breach or alleged breach of their fiduciary duties as officers or directors to the fullest extent permitted by the Delaware General Corporation Law. In addition, our bylaws provide that we are required to indemnify our officers and directors against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding, arising by reason of the fact that such person is or was an agent of Pets.com. We are also required to advance expenses to our officers and directors as incurred in connection with proceedings against them for which they may be indemnified. We have entered into indemnification agreements with our officers and directors and those provisions in the indemnification agreements permitting indemnification for settlement payments in shareholder derivative suits and the payment of partial indemnification, are broader than the statutory indemnification specifically provided for in Delaware law. The indemnification agreements require that we, among other things, indemnify such officers and directors against liabilities that may arise by reason of their status or service as officers and directors (other than liabilities arising from willful misconduct of a culpable nature), to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to obtain directors' and officers' insurance if available on reasonable terms. We intend to obtain directors' and officers' liability insurance prior to the completion of this offering. At present, we are not aware of any pending or threatened litigation or proceeding involving any of our directors, officers, employees or agents in which indemnification would be required or permitted. We are not aware of any threatened litigation or proceeding that might result in a claim for such indemnification. We believe that our charter provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

                           RELATED PARTY TRANSACTIONS

     The following describes the significant transactions entered into between us and our directors, executive officers, stockholders and affiliates of our stockholders. All future transactions, other than compensation, stock options pursuant to our plans and other benefits to employees, generally will be approved by a majority of our board of directors including a majority of our independent and disinterested directors. If required by law, future transactions will be approved by a majority of our stockholders.

STOCK ISSUANCES TO OUR DIRECTORS, OFFICERS AND PRINCIPAL STOCKHOLDERS

     Some stock option grants to our directors and executive officers are described under the caption "Management -- Executive Compensation."

     Since our inception, we have issued and sold shares of our common stock and granted options to purchase common stock to our employees, directors and consultants from time to time. In addition, we have issued in private placement transactions, shares of preferred stock as follows: an aggregate of 5,781,862 shares of Series A preferred stock at $1.81 per share in April 1999, an aggregate of 10,518,678 shares of Series B preferred stock at $9.44 per share in June, November and December 1999, and an aggregate of 1,102,400 shares of Series C preferred stock at $10.00 per share in January 2000. The following table summarizes the shares of common stock and preferred stock purchased by our named executive officers, directors and 5% stockholders and persons and entities associated with them:


                                                       SERIES A     SERIES B     SERIES C
                                            COMMON     PREFERRED    PREFERRED    PREFERRED
               STOCKHOLDER                   STOCK       STOCK        STOCK        STOCK
               -----------                 ---------   ---------    ---------    ---------
Amazon.com, Inc. (Mark J. Britto)........         --   3,521,373    5,451,656           --
Entities Affiliated with Bowman Capital
  Management, L.L.C......................         --          --    1,382,782           --
Entities Affiliated with Hummer Winblad
  Venture Partners (John R. Hummer)......         --   2,012,213    2,664,902           --
Gregory McLemore.........................  1,288,470     220,690           --           --
Catalyst Investments, L.L.C..............         --          --           --    1,102,400


DEBT FINANCINGS

     In March 1999 we issued and sold convertible promissory notes to our following named executive officers, directors and 5% stockholders and persons and entities associated with them, in the amounts set forth opposite each party's name. The promissory notes were canceled and converted into shares of our Series A preferred stock at $1.81 per share on April 22, 1999.

                                                                  AMOUNT OF
                        STOCKHOLDER                           PROMISSORY NOTE(S)
                        -----------                           ------------------
Entities Affiliated with Hummer Winblad Venture Partners
  (John R. Hummer)..........................................     $450,000.00

     In November 1999 we issued and sold convertible promissory notes to our following named executive officers, directors and 5% stockholders and persons and entities associated with them, in the amounts set forth opposite each party's name. The promissory notes were cancelled and converted into shares of our Series B preferred stock at $9.44 per share on December 8, 1999.

                                                                  AMOUNT OF
                        STOCKHOLDER                           PROMISSORY NOTE(S)
                        -----------                           ------------------
Amazon.com, Inc.............................................    $2,975,115.25
Entities Affiliated with Bowman Capital Management,
  L.L.C.....................................................    $1,430,136.10
Entities Affiliated with Hummer Winblad Venture Partners....    $2,383,565.20

TRANSACTIONS WITH DIRECTORS AND OFFICERS


     Affiliate Relationships. The following members of our board of directors are affiliated with investors that participated in the transactions listed above: Mark J. Britto (Amazon.com, Inc.) and John Hummer (entities affiliated with Hummer Winblad Venture Partners).


     In April 1999, we entered into an advertising agreement with Amazon.com pursuant to which we and Amazon.com agreed to display advertising of the other party on our respective Web sites and to provide other related promotional services. For more information on this relationship, see
"Business -- Relationship with Amazon.com" and "Risk Factors -- We Depend on Our Relationship with Amazon.com to Provide Operational Expertise, Attract and Retain a Significant Number of Our Customers and Build Our Brand."

     In connection with our Series A, Series B and Series C preferred stock financings, we entered into an agreement, as amended, dated January 18, 2000 with our preferred stockholders and a holder of our common stock in which we agreed, among other things and subject to applicable laws, rules and regulations, to use reasonable efforts to cause the underwriters in this offering to offer to Amazon.com that number of shares of our common stock such that Amazon.com would hold 46% of our outstanding common stock immediately after this offering and to entities affiliated with Bowman Capital Management, L.L.C. 2.5% of the shares offered in this offering. Both Amazon.com and the Bowman parties have waived their respective rights to purchase shares of our capital stock in this offering, and they have thereby extinguished any successive rights of first refusal to purchase shares of our capital stock after this offering to which they might otherwise have been entitled. Pursuant to the agreement, Amazon.com also may not increase its ownership of our stock above the 46% threshold until the earliest to occur of the second anniversary of the closing date of our initial public offering, immediately following a change of control in connection with our merger or sale, or April 22, 2003. Until this occurs, we are required to provide notice to Amazon.com of any merger or sale that would result in our change of control. Additional terms of the agreement require that Amazon.com gives us notice of its purchase of any additional shares of our stock and complies with restrictions to allow us to qualify for pooling accounting treatment in the event of our merger or sale. In connection with proxy contests, tender offers or exchange offers, however, Amazon.com is not subject to the 46% threshold limit.

     For information on employment and change in control arrangements with our officers, see "-- Employment and Change of Control Arrangements."

OTHER TRANSACTIONS

     In February 1999, we issued 1,288,470 shares of our common stock to Greg McLemore in consideration of the transfer to us of the Pets.com Web store and certain domain names and software assets pursuant to a bill of sale and assignment by Mr. McLemore and Koala Computer Products, a sole proprietorship of which Mr. McLemore is sole proprietor.

     In April 1999, we issued 220,690 shares of our Series A preferred stock to Mr. McLemore in consideration of the transfer to us by Mr. McLemore of domain names previously registered by Mr. McLemore that are relevant to our business and agreements concerning domain names pursuant to a bill of sale and assignment.

     We have reimbursed operating expenses of approximately $175,000 that were paid on our behalf by Koala Computer Products, of which Mr. McLemore is the sole proprietor, between February 1999 and the relocation of our executive offices to San Francisco in April 1999.


     Mr. McLemore and WebMagic, a corporation of which Mr. McLemore is the sole shareholder, have agreed to indemnify us for up to $500,000 in connection with a third-party online promotional agreement entered into by WebMagic and the third party relating to the Pets.com business conducted by Mr. McLemore and WebMagic prior to April 1999.


     In November 1999, we loaned $187,500 to Paul Manca, our Chief Financial Officer. Mr. Manca used the loan proceeds to exercise in November 1999 options held by him to purchase 200,000 shares of our common stock at an exercise price of $0.94 per share. These shares are subject to our right of repurchase at the original purchase price in the event that Mr. Manca's employment with us terminates. Our repurchase right lapses with respect to 25% of the shares in August 2000 and with respect to 1/48th of the shares monthly thereafter. The loan is full recourse, accrues interest at the rate of 6.08% compounded annually, and matures in November 2003 or on Mr. Manca's termination of employment. The loan is secured by the 200,000 shares of common stock held by Mr. Manca.

     In January 2000, we entered into a distribution agreement with Infoseek Corporation and Buena Vista Internet Group pursuant to which we engage in promotions involving GO.com online properties and have agreed to engage in future joint content development and placement of media advertising with ABC, Inc. which, along with GO.com, is an affiliate of The Walt Disney Company. As part of the agreement, we sold 1,102,400 shares of Series C preferred stock to Catalyst Investments, L.L.C., an affiliate of Disney, in exchange for placement of media advertising on ABC, Inc.

     Each of the related party transactions described in this section was negotiated at "arms-length" and we believe that each of the foregoing transactions has been made pursuant to terms that are no less favorable to us than would have been reasonably available from non-affiliated third parties.

INDEMNIFICATION AGREEMENTS

     We have entered into indemnification agreements with our officers and directors that contain provisions which may require us, among other things, to indemnify our officers and directors against liabilities that may arise by reason of their status or service as officers or directors (other than liabilities arising from willful misconduct of a culpable nature) and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified. See "Management -- Limitation of Liability and Indemnification Matters."

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth information regarding the beneficial ownership of our common stock as of January 18, 2000 and as adjusted to reflect the sale of the common stock offered by us under this prospectus and upon conversion of all outstanding shares of preferred stock into common stock by:

     - each stockholder known to us to own beneficially more than 5% of our common stock;


     - each of our current directors and the named officers; and



     - all current directors and executive officers as a group.


     Except as otherwise noted, the address of each person listed in the table is c/o Pets.com, Inc., 435 Brannan Street, Suite 100, San Francisco, California 94107. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting and investment power with respect to shares. To our knowledge, except under applicable community property laws or as otherwise indicated, the persons named in the table have sole voting and sole investment control with respect to all shares beneficially owned by each stockholder as of January 18, 2000. In computing the number of shares beneficially owned by a person and the percentage of ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of January 18, 2000 are deemed outstanding. Those shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. The percent of beneficial ownership for each stockholder is based on 22,044,737 shares of common stock outstanding as of January 18, 2000 on an as converted basis, and 29,544,737 shares of common stock outstanding after this offering.


                                                                              PERCENT BENEFICIALLY
                                                                                     OWNED
                                                                 SHARES       --------------------
                                                              BENEFICIALLY     BEFORE      AFTER
                      NAME AND ADDRESS                           OWNED        OFFERING    OFFERING
                      ----------------                        ------------    --------    --------
Amazon.com, Inc.............................................    8,973,029       40.7%       30.4%
  1200 12th Avenue South, Suite 1200
  Seattle, WA 98108-1226
Entities Affiliated with Hummer Winblad Venture Partners....    4,677,115       21.2%       15.8%
  2 South Park, 2nd Floor
  San Francisco, CA 94107
Gregory McLemore............................................    1,499,360        6.8%        5.1%
Entities Affiliated with Bowman Capital Management,
  L.L.C.....................................................    1,382,782        6.3%        4.7%
  1875 South Grant Street, Suite 600
  San Mateo, CA 94402-7013
Catalyst Investments, L.L.C. ...............................    1,102,400        5.0%        3.7%
  500 South Buena Vista Street
  Burbank, CA 91521
Mark J. Britto..............................................    8,973,029       40.7%       30.4%
John R. Hummer..............................................    4,677,115       21.2%       15.8%
John B. Balousek............................................       51,894          *           *
Julia L. Wainwright.........................................      925,618        4.2%        3.1%
Christopher E. Deyo.........................................      523,175        2.4%        1.8%
Paul W. Melmon..............................................      223,160        1.0%          *%
John A. Hommeyer............................................      120,000          *           *
Diane R. Hourany............................................      125,763          *           *
All executive officers and directors as a group (14
  persons)..................................................   16,352,364       73.2%       54.8%


---------------
  *  Less than 1% of the outstanding shares of common stock.

     The beneficial ownership for entities affiliated with Hummer Winblad Venture Partners is comprised of 2,631,338 shares held by Hummer Winblad Venture Partners III, L.P., 138,491 shares held by Hummer Winblad Technology Fund III, L.P., and 1,907,286 shares held by Hummer Winblad Venture Partners IV,

L.P. The general partner of each of the first two funds listed in the first sentence of this paragraph is Hummer Winblad Equity Partners III, LLC, and the general partner of the third fund is Hummer Winblad Equity Partners IV, LLC. The members of each of the foregoing general partners are principals of Hummer Winblad Venture Partners.

     The beneficial ownership for entities affiliated with Bowman Capital Management, L.L.C. is comprised of 486,346 shares held by Spinnaker Technology Fund, L.P., 297,411 shares held by Spinnaker Founders Fund, L.P., 19,921 shares held by Spinnaker Clipper Fund, L.P., 410,158 shares held by Spinnaker Technology Offshore Fund Limited, and 168,946 shares held by Spinnaker Offshore Founders Fund Cayman Limited. Bowman Capital Management, L.C.C. is the general partner of each of the first three entities and investment adviser to the last two offshore entities listed in the first sentence of this paragraph.

     The beneficial ownership for Mark J. Britto is comprised of 8,973,029 shares held by Amazon.com. Mr. Britto is a director of Pets.com and Vice President of Strategic Alliances of Amazon.com and he disclaims beneficial ownership of these shares except to the extent of his pecuniary interest in these shares.

     The beneficial ownership for John R. Hummer is comprised of 2,631,338 shares held by Hummer Winblad Venture Partners III, L.P., 138,491 shares held by Hummer Winblad Technology Fund III, L.P., and 1,907,286 shares held by Hummer Winblad Venture Partners IV, L.P. Mr. Hummer is a director of Pets.com and a member of each of Hummer Winblad Equity Partners III, LLC and Hummer Winblad Equity Partners IV, LLC, the general partners for the three investment funds listed in the first two sentences of this paragraph, and he disclaims beneficial ownership of these shares except to the extent of his pecuniary interest in these shares.


     The beneficial ownership for John B. Balousek includes 36,000 shares under outstanding stock options that are currently exercisable or exercisable within 60 days of January 18, 2000.


     The beneficial ownership for Paul W. Melmon includes 32,000 shares under outstanding stock options that are currently exercisable or exercisable within 60 days of January 18, 2000.

     The beneficial ownership for our executive officers and directors as a group includes 280,000 shares under outstanding stock options that are currently exercisable or exercisable within 60 days of January 18, 2000.

                          DESCRIPTION OF CAPITAL STOCK

     Upon the completion of this offering, our authorized capital stock will consist of 150,000,000 shares of common stock, $0.00125 par value per share, and 5,000,000 shares of undesignated preferred stock, $0.00125 par value per share.

COMMON STOCK

     As of January 18, 2000, there were 22,044,737 shares of common stock outstanding held of record by 139 stockholders. Options to purchase an aggregate of 973,000 shares of common stock were also outstanding. There will be 29,544,737 shares of common stock outstanding, assuming no exercise of the underwriter's option to purchase additional shares, or exercise of outstanding options under our stock plans after January 18, 2000, after giving effect to the sale of the shares of common stock offered to the public in this prospectus.

     The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Subject to preferences that may be applicable to any outstanding preferred stock, holders of common stock are entitled to receive ratably such dividends as may be declared by the board of directors out of funds legally available for that purpose. In the event of liquidation, dissolution or winding up of Pets.com, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to the prior distribution rights of any outstanding preferred stock. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. The outstanding shares of common stock are, and the shares of common stock to be issued upon completion of this offering will be, fully paid and non-assessable.

PREFERRED STOCK

     Upon the closing of the offering, the board of directors will have the authority, without further action by the stockholders, to issue up to 5,000,000 shares of preferred stock. The board of directors will also have the authority to designate the rights, preferences, privileges and restrictions of each series of preferred stock, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series.

     The issuance of preferred stock may have the effect of delaying, deferring or preventing a change of control of Pets.com without further action by the stockholders. The issuance of preferred stock with voting and conversion rights may also adversely affect the voting power of the holders of common stock. In some circumstances, an issuance of preferred stock could have the effect of decreasing the market price of the common stock. As of the closing of the offering, no shares of preferred stock will be outstanding and we currently have no plans to issue any shares of preferred stock.

REGISTRATION RIGHTS

     As of January 18, 2000, the holders of 18,691,410 shares of common stock or their transferees are entitled to rights with respect to the registration of those shares under the Securities Act. These rights are provided under the terms of an agreement between the holders of these registrable securities and us. Subject to limitations in the agreement, the holders of at least 33 1/3% of the then outstanding registrable securities may require, on two occasions beginning six months after the date of this prospectus, that we use our best efforts to register these securities for public resale if Form S-3 is not available. If we register any of our common stock either for our own account or for the account of other security holders, all holders of these securities are entitled to include their shares of common stock in that registration, subject to the ability of the underwriters to limit the number of shares included in the offering. The holders of at least 30% of the then outstanding registrable securities may also require that we, not more than twice in any twelve-month period, register all or a portion of such securities on Form S-3 when the use of that form becomes available to us, provided, among other limitations, that the proposed aggregate selling price, net of any underwriters' discounts or commissions, is at least $1,000,000. We will be responsible for paying all registration expenses, and the holders selling their shares will be responsible for paying all selling expenses.

ANTI-TAKEOVER PROVISIONS OF DELAWARE LAW AND OUR CHARTER DOCUMENTS

     Provisions of Delaware law and our charter documents could make the acquisition of Pets.com and the removal of incumbent officers and directors more difficult. These provisions are expected to discourage coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of Pets.com to negotiate with us first. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure Pets.com outweigh the disadvantages of discouraging such proposals because, among other things, negotiation of such proposals could result in an improvement of their terms.

     Delaware Law. We are subject to the provisions of Section 203 of the Delaware law. In general, the statute prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date that the person became an interested stockholder unless, subject to exceptions, the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a "business combination" includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the stockholder. Generally, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years prior, did own, 15% or more of the corporation's voting stock. These provisions may have the effect of delaying, deferring or preventing a change of control of Pets.com without further action by the stockholders.

     Charter Documents. Our amended and restated certificate of incorporation provides that stockholder action can be taken only at an annual or special meeting of stockholders and may not be taken by written consent. Our bylaws provide that special meetings of stockholders can be called only by the board of directors, the chairman of the board, if any, the president and holders of 50% of the votes entitled to be cast at a meeting. Moreover, the business permitted to be conducted at any special meeting of stockholders is limited to the business brought before the meeting by the board of directors, the chairman of the board, if any, the president or any 50% holder. Our bylaws set forth an advance notice procedure with regard to the nomination, other than by or at the direction of the board of directors, of candidates for election as directors and with regard to business to be brought before a meeting of stockholders.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for our common stock is U.S. Stock Transfer Corporation. The transfer agent's address and telephone number is 1745 Gardena Avenue, 2nd Floor, Glendale, California 91204, (818) 502-1404.

NASDAQ STOCK MARKET LISTING

     We intend to apply for listing for quotation on the Nasdaq National Market under the trading symbol "IPET."

                        SHARES ELIGIBLE FOR FUTURE SALE

     Prior to this offering, there has been no market for our common stock. Future sales of substantial amounts of our common stock in the public market could adversely affect prevailing market prices. Furthermore, only a limited number of shares will be available for sale shortly after this offering because of pre-existing contractual and legal restrictions on resale. Sales of substantial amounts of our common stock in the public market after the restrictions lapse could adversely affect the prevailing market price and our ability to raise equity capital in the future.

     Upon completion of the offering, we will have 29,544,737 outstanding shares of common stock, based on the number of shares outstanding as of January 18, 2000. Of these shares, the shares sold in the offering, plus any shares issued upon exercise of the underwriters' option to purchase additional shares, will be freely tradable without restriction under the Securities Act, unless purchased by our "affiliates," as that term is defined in Rule 144 under the Securities Act. In general, affiliates include officers, directors or 10% stockholders.

     The remaining 22,044,737 shares of our common stock outstanding are "restricted securities" within the meaning of Rule 144. These shares may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144, 144(k) or 701 of the Securities Act, which are summarized below. Sales of these shares in the public market, or the availability of such shares for sale, could adversely affect the market price of our common stock.

     Our directors, officers, employees and other stockholders have entered into lock-up agreements in connection with this offering generally providing that they will not, without the prior written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated, directly or indirectly, offer, pledge, sell, contract to sell or sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, or otherwise dispose of their shares of our common stock or any securities exercisable for or convertible into shares of our common stock for a period of 180 days following the effective date of the registration statement filed pursuant to this offering. As a result of these contractual restrictions, notwithstanding possible earlier eligibility for sale under the provisions of Rules 144, 144(k) and 701, shares subject to lock-up agreements will not be saleable until these agreements expire or are waived by Merrill Lynch, Pierce, Fenner & Smith Incorporated.

     Taking into account the lock-up agreements, and assuming Merrill Lynch, Pierce, Fenner & Smith Incorporated does not release stockholders from these agreements, the following approximate number of additional shares will be eligible for sale in the public market at the following times:

                                                                 APPROXIMATE
                                                                  NUMBER OF
               DATE OF AVAILABILITY FOR SALE                  ADDITIONAL SHARES
               -----------------------------                  -----------------
  30 days after the date of the final prospectus............
  180 days after the date of the final prospectus...........     13,420,045
  At various times after the date 180 days after the date of
     the final prospectus and through November 5, 2000......      3,134,557
  At various times after November 5, 2000 and through
     December 8, 2000.......................................      2,454,941
  At various times after December 8, 2000 and through
     January 18, 2001.......................................      1,195,097
  At various times after January 18, 2001 upon the
     expiration of applicable holding periods...............      1,840,097

     Under Rule 144, the number of shares that may be sold by affiliates of our stockholders are subject to volume restrictions. In general, under Rule 144, and beginning after the expiration of the lock-up agreements, a person who has beneficially owned restricted shares, including shares that are aggregated to such person or persons, for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

     - one percent of the number of shares of common stock then outstanding which will equal approximately 295,447 shares immediately after the offering; or

     - the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a Form 144 with respect to the sale.

     In order to sell shares under Rule 144, the selling stockholder must comply with manner of sale provisions and notice requirements and current public information about us must be available. Under Rule 144(k), a person who is not deemed to have been our affiliate at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

     The holders of approximately 18,691,410 shares of common stock or their transferees are also entitled to rights with respect to registration of their shares of common stock for offer or sale to the public. If the holders, by exercising their registration rights, cause a large number of shares to be registered and sold in the public market, the sales could have a material adverse effect on the market price of our common stock.

     As part of the lock-up agreements, all of our employees holding common stock or stock options may not sell shares acquired upon exercise of their options until 180 days after the effective date. Beginning 180 days after the effective date, any of our employees, officers, directors of or consultants who purchased his or her shares pursuant to a written compensatory plan or contract may be entitled to rely on the resale provisions of Rule 701. Rule 701 permits affiliates to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. Rule 701 further provides that non-affiliates may sell their shares in reliance on Rule 144 without having to comply with the holding period, public information, volume limitation or notice provisions of Rule 144. In addition, we intend to file one or more registration statements under the Securities Act as promptly as possible after the effective date to register shares to be issued under our employee benefit plans. As a result, any options exercised under our stock option plans or any other benefit plan after the effectiveness of a registration statement will also be freely tradable in the public market, unless the shares are held by affiliates of ours. Shares held by our affiliates will still be subject to the volume limitation, manner of sale, notice and public information requirements of Rule 144 unless the shares may otherwise be sold under Rule 701. As of January 18, 2000 there were outstanding options for the purchase of 973,000 shares, of which no shares subject to those options were vested and exercisable. No shares have been issued to date under our purchase plan or directors plan. See "Risk Factors -- Shares Eligible for Future Sale," "Management -- Stock Plans" and "Description of Capital Stock -- Registration Rights."

                                  UNDERWRITING

GENERAL

     We are offering our shares in the U.S. and Canada through the U.S. underwriters and elsewhere through the international managers. Merrill Lynch, Pierce, Fenner & Smith Incorporated, Bear, Stearns & Co. Inc., Thomas Weisel Partners LLC, and Warburg Dillon Read LLC are acting as U.S. representatives of the U.S. underwriters named below. Subject to the terms and conditions described in a U.S. purchase agreement among us and the U.S. underwriters, and concurrently with the sale of 1,500,000 shares to the international managers, we have agreed to sell to the U.S. underwriters, and the U.S. underwriters severally have agreed to purchase from us the number of shares listed opposite their names below.

                        UNDERWRITERS                          NUMBER OF SHARES
                        ------------                          ----------------
Merrill Lynch, Pierce, Fenner & Smith Incorporated..........
Bear, Stearns & Co. Inc.....................................
Thomas Weisel Partners LLC..................................
Warburg Dillon Read LLC.....................................

                                                                 ----------
             Total..........................................      6,000,000
                                                                 ==========


     We have also entered into an international purchase agreement with the international managers for sale of the shares outside the U.S. and Canada for whom Merrill Lynch International, Bear, Stearns International Limited, Thomas Weisel Partners International Limited, and UBS AG, acting through its division Warburg Dillon Read, are acting as lead managers. Subject to the terms and conditions in the international purchase agreement, and concurrently with the sale of 6,000,000 shares to the U.S. underwriters pursuant to the U.S. purchase agreement, we have agreed to sell to the international managers, and the international managers severally have agreed to purchase 1,500,000 shares from us. The initial public offering price per share and the total underwriting discount per share are identical under the U.S. purchase agreement and the international purchase agreement.


     The U.S. underwriters and the international managers have agreed to purchase all of the shares sold under the U.S. and international purchase agreements if any of these shares are purchased. If an underwriter defaults, the U.S. and international purchase agreements provide that the purchase commitments of the nondefaulting underwriters may be increased or the purchase agreements may be terminated. The closings for the sale of shares to be purchased by the U.S. underwriters and the international managers are conditioned on one another.

     We have agreed to indemnify the U.S. underwriters and the international managers against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the U.S. underwriters and international managers may be required to make in respect of those liabilities.

     The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the purchase agreements, such as the receipt by the underwriters of officer's certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

COMMISSIONS AND DISCOUNTS

     The U.S. representatives have advised us that the U.S. underwriters propose initially to offer the shares to the public at the initial public offering price set forth on the cover page of this prospectus and to dealers at that price less
a concession not in excess of $     per share. The U.S. underwriters may allow,
and the dealers may reallow, a discount not in excess of $     per share to
other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

     The following table shows the per share and total public offering price, underwriting discount and proceeds before expenses to Pets.com. The information assumes either no exercise or full exercise by the U.S. underwriters and the international managers of their over-allotment options.

                                                             PER SHARE   WITHOUT OPTION   WITH OPTION
                                                             ---------   --------------   -----------
Public offering price......................................   $              $              $
Underwriting discount......................................   $              $              $
Proceeds, before expenses, to Pets.com.....................   $              $              $

     The total expenses of the offering, not including the underwriting discount, are estimated at $1,000,000 and are payable by Pets.com.

INTERSYNDICATE AGREEMENT

     The U.S. underwriters and the international managers have entered into an intersyndicate agreement that provides for the coordination of their activities. Under the intersyndicate agreement, the U.S. underwriters and the international managers may sell shares to each other for purposes of resale at the initial public offering price, less an amount not greater than the selling concession. Under the intersyndicate agreement, the U.S. underwriters and any dealer to whom they sell shares will not offer to sell or sell shares to persons who are non-U.S. or non-Canadian persons or to persons they believe intend to resell to persons who are non-U.S. or non-Canadian persons, except in the case of transactions under the intersyndicate agreement. Similarly, the international managers and any dealer to whom they sell shares will not offer to sell or sell shares to U.S. persons or Canadian persons or to persons they believe intend to resell to U.S. or Canadian persons, except in the case of transactions under the intersyndicate agreement.

OVER-ALLOTMENT OPTION

     We have granted an option to the U.S. underwriters to purchase up to 900,000 additional shares at the public offering price less the underwriting discount. The U.S. underwriters may exercise this option for 30 days from the date of this prospectus solely to cover any over-allotments. If the U.S. underwriters exercise this option, each will be obligated, subject to conditions contained in the purchase agreements, to purchase a number of additional shares proportionate to that U.S. underwriter's initial amount reflected in the above table.

     We have also granted an option to the international managers, exercisable for 30 days from the date of this prospectus, to purchase up to 225,000 additional shares to cover any over-allotments on terms similar to those granted to the U.S. underwriters.

RESERVED SHARES


     At our request, the underwriters have reserved for sale, at the initial public offering price, approximately 5% of the shares offered by this prospectus for sale to some of our employees and persons having business relationships with us. If these persons purchase reserved shares, the number of shares available for sale to the general public will be reduced accordingly. Any reserved shares that are not orally confirmed for purchase within one business day of the pricing of this offering will be offered by the underwriters to the general public on the same terms as the other shares offered by this prospectus.


NO SALES OF SIMILAR SECURITIES

     We and our executive officers and directors and all existing stockholders have agreed, with exceptions, not to sell or transfer any common stock for 180 days after the date of this prospectus without first obtaining the written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated. Specifically, we and these other individuals have agreed not to directly or indirectly

     - offer, pledge, sell or contract to sell any common stock,

     - sell any option or contract to purchase any common stock,

     - purchase any option or contract to sell any common stock,

     - grant any option, right or warrant for the sale of any common stock,

     - lend or otherwise dispose of or transfer any common stock,

     - request or demand that we file a registration statement related to the common stock, or

     - enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any common stock whether any such swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise.

     This lockup provision applies to common stock and to securities convertible into or exchangeable or exercisable for or repayable with common stock. It also applies to common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition.

QUOTATION ON THE NASDAQ NATIONAL MARKET

     We expect the shares to be approved for quotation on the Nasdaq National Market, subject to notice of issuance, under the symbol "IPET."

     Before this offering, there has been no public market for our common stock. The initial public offering price will be determined through negotiations among us and the U.S. representatives and lead managers. In addition to prevailing market conditions, the factors to be considered in determining the initial public offering price are

     - the valuation multiples of publicly traded companies that the U.S. representatives and the lead managers believe to be comparable to us,

     - our financial information,

     - the history of, and the prospects for, our company and the industry in which we compete,

     - an assessment of our management, its past and present operations, and the prospects for, and timing of, our future revenues,

     - the present state of our development, and

     - the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to ours.

     An active trading market for the shares may not develop. It is also possible that after the offering the shares will not trade in the public market at or above the initial public offering price.

     The underwriters do not expect to sell more than 5% of the shares being offered in this offering to accounts over which they exercise discretionary authority.

     Thomas Weisel Partners LLC, one of the representatives of the underwriters, was organized and registered as a broker-dealer in December 1998. Since December 1998, Thomas Weisel Partners LLC has been named as a lead or co-manager on 110 filed public offerings of equity securities, of which 79 have been completed, and has acted as a syndicate member in an additional 54 public offerings of equity securities. Thomas Weisel Partners LLC does not have any material relationship with us or any of our officers, directors or controlling persons, except with respect to its contractual relationship with us under the underwriting agreement entered into in connection with this offering.

PRICE STABILIZATION, SHORT POSITIONS AND PENALTY BIDS

     Until the distribution of the shares is completed, SEC rules may limit underwriters from bidding for and purchasing our common stock. However, the U.S. representatives may engage in transactions that stabilize the price of the common stock, such as bids or purchases to peg, fix or maintain that price.

     If the underwriters create a short position in the common stock in connection with the offering, i.e., if they sell more shares than are listed on the cover of this prospectus, the U.S. representatives may reduce that short position by purchasing shares in the open market. The U.S. representatives may also elect to reduce any short position by exercising all or part of the over-allotment option described above. Purchases of the common stock to stabilize its price or to reduce a short position may cause the price of the common stock to be higher than it might be in the absence of such purchases.

     The U.S. representatives may also impose a penalty bid on underwriters and selling group members. This means that if the U.S. representatives purchase shares in the open market to reduce the underwriter's short position or to stabilize the price of such shares, they may reclaim the amount of the selling concession from the underwriters and selling group members who sold those shares. The imposition of a penalty bid may also affect the price of the shares in that it discourages resales of those shares.

     Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common stock. In addition, neither we nor any of the underwriters makes any representation that U.S. representatives or the lead managers will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

                                 LEGAL MATTERS

     The validity of the common stock offered hereby will be passed upon for Pets.com by Venture Law Group, A Professional Corporation, Menlo Park, California. John V. Bautista, a director at Venture Law Group, is Secretary of Pets.com. Legal matters specified by the underwriters in connection with this offering will be passed upon for the underwriters by Shearman & Sterling, Menlo Park, California. As of the date of this prospectus, an investment partnership associated with Venture Law Group owns an aggregate of 45,502 shares of our common stock, and individual directors and attorneys of Venture Law Group beneficially own a total of 48,575 shares of our common stock.

                                    EXPERTS

     Ernst & Young LLP, independent auditors, have audited our financial statements as of December 31, 1999 and for the period from February 17, 1999 (inception) to December 31, 1999, as set forth in their report. The financial statements audited by Ernst & Young LLP have been included in reliance on their report given on their authority as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

     We have filed with the Securities and Exchange Commission, a registration statement on Form S-1, including the exhibits and schedules filed with the registration statement, under the Securities Act with respect to the shares of common stock offered hereby. This prospectus does not contain all the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to us and our common stock, we refer you to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete, and in each instance reference is made to the copy of the contract or other document filed as an exhibit to the registration statement, each statement being qualified in all respects by that reference. A copy of the registration statement may be inspected by anyone without charge at the Public Reference Section of the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of all or any portion of the registration statement may be obtained from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of prescribed fees. The SEC maintains a Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

                                 PETS.COM, INC.

                              FINANCIAL STATEMENTS

                   PERIOD FROM FEBRUARY 17, 1999 (INCEPTION)
                              TO DECEMBER 31, 1999

                                    CONTENTS

                                                              PAGE
                                                              ----
Report of Independent Auditors..............................  F-2
Audited Financial Statements

Balance Sheet...............................................  F-3
Statement of Operations.....................................  F-4
Statement of Stockholders' Equity...........................  F-5
Statement of Cash Flows.....................................  F-6
Notes to Financial Statements...............................  F-7

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders
Pets.com, Inc.

We have audited the accompanying balance sheet of Pets.com, Inc. as of December 31, 1999, and the related statements of operations, stockholders' equity, and cash flows for the period from February 17, 1999 (inception) to December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Pets.com, Inc. at December 31, 1999, and the results of its operations and its cash flows for the period from February 17, 1999 (inception) to December 31, 1999, in conformity with accounting principles generally accepted in the United States.


                                          /s/ Ernst & Young LLP


San Francisco, California
January 14, 2000, except for Note 10 as to which the date is January 19, 2000

                                 PETS.COM, INC.

                                 BALANCE SHEET
                       (IN THOUSANDS, EXCEPT SHARE DATA)
                               DECEMBER 31, 1999

ASSETS
Current assets:
  Cash and cash equivalents.................................  $ 30,196
  Inventories...............................................     6,756
  Prepaid advertising expenses..............................     7,223
  Other prepaid expenses and current assets.................       999
                                                              --------
Total current assets........................................    45,174
Certificate of deposit......................................       845
Fixed assets, net...........................................    11,327
Intangible assets...........................................       399
Other assets................................................     2,565
                                                              --------
Total assets................................................  $ 60,310
                                                              ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................  $  6,563
  Accrued expenses..........................................     2,137
  Payable to related parties................................       370
  Capital lease obligations.................................        16
                                                              --------
Total current liabilities...................................     9,086
Capital lease obligations...................................       104
Stockholders' equity:
  Convertible preferred stock, $.00125 par value:
     Authorized shares -- 17,941,862
       Series A preferred stock, designated 5,781,862 shares
          Issued and outstanding shares -- 5,781,862
          (aggregate liquidation preference of $10,480).....         7
       Series B preferred stock, designated 11,120,000
        shares
          Issued and outstanding shares -- 10,518,678
          (aggregate liquidation preference of $99,270).....        13
       Series B1 preferred stock, designated 1,040,000
        shares
          No issued or outstanding shares...................        --
  Common stock, $.00125 par value:
     Authorized shares -- 28,800,000
       Issued and outstanding shares -- 4,641,797...........         6
  Additional paid-in capital................................   128,442
  Accumulated deficit.......................................   (61,778)
  Stockholder note receivable...............................      (188)
  Deferred stock-based compensation.........................   (15,382)
                                                              --------
Total stockholders' equity..................................    51,120
                                                              --------
Total liabilities and stockholders' equity..................  $ 60,310
                                                              ========

See accompanying notes.

                                 PETS.COM, INC.

                            STATEMENT OF OPERATIONS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

         PERIOD FROM FEBRUARY 17, 1999 (INCEPTION) TO DECEMBER 31, 1999


Net sales...................................................  $    5,787
Cost of goods sold..........................................      13,412
                                                              ----------
Gross margin................................................      (7,625)
Operating expenses:
  Marketing and sales(1)....................................      42,491
  Product development(2)....................................       6,481
  General and administrative(3).............................       4,254
  Amortization of deferred stock-based compensation.........       2,118
                                                              ----------
Total operating expenses....................................      55,344
                                                              ----------
Operating loss..............................................     (62,969)
Interest income, net........................................       1,191
                                                              ----------
Net loss....................................................  $  (61,778)
                                                              ==========
Basic and diluted net loss per share........................  $   (42.42)
                                                              ==========
Weighted average shares outstanding used to compute basic
  and diluted net loss per share............................   1,456,489
                                                              ==========


------------------------

(1) Excluding $764 in amortization of deferred stock-based compensation.


(2) Excluding $479 in amortization of deferred stock-based compensation.


(3) Excluding $875 in amortization of deferred stock-based compensation.


See accompanying notes.

                                 PETS.COM, INC.

                       STATEMENT OF STOCKHOLDERS' EQUITY
                       (IN THOUSANDS, EXCEPT SHARE DATA)
         PERIOD FROM FEBRUARY 17, 1999 (INCEPTION) TO DECEMBER 31, 1999

                                     CONVERTIBLE PREFERRED STOCK
                               ----------------------------------------
                                    SERIES A             SERIES B            COMMON STOCK      ADDITIONAL
                               ------------------   -------------------   ------------------    PAID-IN     ACCUMULATED
                                SHARES     AMOUNT     SHARES     AMOUNT    SHARES     AMOUNT    CAPITAL       DEFICIT
                               ---------   ------   ----------   ------   ---------   ------   ----------   -----------
Initial issuance of common
  shares to founders in
  exchange for cash and
  intellectual property......         --     $--            --     $--    1,449,470     $2      $     16     $     --
Issuance of restricted shares
  to employee................         --     --             --     --       925,618      1            11           --
Issuance of restricted shares
  to consultants for
  services...................         --     --             --     --         4,000     --             1           --
Issuance of Series A
  preferred stock, net of
  offering costs of $59......  5,781,862      7             --     --            --     --        10,414           --
Issuance of Series B
  preferred stock, net of
  offering costs of $53......         --     --     10,518,678     13            --     --        99,203           --
Exercise of common stock
  options....................         --     --             --     --     2,222,709      3           973           --
Issuance of restricted shares
  for asset purchase.........         --     --             --     --        40,000     --           324           --
Compensation related to
  issuance of stock options
  and restricted common
  stock......................         --     --             --     --            --     --        17,500           --
Amortization of deferred
  stock-based compensation...         --     --             --     --            --     --            --           --
Net loss and comprehensive
  loss.......................         --     --             --     --            --     --            --      (61,778)
                               ---------     --     ----------     --     ---------     --      --------     --------
Balance at December 31,
  1999.......................  5,781,862     $7     10,518,678     $13    4,641,797     $6      $128,442     $(61,778)
                               =========     ==     ==========     ==     =========     ==      ========     ========


                               STOCKHOLDER     DEFERRED         TOTAL
                                  NOTE       STOCK-BASED    STOCKHOLDERS'
                               RECEIVABLE    COMPENSATION      EQUITY
                               -----------   ------------   -------------
Initial issuance of common
  shares to founders in
  exchange for cash and
  intellectual property......     $  --        $     --       $     18
Issuance of restricted shares
  to employee................        --              --             12
Issuance of restricted shares
  to consultants for
  services...................        --              --              1
Issuance of Series A
  preferred stock, net of
  offering costs of $59......        --              --         10,421
Issuance of Series B
  preferred stock, net of
  offering costs of $53......        --              --         99,216
Exercise of common stock
  options....................      (188)             --            788
Issuance of restricted shares
  for asset purchase.........        --              --            324
Compensation related to
  issuance of stock options
  and restricted common
  stock......................        --         (17,500)            --
Amortization of deferred
  stock-based compensation...        --           2,118          2,118
Net loss and comprehensive
  loss.......................        --              --        (61,778)
                                  -----        --------       --------
Balance at December 31,
  1999.......................     $(188)       $(15,382)      $ 51,120
                                  =====        ========       ========

See accompanying notes.

                                 PETS.COM, INC.

                            STATEMENT OF CASH FLOWS
                                 (IN THOUSANDS)
         PERIOD FROM FEBRUARY 17, 1999 (INCEPTION) TO DECEMBER 31, 1999

OPERATING ACTIVITIES
Net loss....................................................  $(61,778)
Adjustments to reconcile net loss to net cash used in
  operating activities:
  Depreciation..............................................       997
  Amortization of deferred stock-based compensation.........     2,118
  Common and preferred stock issued for intellectual
     property...............................................       416
  Common stock issued for services..........................         1
  Changes in:
     Inventories............................................    (6,756)
     Prepaid marketing expenses.............................    (7,223)
     Other prepaid expenses and current assets..............      (999)
     Certificate of deposit.................................      (845)
     Other assets...........................................      (330)
     Accounts payable, accrued expenses and other...........     8,700
     Payable to related parties.............................       370
                                                              --------
Net cash used in operating activities.......................   (65,329)
INVESTING ACTIVITIES
Purchase of fixed assets....................................   (12,188)
Purchase of preferred stock in PetPlace.com.................    (2,085)
Issuance of note receivable.................................      (150)
Purchase of intangible software and intangible assets.......       (75)
                                                              --------
Net cash used in investing activities.......................   (14,498)
FINANCING ACTIVITIES
Proceeds from issuances of common stock.....................        14
Proceeds from exercise of stock options.....................       788
Proceeds from issuance of convertible notes payable.........     7,385
Net proceeds from issuances of Series A preferred stock.....    10,021
Net proceeds from issuances of Series B preferred stock.....    91,831
Repayments on capital lease.................................       (16)
                                                              --------
Net cash provided by financing activities...................   110,023
                                                              --------
Net increase in cash and cash equivalents...................    30,196
Cash and equivalents at beginning of period.................        --
                                                              --------
Cash and equivalents at end of period.......................  $ 30,196
                                                              ========
SUPPLEMENTAL DISCLOSURE OF NON CASH INVESTING AND FINANCING
  ACTIVITIES
Property and equipment acquired under capital lease
  obligations...............................................  $    136
                                                              ========
Common stock issued for notes receivable....................  $    188
                                                              ========
Issue of series A preferred stock for rights to certain
  internet domain names.....................................  $    400
                                                              ========
Conversion of convertible notes payable to convertible
  preferred stock...........................................  $  7,385
                                                              ========
Issue of common stock for assets............................       324
                                                              ========

See accompanying notes.

                                 PETS.COM, INC.

                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1999

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

DESCRIPTION OF BUSINESS

     Pets.com, Inc. (the Company) was incorporated in the state of California on October 7, 1998 and began its commercial operations on February 17, 1999 with the acquisition of certain assets and internet domain names. For purposes of disclosure, the Company has elected to use February 17, 1999 as the inception date for reporting, as no activities were undertaken and no costs were incurred prior to that date. The Company is engaged in the sale over the Internet of pet products, services, and information primarily in the United States.

     In December 1999, the board of directors authorized the Company to proceed with an initial public offering of its common stock. If the offering is consummated as presently anticipated, all of the outstanding shares of preferred stock will automatically convert into common stock upon the closing of the initial public offering. The board of directors also authorized the reincorporation of the Company in Delaware. In conjunction with the reincorporation, the number of authorized shares will be increased to 155,000,000 shares, of which 150,000,000 will be common stock and 5,000,000 will be undesignated preferred stock.

FISCAL YEAR

     The Company's fiscal year begins on January 1 and ends on December 31 of each year.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates.

REVENUE RECOGNITION

     Revenues on product sales, net of discounts, coupons and allowances, are recognized upon shipment of the related goods. Outbound shipping and handling fees are included in net sales upon shipment. The Company provides for an estimated allowance for sales returns in the period of sale.

PRODUCT DEVELOPMENT

     Product development expenses consist primarily of payroll and related expenses for website development, systems personnel, consultants, and other website costs. As the Company believes that its website is subject to continual and substantial change, expenditures relating to product development are expensed as incurred.

ADVERTISING

     Advertising costs are expensed as incurred. Advertising expense was $26,934,000 for the period from February 17, 1999 (inception) to December 31, 1999.

MARKETING AGREEMENTS

     The Company enters into various advertising, marketing and co-marketing agreements which provide for certain advertising, reciprocal advertising, promotional and customer acquisition activities for terms generally not in excess of 12 months.

                                 PETS.COM, INC.

                               DECEMBER 31, 1999

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
CASH EQUIVALENTS

     The Company considers all highly liquid investments with a maturity of three months or less at the date of purchase to be cash equivalents. The Company's cash equivalents consist mainly of money market funds.

INVENTORIES

     Inventories are stated at the lower of cost (using the first-in, first-out method) or market.

CERTIFICATE OF DEPOSIT

     The certificate of deposit is restricted and secures a letter of credit related to the Company's lease agreement (see Note 4). The carrying amount approximates fair value.

FIXED ASSETS

     Fixed assets are stated at cost less accumulated depreciation. Depreciation is provided using the straight-line method over the estimated useful lives of the related assets, which range from three to seven years.

     The Company capitalizes certain internal use software costs in accordance with Statement of Position 98-1 "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." Capitalized internal use software costs with an expected useful life in excess of one year are amortized on a straight-line basis over their estimated useful lives. Internal use software costs, which are subject to continual and substantial change, are expensed as incurred.

FULFILLMENT EXPENSES

     The Company includes fulfillment expenses in marketing and sales in the accompanying statement of operations.

INTANGIBLE ASSETS

     Intangible assets, consisting primarily of website design and customer lists acquired, are recorded at cost. Amortization is provided using the straight-line method over the estimated useful lives of the related intangible assets of 3 years.

LONG-LIVED ASSETS

     Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. Recoverability of assets is measured by comparison of the carrying amount of the asset to net future cash flows expected to be generated from the asset. No impairment has been recognized in the accompanying financial statements.

NET LOSS PER SHARE

     Net loss per share is computed using the weighted-average number of shares of common stock outstanding less the number of shares subject to repurchase. Shares associated with stock options, warrants and the convertible preferred stock are not included in the calculation of diluted net loss per share because they are antidilutive. At December 31, 1999, there were 3,152,327 unvested or restricted common shares

                                 PETS.COM, INC.

                               DECEMBER 31, 1999

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) that are subject to repurchase and 983,400 stock options that were excluded from the computation of diluted net loss per share. If the Company had reported net income, the calculation of these per share amounts would have included the dilutive effect of these common stock equivalents using the treasury stock method.

CONCENTRATION OF CREDIT RISK

     The Company is subject to concentrations of credit risk from its cash investments. The Company's credit risk is managed through monitoring the stability of the financial institutions utilized and diversification of its financial resources.

     The Company's financial instruments consist of cash and cash equivalents. The fair value of all financial instruments approximates the carrying amount based on the current rate offered to the Company for similar instruments.

STOCK-BASED COMPENSATION

     The Company has elected to follow Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (APB No. 25), and related interpretations, in accounting for its employee stock options rather than the alternative fair value accounting allowed by Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (SFAS No. 123). APB No. 25 provides that the compensation expense relative to the Company's employee stock options is measured based on the intrinsic value of the stock option. SFAS No. 123 requires companies that continue to follow APB No. 25 to provide a pro forma disclosure of the impact of applying the fair value method of SFAS No. 123 (see Note 6).

INCOME TAXES

     The Company accounts for income taxes under the liability method. Under the liability method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to be recovered. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amounts expected to be realized.

COMPREHENSIVE INCOME

     The Company adopted SFAS No. 130, Reporting Comprehensive Income, which requires that all items that are recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. The items of other comprehensive income that are typically required to be displayed are foreign currency items, minimum pension liability adjustments, and unrealized gains and losses on certain investments in debt and equity securities. There were no items of other comprehensive income in 1999.

NEW ACCOUNTING PRONOUNCEMENTS

     In June 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 is effective for fiscal years beginning after June 15, 2000. SFAS No. 133 requires that all derivative instruments be recorded on the balance sheet at their fair value. Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income, depending on whether a derivative is designed as part of a hedge transaction and, if it is, the type of hedge

                                 PETS.COM, INC.

                               DECEMBER 31, 1999

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) transaction. The Company does not expect that the adoption of SFAS No. 133 will have a material impact on its financial statements because the Company does not currently hold any derivative instruments.

2. ACQUISITIONS

     In November 1999, the Company purchased 2,150,537 shares of Series A convertible preferred stock of PetPlace.com, Inc., representing a 10% ownership interest, for consideration of approximately $2.0 million. The Company is obligated to purchase an additional 1,612,903 shares of Series A convertible stock for approximately $1.5 million, by February 1, 2000, concurrent with the launch of PetPlace.com, Inc.'s web site. This investment will be accounted for on the basis of cost.

     In December 1999, the Company acquired the website and certain intangible assets from Coolpetstuff.com for $399,000, consisting of $75,000 in cash and 40,000 shares of common stock. The common stock issued in the acquisition is subject to an escrow agreement which allows for the release of 3,334 shares per quarter for 12 quarters, to the seller.

3. FIXED ASSETS

     Fixed assets at December 31, 1999 consists of the following:

(In thousands)
Computers and equipment.....................................  $ 5,100
Purchased software..........................................    2,557
Furniture and fixtures......................................      432
Plant and equipment.........................................    2,365
Leasehold improvements......................................    1,870
                                                              -------
                                                               12,324
Less accumulated depreciation and amortization..............     (997)
                                                              -------
                                                              $11,327
                                                              =======

4. LEASE COMMITMENTS

     The Company leases equipment under noncancelable lease agreements that are accounted for as capital leases. Equipment under capital lease arrangements, and included in property and equipment aggregated approximately $136,000 at December 31, 1999. Related accumulated amortization was approximately $4,000 at December 31, 1999. The capital leases are secured by the related equipment, and the Company is required to maintain liability and property damage insurance under the terms of the agreement.

     The Company leases its office and warehouse facilities under various operating leases, which call for fixed rental payments through 2011. The lease arrangements require letters of credit totaling $1,520,000 in the event the Company defaults on any of its lease payments of which $770,000 is secured by a certificate of deposit. Provided the Company is not in default, the letters of credit shall be reduced over the terms of the leases. Total rent expense under operating leases for the period ended December 31, 1999 approximated $482,000.

                                 PETS.COM, INC.

                               DECEMBER 31, 1999

4. LEASE COMMITMENTS (CONTINUED)
     Future minimum commitments under capital lease and operating leases at December 31, 1999 are as follows:

                                                            CAPITAL    OPERATING
                                                            LEASES      LEASES
                                                            -------    ---------
(In thousands)
2000......................................................   $ 31       $ 3,231
2001......................................................     31         3,666
2002......................................................     31         3,465
2003......................................................     31         3,523
2004......................................................     21         3,281
Thereafter................................................     --         9,395
                                                             ----       -------
Total minimum lease payments..............................    145       $26,561
                                                                        =======
Less amount representing interest.........................     25
                                                             ----
Present value of minimum lease payments...................    120
Less current obligations..................................     16
                                                             ----
Long-term obligations.....................................   $104
                                                             ====

5. INCOME TAXES

     There has been no provision for U.S. federal, U.S. state, or foreign income taxes for any period as the Company has incurred operating losses in all periods and for all jurisdictions.

     The following is a reconciliation of the statutory federal income tax rate to the Company's effective income tax rate:

Statutory federal income tax benefit........................  (34)%
State income tax benefit....................................   (6)%
Valuation allowance.........................................   38%
Non-deductible stock-based compensation.....................    2%
                                                              ---
Income tax provision........................................   --
                                                              ===

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets are as follows:

(In thousands)
Deferred tax assets:
  Net operating loss carryforward...........................  $ 22,475
  Other temporary differences...............................     1,354
                                                              --------
Total deferred tax assets...................................    23,829
Less valuation allowance....................................   (23,829)
                                                              --------
Net deferred tax assets.....................................  $     --
                                                              ========

     Net deferred tax assets have been fully offset by a valuation allowance due to a lack of operating history combined with risks and uncertainties surrounding the Company's ability to generate future taxable income. The valuation allowance increased by $23,829 for the period from February 17, 1999 (inception) to December 31, 1999.

                                 PETS.COM, INC.

                               DECEMBER 31, 1999

5. INCOME TAXES (CONTINUED)
     As of December 31, 1999, the Company had net operating loss carryforwards for federal income tax purposes of approximately $56,187,000, which expire in the year 2019. The Company also had net operating loss carryforwards for state income tax purposes of approximately $56,187,000 expiring in the year 2007.

     Utilization of the Company's net operating loss may be subject to substantial annual limitation due to the ownership change limitations provided by the Internal Revenue Code and similar state provisions. Such an annual limitation could result in the expiration of the net operating loss before utilization.

6. STOCKHOLDERS' EQUITY

CONVERTIBLE PREFERRED STOCK

     In April 1999, the Company issued 5,781,862 shares of Series A preferred stock in a private placement offering in exchange for cash proceeds of $10,079,624 and rights to certain internet domain names valued at $400,001.

     In connection with the issuance of the Series A preferred stock, the Articles of Incorporation were amended to increase the total authorized number of common shares from the original 8,000,000 to 20,000,000, and to authorize a series of preferred stock consisting of 6,000,000 shares.

     In June 1999, the Company issued 5,298,014 shares of Series B preferred stock in a private placement offering in exchange for cash proceeds of $50,000,003. In connection with the issuance of the Series B preferred stock, the Articles of Incorporation were amended to increase the total authorized number of common shares to 24,000,000 and preferred shares to 11,301,862.

     In November 1999, the Company issued 2,848,774 additional shares of Series B convertible preferred stock and notes payable totaling $7,384,705, in a private placement offering in exchange for cash proceeds of $34,270,000. The notes payable were conditionally convertible, depending on the structure of the second closing of the Series B offering.

     In connection with the issuance of additional Series B convertible preferred stock, the Articles of Incorporation were amended to increase the total authorized number of common shares to 28,800,000, and authorized preferred stock to 17,941,862 shares, including authorization of 1,040,000 Series B-1 preferred non-voting shares.

     In December 1999, the Company completed the second closing of the November 1999 Series B convertible preferred stock private placement offering. In conjunction with the closing, 1,589,405 shares of Series B convertible preferred stock were issued in exchange for $15,000,008. An additional 782,486 shares of Series B convertible preferred stock were issued in connection with the conversion of the convertible notes payable issued at the initial closing.

     Each share of the Company's Series A and B preferred stock is convertible into one share of common stock at the option of the holder, subject to certain antidilution adjustments, in accordance with the conversion formula provided in the Company's Articles (currently on a 1:1 ratio). Outstanding preferred shares automatically convert into common stock at the option of the holder and upon the closing of an initial public offering of the Company's common stock. Holders of each share of preferred stock are entitled to the number of votes per share that would be equivalent to the number of shares of common stock into which a share of preferred stock is convertible and are entitled to dividends in preference to common stock, if and when declared by the Board of Directors. The Company also granted the preferred stockholders certain registration rights and agreed not to carry out certain actions without prior approval of

                                 PETS.COM, INC.

                               DECEMBER 31, 1999

6. STOCKHOLDERS' EQUITY (CONTINUED)
the holders of not less than two-thirds of the outstanding preferred shares, voting together as a single class. As a condition to the Series A and B preferred stock agreements, one shareholder agreed to restrict its acquisitions of Company shares to no more than a 46% interest for a period of up to 4 years.

     The Company's Series B1 preferred stock has substantially the same rights as the Series A and B preferred stock, except that it is non-voting.

COMMON STOCK

     Under certain conditions, 40,000 shares of common stock issued to the Company's founders are subject to repurchase at the greater of the price originally paid or the fair market value of the stock at the time of repurchase. The repurchase provisions expire at the earlier of 36 months from the issuance date of the common stock or an initial public offering of the Company.

     On February 17, 1999, the Company issued 1,288,470 common shares, for total consideration of $16,106 to a founder in exchange for certain tangible and intangible assets. In connection with subsequent upgrades to the Company's website, these costs were recorded to general and administrative expense in the accompanying statement of operations.

1999 STOCK PLAN

     Under the terms of the 1999 Stock Plan (the 1999 option plan), the Board of Directors may grant incentive and nonqualified stock options to employees, officers, directors, agents, consultants, and independent contractors of the Company. In connection with the introduction of the 1999 Stock Plan, 2,829,734 shares of common stock were reserved for future issuance. During 1999, the Company increased the number of shares reserved for issuance under such plan to 5,815,327 shares, plus an evergreen provision which allows for an increase in the authorized number of shares on the first day of each of the fiscal years from 2001 to 2009, equal to the lesser of (i) 800,000 shares, (ii) 3% of the Company's outstanding common stock on the last day of the preceding fiscal year, or (iii) a lesser number of shares as determined by the board of directors.

     Generally, the Company grants stock options with exercise prices equal to the fair market value of the common stock on the date of grant, as determined by the Company's Board of Directors. Options generally vest over a four-year period and expire ten years from the date of grant. The 1999 stock plan also contains a restricted stock purchase feature which provides the employee the opportunity to exercise their options immediately and vest over the original vesting period as set out in their stock option award. If the employee terminates before vesting, the Company may repurchase the unvested options at the original strike price.

                                 PETS.COM, INC.

                               DECEMBER 31, 1999

6. STOCKHOLDERS' EQUITY (CONTINUED)
     A summary of stock option activity follows:

                                                                   OUTSTANDING OPTIONS
                                                                 -----------------------
                                                     SHARES                    WEIGHTED-
                                                   AVAILABLE       NUMBER       AVERAGE
                                                      FOR            OF        EXERCISE
                                                     GRANT        OPTIONS        PRICE
                                                   ----------    ----------    ---------
1999 Plan introduction...........................   2,829,734            --      $  --
  Restricted stock awards issued.................    (929,618)           --        .01
  Additional authorizations......................   2,985,594            --         --
  Options granted................................  (3,323,509)    3,323,509        .88
  Options exercised..............................          --    (2,234,309)       .44
  Options canceled...............................     105,800      (105,800)       .98
                                                   ----------    ----------      -----
Outstanding at December 31, 1999.................   1,668,001       983,400      $1.86
                                                   ==========    ==========      =====

     The following table summarizes information regarding stock options outstanding as of December 31, 1999:

                            WEIGHTED-
                             AVERAGE
                            REMAINING
  EXERCISE      NUMBER     CONTRACTUAL
   PRICE      OF OPTIONS      LIFE
------------  ----------   -----------
    $.19        92,000      9.4 years
    $.94       164,800      9.6 years
   $1.88       568,800      9.8 years
   $3.75       157,800      9.9 years
------------   -------      ---------
$.19 - $3.75   983,400      9.8 years
============   =======      =========

     Of the total options outstanding at December 31, 1999, 256,800 shares are exercisable, and 2,234,309 shares previously exercised are subject to repurchase. At December 31, 1999, none of the above employee option awards had reached their first vesting tranche.


PRO FORMA DISCLOSURES OF THE EFFECT OF STOCK-BASED COMPENSATION



     Pro forma information regarding results of operations and net loss per share is required by SFAS 123, which also requires that the information be determined as if the Company had accounted for its employee stock options under the fair value method of SFAS 123. The fair value for these options was estimated at the date of grant using the minimum value method with the following weighted average assumptions: a risk-free interest rate of 6.0% for the year ended December 31, 1999, no dividend yield or volatility factors with respect to the expected market price of the Company's common stock, and a weighted average expected life of the options of 8 years.



     Had compensation cost for the Company's stock-based compensation plans been determined using the fair value at the grant dates for awards under the plan calculated using the minimal value method of SFAS 123, the Company's net loss and pro forma basic and diluted net loss per share would have been increased to the pro forma amounts indicated below as of December 31, 1999:



Pro forma net loss (in thousands)...........................  $(61,862)
                                                              ========
Pro forma basic and diluted net loss per share..............  $ (42.47)
                                                              ========

                                 PETS.COM, INC.

                               DECEMBER 31, 1999

6. STOCKHOLDERS' EQUITY (CONTINUED)
     The per share weighted-average fair value of $4.06 for options granted through December 31, 1999 was recorded in connection with the accrual of the deferred stock-based compensation.

2000 EMPLOYEE STOCK PURCHASE PLAN

     In December 1999, the Company established the 2000 employee stock purchase plan, which will become effective upon completion of the Company's initial offering of its common stock. A total number of 400,000 shares has been reserved for issuance under the employee stock purchase plan. The plan also contains an evergreen provision which allows for an annual increase in the authorized number of shares on the first day of each fiscal year from 2001 to 2010, equal to the lesser of (i) 240,000 shares, (ii) 1% of the Company's outstanding common stock on the last day of the preceding fiscal year, or (iii) a lesser number of shares as determined by the board of directors.

COMMON STOCK RESERVED FOR FUTURE ISSUANCE

     The following shares of common stock were reserved at December 31, 1999:

Stock option plan...........................................   2,651,400
Stock purchase plan.........................................     400,000
Conversion of Series A preferred stock......................   5,781,862
Conversion of Series B preferred stock......................  10,518,678
                                                              ----------
                                                              19,351,940
                                                              ==========

DEFERRED STOCK-BASED COMPENSATION


     During the period from February 17, 1999 to December 31,1999, the Company recorded a charge for deferred compensation expense of $17,500,000. This charge is being amortized using the straight-line method over the vesting period, which is generally four years.


STOCKHOLDER NOTE RECEIVABLE

     In September 1999, the Board of Directors approved the issuance of 200,000 shares of common stock to a key officer in exchange for a note receivable in the amount of $187,500. The note receivable has been recorded as a reduction of stockholders' equity in the balance sheet at December 31, 1999. The note is full recourse, bears interest at 6.08% and is due with all accrued interest on November 22, 2003.

7. DEFINED CONTRIBUTION PLAN

     In October 1999, the Company adopted a defined contribution retirement plan under Section 401(k) of the Internal Revenue Code which covers substantially all employees. Eligible employees may contribute amounts to the plan, via payroll withholding, subject to certain limitations. Under the 401(k) plan, employees may elect to reduce their current compensation by up to the statutorily prescribed annual limit ($10,000 in 1999) and to have the amount of such reduction contributed to the 401(k) plan. The 401(k) plan permits, but does not require, additional matching contributions to the 401(k) plan by the Company on behalf of all participants in the plan. No contributions were made by the Company during the period from February 17, 1999 to December 31, 1999.

                                 PETS.COM, INC.

                               DECEMBER 31, 1999

8. LEGAL PROCEEDINGS

     On September 2, 1999 Biolink LLC dba ERI International filed suit against the Company in Los Angeles County Superior Court for breach of contract, breach of the implied covenant of good faith and fair dealing, and fraud arising out of a contract entered into for the shipment of live fish. ERI International has stated three causes of action, each seeking damages in an amount in excess of $2,000,000 and one cause of action seeking damages in an amount in excess of $500,000. The Company has answered and asserted affirmative defenses to their complaint. No trial date has been set up and discovery has not yet commenced. Management believes that any liability that may ultimately result from the resolution of these matters will not have a material adverse effect on the Company's financial position, operating results, or cash flows.

     From time to time, the Company is subject to other legal proceedings and claims in the ordinary course of business, including claims of alleged infringement of trademarks and other intellectual property rights. The Company currently is not aware of any such legal proceedings or claims that it believes will have, individually or in the aggregate, a material adverse effect on its business, prospects, financial condition and operating results.

9. RELATED-PARTY TRANSACTIONS

     In conjunction with the sale of its Series A preferred stock, the Company entered into an agreement with a shareholder, which allows for certain reciprocal advertising, promotional and customer acquisition activities for an initial term of 18 months. Under the agreement, both the Company and the shareholder will reimburse each other in equal amounts for customers acquired as a result of the marketing agreement. Under this marketing agreement, the Company incurred customer acquisition expenses of $255,000, all of which are outstanding as of December 31, 1999. In addition, the contract allows for unspecified informal consulting and advisory services to be provided to the Company by the Shareholder.

     In connection with the above mentioned sale of Series A preferred stock, the Company issued 275,863 Series A preferred shares with a total consideration of $400,001 to a founder in exchange for certain internet domain names.

     For the period from February 17, 1999 (inception) to December 31, 1999, a preferred stockholder provided legal services to the Company totaling approximately $429,000 of which $115,000 is outstanding as of December 31, 1999.

10. SUBSEQUENT EVENTS

     On January 7, 2000 the Company's board of directors amended its articles of incorporation to increase the total number of authorized preferred stock shares to 18,101,862, and to designate 1,200,000 shares of preferred stock as Series C.

     On January 15, 2000, the Company entered into an agreement with GO.com, an affiliate of The Walt Disney Company, to perform joint marketing, content development and other promotional activities. An affiliate of The Walt Disney Company will also purchase 1,102,400 shares of Series C convertible preferred stock in exchange for media rights valued at approximately $11 million on ABC, Inc.


     On January 19, 2000 the Company's board of directors authorized, concurrent with the Company's reincorporation in Delaware, a .8 for 1 reverse stock split. All share and per share amounts in the accompanying financial statements have been retroactively adjusted to reflect this split.

                            [OUTSIDE OF FRONT GATEFOLD]

The outside page of the front gatefold contains a picture of the Pets.com sock puppet icon with four of our boxes and the following accompanying text: "Let us fetch for a change."

                            [INSIDE OF FRONT GATEFOLD]

The first page of the inside of the front gatefold contains "Pets.com" at the top of the page, with the sock puppet icon poking through the "O" in "Pets.com." The following text and pictures are located on the first page:

"Shopping and Selection" followed by a picture of the Pets.com Gift Center shopping page and a picture of a product category page on the Pets.com Web store showing dog food bowls available through our Web store. These pictures are described by the following text: "The Pets.com shopping pages."

The second page of the inside of the front gatefold contains a picture of a woman and child sitting on a chair looking at a laptop computer screen with a dog sitting next to them. The following text and pictures are located on the second page:

A picture of products such as cat litter, pet food and pet toys available through the Pets.com Web store. The accompanying text describing the picture says "Some of our Products."

Another picture of Pets.com's distribution center, with two lines of accompanying text describing the picture that says: "Fulfillment and Service" and "Our Union City distribution center."

                      [INSIDE OF BACK COVER OF PROSPECTUS]

The inside of the back cover of the prospectus contains the word "Information" with a picture of the Pets.com magazine and accompanying text describing the picture which says "Pets.com, the magazine for pets and their humans."

Below this, the inside of the back cover of the prospectus contains the word "Community" with two pictures.

The first picture is of a message board on the Pets.com Web store and the second picture is of the Pets.commitment page on the Pets.com Web store.

                            [BACK PAGE OF PROSPECTUS]


The outside page of the prospectus contains the Pets.com logo at the bottom of the page.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     Through and including             2000 (the 25th day after the date of this
prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                                7,500,000 SHARES

                                     [LOGO]
                                  COMMON STOCK

                             ---------------------
                                   PROSPECTUS
                             ---------------------

                              MERRILL LYNCH & CO.
                            BEAR, STEARNS & CO. INC.
                           THOMAS WEISEL PARTNERS LLC

                              WARBURG DILLON READ



                               FEBRUARY   , 2000


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by Pets.com in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee and the NASD filing fee and the Nasdaq National Market listing fee.


                                                                AMOUNT
                                                              TO BE PAID
                                                              ----------
SEC registration fee........................................  $   26,400
NASD filing fee.............................................  $   10,500
Nasdaq National Market listing fee..........................           *
Printing and engraving expenses.............................           *
Legal fees and expenses.....................................           *
Accounting fees and expenses................................           *
Blue Sky qualification fees and expenses....................           *
Transfer Agent and Registrar fees...........................           *
Miscellaneous fees and expenses.............................           *
                                                              ----------
          Total.............................................  $1,000,000
                                                              ==========


---------------
* to be filed by amendment

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law (the "Delaware Law") authorizes a court to award, or a corporation's board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Securities Act"). Article XII of our proposed Amended and Restated Certificate of Incorporation (Exhibit 3.2 hereto) and Article VI of our proposed Amended and Restated Bylaws (Exhibit 3.4 hereto) provide for indemnification of our directors, officers, employees and other agents to the maximum extent permitted by Delaware Law. In addition, we have entered into Indemnification Agreements (Exhibit 10.1 hereto) with our officers and directors. The U.S. Purchase Agreement (Exhibit 1.1) also provides for cross-indemnification among Pets.com and the Underwriters with respect to certain matters, including matters arising under the Securities Act.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

     Since our formation on February 17, 1999, we have issued and sold (without payment of any selling commission to any person) the following unregistered securities:

     1. On March 10, 1999, we issued two convertible promissory notes in the principal amounts of $142,500 and $7,500 to two accredited investors. The notes were canceled and converted into shares of Series A preferred stock on April 22, 1999.

     2. On March 19, 1999, we issued two convertible promissory notes in the principal amounts of $237,500 and $12,500 to two accredited investors. The notes were canceled and converted into shares of Series A preferred stock on April 22, 1999.

     3. On April 22, 1999, we issued 5,781,862 shares of our Series A preferred stock to eight accredited investors for an aggregate cash consideration of $10,479,625.60, which included conversion of the convertible promissory notes described in items 1 and 2 above into a total of 221,702 shares of our Series A preferred stock (including conversion of accrued interest on the promissory notes).

     4. On June 18, 1999, we issued 5,298,014 shares of our Series B preferred stock to nine accredited investors for an aggregate cash consideration of $50,000,003.35.

     5. On November 5, 1999, we issued 2,848,774 shares of our Series B preferred stock for cash consideration of $26,885,300.85 to eight accredited investors; six convertible promissory notes in the aggregate principal amount of $4,409,592.60 to six accredited investors, which notes were cancelled and converted into 467,242 shares of our Series B preferred stock on December 8, 1999; and one convertible promissory note in the principal amount of $2,975,115.25 to one accredited investor, which note was cancelled and converted into 315,244 shares of our Series B preferred stock on December 8, 1999.

     6. On December 8, 1999, we issued to a total of twenty-five accredited investors 2,371,890 shares of our Series B preferred stock for cash consideration of $15,000,007.80 and conversion of outstanding convertible promissory notes in the aggregate principal amount of $7,384,707.85.

     7. On January 18, 2000, we issued 1,102,400 shares of our Series C preferred stock to one qualified institutional buyer as defined in Rule 144A of the rules and regulations promulgated under the Securities Act.

     8. As of January 18, 2000, an aggregate of approximately 4,641,797 shares of common stock had been issued upon exercise of options or pursuant to restricted stock purchase agreement and an aggregate of approximately 973,000 shares of common stock were issuable upon exercise of outstanding options under the registrant's stock plans.

     The issuances of the above securities were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act as transactions by an issuer not involving any public offering. In addition, certain issuances described in Item 8 above were deemed exempt from registration under the Securities Act in reliance upon Rule 701 under the Securities Act. The recipients of securities in each such transaction represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and warrants issued in such transactions. All recipients had adequate access, through their relationships with us, to information about Pets.com.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) EXHIBITS


 NUMBER                            DESCRIPTION
 ------                            -----------
   1.1*    Form of U.S. Purchase Agreement.
   1.2     Form of Intersyndicate Agreement.
   3.1*    Fifth Amended and Restated Articles of Incorporation of
           Pets.com.
   3.2*    Form of First Amended and Restated Certificate of
           Incorporation of Pets.com, to be filed and effective upon
           completion of this offering.
   3.3*    Bylaws of Pets.com, as amended.
   3.4*    Form of Bylaws of Pets.com, to be effective upon completion of this offering.
   4.1*    Form of Pets.com common stock certificate.
   5.1     Opinion of Venture Law Group, a Professional Corporation.
  10.1*    Form of Indemnification Agreement between Pets.com and each of its officers and directors.
  10.2.1*  1999 Stock Plan, as amended.
  10.2.2*  2000 Employee Stock Purchase Plan.
  10.3*    Common Stock Purchase Agreement with Greg McLemore dated
           February 17, 1999.
  10.4*    Restricted Stock Purchase Agreement dated March 10, 1999
           with Julia Wainwright.
  10.5*    Bill of Sale and Assignment with Greg McLemore and Koala
           Computer Products dated February 17, 1999.

 NUMBER                            DESCRIPTION
 ------                            -----------
  10.6*    Offer Letter dated March 4, 1999 with Julia L. Wainwright.
  10.7*    Offer Letter dated March 19, 1999 with Kathryn C. Ringewald.
  10.8*    Offer Letter dated March 24, 1999 with Christopher E. Deyo.
  10.9*    Offer Letter dated March 26, 1999 with John M. Hollon.
  10.10*   Offer Letter dated April 7, 1999 with Paul G. Melmon.
  10.11*   Offer Letter dated April 21, 1999 with John R. Benjamin.
  10.12*   Offer Letter dated April 22, 1999 with Diane R. Hourany.
  10.13*   Offer Letter dated May 1, 1999 with Sue Ann Latterman.
  10.14*   Offer Letter dated May 5, 1999 with John A. Hommeyer.
  10.15*   Offer Letter dated August 20, 1999 with Paul G. Manca.
  10.16*   Revised Offer Letter, as amended, dated November 15, 1999
           with Ralph E. Lewis.
  10.17*   Series A Preferred Stock Purchase Agreement dated April 22,
           1999.
  10.18*+  Advertising Agreement with Amazon.com dated April 22, 1999.
  10.19+   Software License and Service Agreement with BroadVision,
           Inc. dated May 15, 1999.
  10.20*   Series B Preferred Stock Purchase Agreement dated June 18,
           1999
  10.21+   License and Integration Agreement with Quality Software
           Systems, Inc. dated June 25, 1999.
  10.22*   PetPlace.com, Inc. Series A Preferred Stock Purchase
           Agreement dated November 12, 1999.
  10.23*   Series B Preferred Stock and Convertible Note Purchase
           Agreement dated November 5, 1999.
  10.24*   Amended and Restated Investors' Rights Agreement dated
           January 18, 2000.
  10.25*+  Lease Agreement, as amended, with the Paulsen Family
           Partnership dated April 8, 1999 for offices at 435 Brannan
           Street, San Francisco, California.
  10.26+   Sublease Agreement, as amended, with National Distribution
           Agency, Inc. dated July 1, 1999 for a warehouse and
           distribution center at 33201 Dowe Avenue, Union City,
           California.
  10.27*+  Lease Agreement with Bryant Springs L.L.C. dated September
           20, 1999 for offices at 945 Bryant Street, San Francisco,
           California.
  10.28*+  Lease Agreement with Rosenburg SOMA Investments IV, L.L.C.
           dated September 27, 1999 for a warehouse and distribution
           center at 150-160 King Street, San Francisco, California.
  10.29*   Lease Agreement with Whipple Properties 1001, L.L.C. dated
           November 5, 1999 for a warehouse and distribution center at
           1035 Whipple Road, Hayward, California.
  10.30*+  Lease Agreement with Precedent Industrial Group L.L.C. dated
           December 7, 1999 for a warehouse and distribution center at
           Building Number 1, Precedent South Business Center,
           Greenwood, Indiana.
  10.31*   Pledge and Security Agreement with Paul Manca dated November
           23 1999.
  10.32+   Exclusive Cross Marketing Agreement with PetPlace.com, Inc.
           dated September 17, 1999.
  10.33*+  Sponsorship Agreement with American Veterinary Medical
           Foundation
           dated October 21, 1999.
  10.34*+  Exclusive Sponsorship Agreement with American Veterinary
           Medical Foundation dated October 21, 1999.
  10.35*+  Content Partnership/Distribution Agreement with Buena Vista
           Internet Group and Infoseek Corporation dated January 15,
           2000.
  10.36*   Series C Preferred Stock Purchase Agreement dated January
           18, 2000.
  21.1*    List of Subsidiaries.
  23.1     Consent of Independent Auditors
  23.2     Consent of Counsel (included in Exhibit 5.1)
  24.1*    Power of Attorney (see page II-5)
  27.1*    Financial Data Schedule


-------------------------
* Previously filed by the registrant with the Commission.

+ Material has been omitted pursuant to a request for confidential treatment.

     (b) FINANCIAL STATEMENT SCHEDULES

     Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

ITEM 17. UNDERTAKINGS

     The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of San Francisco, State of California on February 8, 2000.


                                          PETS.COM, INC.

                                          By:    /s/ JULIA L. WAINWRIGHT
                                            ------------------------------------
                                                    Julia L. Wainwright
                                                  Chief Executive Officer

                               POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that Mark Britto hereby appoints, jointly and severally, Julia Wainwright and Paul Manca, and each of them, as his attorney-in-fact, with full power of substitution, for him in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and any and all Registration Statements, and amendments to the same, filed pursuant to Rule 462 under the Securities Act of 1933, as amended, in connection with or related to the offering contemplated by this Registration Statement and its amendments, if any, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming his signatures as it may be signed by his said attorney to any and all amendments to this Registration Statement.

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS AMENDMENT TO REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED:


                      SIGNATURE                                    TITLE                     DATE
                      ---------                                    -----                     ----
               /s/ JULIA L. WAINWRIGHT                  Chief Executive Officer and    February 8, 2000
-----------------------------------------------------             Director
                 Julia L. Wainwright

                  /s/ PAUL G. MANCA                       Chief Financial Officer      February 8, 2000
-----------------------------------------------------     (Principal Financial and
                    Paul G. Manca                           Accounting Officer)

                          *                                       Director             February 8, 2000
-----------------------------------------------------
                  John B. Balousek

                          *                                       Director             February 8, 2000
-----------------------------------------------------
                   Mark J. Britto

                          *                                       Director             February 8, 2000
-----------------------------------------------------
                   John R. Hummer


*By:    /s/ JULIA L. WAINWRIGHT
     ---------------------------------
           Julia L. Wainwright,
             Attorney-in-Fact

                               INDEX TO EXHIBITS




 NUMBER                            DESCRIPTION
 ------                            -----------
   1.1*    Form of U.S. Purchase Agreement.
   1.2     Form of Intersyndicate Agreement.
   3.1*    Fifth Amended and Restated Articles of Incorporation of
           Pets.com.
   3.2*    Form of First Amended and Restated Certificate of
           Incorporation of Pets.com, to be filed and effective upon
           completion of this offering.
   3.3*    Bylaws of Pets.com, as amended.
   3.4*    Form of Bylaws of Pets.com, to be effective upon completion of this offering.
   4.1*    Form of Pets.com common stock certificate.
   5.1     Opinion of Venture Law Group, a Professional Corporation.
  10.1*    Form of Indemnification Agreement between Pets.com and each of its officers and directors.
  10.2.1*  1999 Stock Plan, as amended.
  10.2.2*  2000 Employee Stock Purchase Plan.
  10.3*    Common Stock Purchase Agreement with Greg McLemore dated
           February 17, 1999.
  10.4*    Restricted Stock Purchase Agreement dated March 10, 1999
           with Julia Wainwright.
  10.5*    Bill of Sale and Assignment with Greg McLemore and Koala
           Computer Products dated February 17, 1999.
  10.6*    Offer Letter dated March 4, 1999 with Julia L. Wainwright.
  10.7*    Offer Letter dated March 19, 1999 with Kathryn C. Ringewald.
  10.8*    Offer Letter dated March 24, 1999 with Christopher E. Deyo.
  10.9*    Offer Letter dated March 26, 1999 with John M. Hollon.
  10.10*   Offer Letter dated April 7, 1999 with Paul G. Melmon.
  10.11*   Offer Letter dated April 21, 1999 with John R. Benjamin.
  10.12*   Offer Letter dated April 22, 1999 with Diane R. Hourany.
  10.13*   Offer Letter dated May 1, 1999 with Sue Ann Latterman.
  10.14*   Offer Letter dated May 5, 1999 with John A. Hommeyer.
  10.15*   Offer Letter dated August 20, 1999 with Paul G. Manca.
  10.16*   Revised Offer Letter, as amended, dated November 15, 1999
           with Ralph E. Lewis.
  10.17*   Series A Preferred Stock Purchase Agreement dated April 22,
           1999.
  10.18*+  Advertising Agreement with Amazon.com dated April 22, 1999.
  10.19+   Software License and Service Agreement with BroadVision,
           Inc. dated May 15, 1999.
  10.20*   Series B Preferred Stock Purchase Agreement dated June 18,
           1999
  10.21+   License and Integration Agreement with Quality Software
           Systems, Inc. dated June 25, 1999.
  10.22*   PetPlace.com, Inc. Series A Preferred Stock Purchase
           Agreement dated November 12, 1999.
  10.23*   Series B Preferred Stock and Convertible Note Purchase
           Agreement dated November 5, 1999.
  10.24*   Amended and Restated Investors' Rights Agreement dated
           January 18, 2000.
  10.25*+  Lease Agreement, as amended, with the Paulsen Family
           Partnership dated April 8, 1999 for offices at 435 Brannan
           Street, San Francisco, California.
  10.26+   Sublease Agreement, as amended, with National Distribution
           Agency, Inc. dated July 1, 1999 for a warehouse and
           distribution center at 33201 Dowe Avenue, Union City,
           California.
  10.27*+  Lease Agreement with Bryant Springs L.L.C. dated September
           20, 1999 for offices at 945 Bryant Street, San Francisco,
           California.
  10.28*+  Lease Agreement with Rosenburg SOMA Investments IV, L.L.C.
           dated September 27, 1999 for a warehouse and distribution
           center at 150-160 King Street, San Francisco, California.
  10.29*   Lease Agreement with Whipple Properties 1001, L.L.C. dated
           November 5, 1999 for a warehouse and distribution center at
           1035 Whipple Road, Hayward, California.
  10.30*+  Lease Agreement with Precedent Industrial Group L.L.C. dated
           December 7, 1999 for a warehouse and distribution center at
           Building Number 1, Precedent South Business Center,
           Greenwood, Indiana.

 NUMBER                            DESCRIPTION
 ------                            -----------
  10.31*   Pledge and Security Agreement with Paul Manca dated November
           23 1999.
  10.32+   Exclusive Cross Marketing Agreement with PetPlace.com, Inc.
           dated September 17, 1999.
  10.33*+  Sponsorship Agreement with American Veterinary Medical
           Foundation
           dated October 21, 1999.
  10.34*+  Exclusive Sponsorship Agreement with American Veterinary
           Medical Foundation dated October 21, 1999.
  10.35*+  Content Partnership/Distribution Agreement with Buena Vista
           Internet Group and Infoseek Corporation dated January 15,
           2000.
  10.36*   Series C Preferred Stock Purchase Agreement dated January
           18, 2000.
  21.1*    List of Subsidiaries.
  23.1     Consent of Independent Auditors
  23.2     Consent of Counsel (included in Exhibit 5.1)
  24.1*    Power of Attorney (see page II-5)
  27.1*    Financial Data Schedule


-------------------------

* Previously filed by the registrant with the Commission.



+ Material has been omitted pursuant to a request for confidential treatment.